                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      ALEXANDER & ALEXANDER SERVICES INC.
               (Name of Registrant as Specified In Its Charter)

                      ALEXANDER & ALEXANDER SERVICES INC.
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      Common Stock, par value $1.00 per share

  (2) Aggregate number of securities to which transaction applies:

      11,023,636 shares*

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      $17.50 (the cash consideration per share of Common Stock to be received in the Merger)

  (4) Proposed maximum aggregate value of transaction:

      $192,913,630*

    *Includes all outstanding shares as of the date of this filing that are not owned by Aon Corporation or a subsidiary thereof, and assumes the exercise of all stock options to purchase shares of Common Stock issued under the 1982 Stock Option Plan, the 1988 Long-Term Incentive Compensation Plan, the 1995 Long-Term Incentive Plan, the Performance Bonus Plan for Executive Officers, the Non-Employee Director Deferred Stock Ownership Plan and the 1995 Employee Discount Stock Purchase Plan and all shares issuable upon conversion of the Class A Common Stock, par value $.00001 per share, the Class C Common Stock, par value $1.00 per share, and the $3.625 Series A Convertible Preferred Stock, par value $1.00 per share, which are outstanding as of such date.

  (5) Total fee paid:

      $38,583 (all of which was previously paid)

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

      $193,610

  (2) Form, Schedule or Registration Statement No.:

      Schedule 14D-1 and Schedule 13D

  (3) Filing Party:

      Alexander & Alexander Services Inc.

  (4) Date Filed:

      December 16, 1996

Notes:

                      ALEXANDER & ALEXANDER SERVICES INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD FEBRUARY 20, 1997

To the Stockholders of ALEXANDER & ALEXANDER SERVICES INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), will be held at the offices of the Company, 1185 Avenue of the Americas, 21st Floor Boardroom, New York, New York 10036, on Thursday, February 20, 1997, at 10:00 a.m., Eastern time, for the following purposes:

    1. To consider and vote upon a proposal (the "Merger Proposal") to approve the merger of Subsidiary Corporation, Inc. ("Merger Sub"), a wholly-owned subsidiary of Aon Corporation ("Aon"), into the Company (the "Merger") in accordance with the Agreement and Plan of Merger, as amended (the "Merger Agreement"), attached as Annex I to the accompanying Proxy Statement, among the Company, Aon and Merger Sub, pursuant to which each outstanding share of Common Stock, par value $1.00 per share, together with the related preferred stock purchase right (the "Right"), of the Company (other than stock of the Company owned by the Company, Aon or any of their respective subsidiaries), will be converted into the right to receive $17.50 in cash.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on February 3, 1997, will be entitled to notice of, and to vote at, the Special Meeting.

  The Company's Board of Directors has unanimously approved the Merger and the Merger Agreement, has determined that the terms of the Merger are fair to and in the best interests of the Company's common stockholders and recommends that common stockholders vote "FOR" the Merger Proposal.

  Under Maryland law, stockholders of the Company are not entitled to appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

  Reed Stenhouse Companies Limited, a subsidiary of the Company ("RSC"), has elected to redeem each outstanding Class 1 Share of RSC (the "RSC Shares") for one share of Common Stock. The mandatory redemption will be effected on February 17, 1997, at which time the related shares of the Class A Common Stock of the Company (the "Class A Stock") will be repurchased by the Company for cash in the amount of $.00001 per share from the trustee which holds them.

  The Company has also elected to require the conversion of each outstanding share of Class C Common Stock of the Company (the "Class C Stock") into one share of Common Stock. The conversion will be effected on February 17, 1997, at which time the related Dividend Shares of Alexander & Alexander UK plc (the "Dividend Shares") will be mandatorily redeemed for cash in the amount of 2 pence per share.

                                          By Order of the Board of Directors

                                          Alice L. Russell Corporate Secretary

Dated: February 6, 1997

                      ALEXANDER & ALEXANDER SERVICES INC.
                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................    i
INTRODUCTION..............................................................    1
  Purpose of the Special Meeting..........................................    1
  Voting at the Special Meeting...........................................    1
  Proxies.................................................................    2
  Proxy Solicitation......................................................    3
  Other Matters to Be Considered..........................................    3
THE MERGER................................................................    3
  Background of the Merger................................................    3
  Recommendation of the Company's Board of Directors......................    5
  Opinion of Financial Advisor............................................    6
  Interests of Certain Persons............................................   19
  Certain Effects of the Consummation of the Offer on the Shares..........   12
  The Merger Agreement....................................................   12
  Financing of the Merger.................................................   15
  Aon's Reasons for the Merger; Plans for the Company After the Merger....   16
  Accounting Treatment of the Merger......................................   16
  Regulatory Matters......................................................   16
RIGHTS OF OBJECTING STOCKHOLDERS..........................................   16
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   17
SELECTED CONSOLIDATED FINANCIAL DATA......................................   18
SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION..........................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   21
PRICE RANGE OF SHARES.....................................................   48
BUSINESS OF THE COMPANY...................................................   49
CERTAIN SECURITY HOLDINGS.................................................   51
CERTAIN INFORMATION CONCERNING AON AND MERGER SUB.........................   52
INDEPENDENT ACCOUNTANTS...................................................   52
STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING.........................   52
OTHER MATTERS.............................................................   52
ADDITIONAL INFORMATION....................................................   53
INDEX TO FINANCIAL STATEMENTS.............................................  F-1
ANNEXES
I. Agreement and Plan of Merger, as amended January 7, 1997 (Composite
 Conformed)...............................................................  I-1
II. Opinion of Credit Suisse First Boston................................. II-1

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1185 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036
                                (212) 444-4500

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 20, 1997

                               ----------------

                                    SUMMARY

  This summary has been prepared to assist stockholders of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), in their review of the proposal (the "Merger Proposal"), described in detail in the attached Proxy Statement, to adopt and approve the merger of Subsidiary Corporation, Inc., a Maryland corporation ("Merger Sub") and a wholly-owned subsidiary of Aon Corporation, a Delaware corporation ("Aon"), into the Company (the "Merger"), in accordance with an Agreement and Plan of Merger, dated as of December 11, 1996, as amended (the "Merger Agreement"), by and among the Company, Aon and Merger Sub, as a result of which (i) the Company will be the surviving corporation and will become a wholly-owned subsidiary of Aon, and (ii) each outstanding share of Common Stock, par value $1.00 per share (the "Common Stock"), together with the related preferred stock purchase right of the Company (the "Rights," and, together with the shares of the Common Stock, the "Shares") (other than stock of the Company owned by the Company, Aon or any of their respective subsidiaries ("Canceled Shares")) will be converted into the right to receive $17.50 in cash.

  The Proxy Statement and the accompanying notice of special meeting and form of proxy are first being mailed on or about February 6, 1997 to stockholders entitled to notice of and to vote at the Special Meeting of Stockholders of the Company to be held on Thursday, February 20, 1997 (the "Special Meeting").

  This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in the Proxy Statement and the Annexes thereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross references in this summary are to captions in the Proxy Statement.

Purpose of Special Meeting.....  To vote upon the Merger Proposal. See
                                 "INTRODUCTION-- Purpose of the Special
                                 Meeting."

Date and Time of Special         Thursday, February 20, 1997 at 10:00 a.m.,
Meeting........................  Eastern time

Place of Meeting...............  Alexander & Alexander Services Inc.
                                 1185 Avenue of the Americas
                                 21st Floor Boardroom
                                 New York, New York 10036

Record Date....................  February 3, 1997

Number of Outstanding Shares
of Stock  Entitled to Vote.....
                                 43,378,647 shares of Common Stock (excluding shares issuable upon the exchange of Series B Preferred Stock (as defined below))
                                 59,307 shares of Class A Common Stock (the
                                 "Class A Common Stock")
                                 54,188 shares of Class C Common Stock (the
                                 "Class C Common Stock")
                                 4,846,232 shares of 8% Series B Cumulative
                                 Convertible Preferred Stock (the "Series B
                                 Preferred Stock"), entitled to vote with respect to 14,247,922 shares of Common Stock issuable upon the exchange of such shares of Series B Preferred Stock

                                 Reed Stenhouse Companies Limited, a
                                 subsidiary of the Company ("RSC"), has
                                 elected to redeem each outstanding Class 1
                                 Share of RSC (the "RSC Shares") for one share of Common Stock. The mandatory redemption will be effected on February 17, 1997, at which time the related shares of the Class A Stock will be repurchased by the Company for cash in the amount of $.00001 per share from the trustee which holds them.

                                 The Company has also elected to require the conversion of each outstanding share of Class C Stock into one share of Common Stock. The conversion will be effected on February 17, 1997, at which time the related Dividend Shares of Alexander & Alexander UK plc (the "Dividend Shares") will be mandatorily redeemed for cash in the amount of 2 pence per share. See "INTRODUCTION--Voting at the Special Meeting."

Approximate Number of Owners
of Record  of Shares of Stock..
                                 1,000 of the Common Stock
                                 One of the Class A Stock
                                 700 of the Class C Stock
                                 One of the Series B Preferred Stock

Merger Terms...................  In the Merger, the Company will become a wholly-owned subsidiary of Aon, and each outstanding Share (other than Canceled Shares) will be converted into the right to receive $17.50 per Share in cash (the "Merger Consideration"). See "THE MERGER."

Required Vote..................  The affirmative vote of the holders of a majority of the voting power of the
                                 outstanding shares of Common Stock, Class A
                                 Stock and Class C Stock (collectively, the
                                 "Common Capital Stock") and the Series B
                                 Preferred Stock, voting together as a single class, is required for approval of the Merger Proposal. See "INTRODUCTION--Voting at the Special Meeting."

                                 AT THE CLOSE OF BUSINESS ON THE RECORD DATE,
                                 AON BENEFICIALLY OWNED, DIRECTLY AND THROUGH
                                 MERGER SUB, 58,541,474 SHARES, OR APPROXI-
                                 MATELY 98%, OF THE AGGREGATE VOTING POWER OF
                                 THE OUTSTANDING COMMON CAPITAL STOCK AND SE-
                                 RIES B PREFERRED STOCK. ACCORDINGLY, AON HAS
                                 THE POWER TO APPROVE THE MERGER PROPOSAL
                                 WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER
                                 SHARES OF COMMON CAPITAL STOCK. AON AND
                                 MERGER SUB WILL VOTE ALL OF SUCH SHARES IN
                                 FAVOR OF THE MERGER PROPOSAL. APPROVAL OF THE MERGER PROPOSAL IS THEREFORE ENSURED. SEE "CERTAIN SECURITY HOLDINGS."

Recommendation of the
Company's Board  of Directors..
                                 The Company's Board of Directors has
                                 unanimously approved the Merger and the
                                 Merger Agreement, has determined that the Merger is fair to and in the best interests of the Company's common stockholders and recommends that common stockholders vote "FOR" the Merger Proposal. See "THE MERGER-- Recommendation of the Company's Board of Directors."

Opinion of Financial Advisor...  Credit Suisse First Boston Corporation, the
                                 Company's financial advisor ("Credit Suisse
                                 First Boston") (formerly named CS First
                                 Boston), has determined that the
                                 consideration to be received by common
                                 stockholders of the Company in the Merger is fair to such stockholders from a financial point of view. See "THE MERGER--Opinion of Financial Advisor."

Rights of Objecting              Stockholders of the Company are not entitled
Stockholders...................  to appraisal rights under Maryland law in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. See "RIGHTS OF OBJECTING
                                 STOCKHOLDERS" in the Proxy Statement.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMON STOCK- HOLDERS VOTE "FOR" THE MERGER PROPOSAL.

  Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

  This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about February 6, 1997.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

  NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR AON SINCE THE DATE HEREOF.

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1185 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036
                                (212) 444-4500
                                   --------
                                PROXY STATEMENT
                                   --------
                                 INTRODUCTION

  This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting.

  This Proxy Statement and accompanying Notice of Special Meeting of Stockholders and form of proxy are being mailed on or about February 6, 1997 to stockholders entitled to notice of, and to vote at, the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, the stockholders of the Company are being asked to consider and vote upon the approval of the Merger. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), (i) Merger Sub will be merged with and into the Company, (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of Merger Sub will cease, (iv) the Company will become a wholly-owned subsidiary of Aon, and (v) each outstanding share of Common Stock, together with the related Right (other than Canceled Shares), will be converted into the right to receive $17.50 in cash (the "Merger Consideration"), and holders of Shares immediately prior to the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

VOTING AT THE SPECIAL MEETING

  The Board of Directors of the Company has fixed the close of business on February 3, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of the Common Stock, Class A Stock, Class C Stock and the Series B Preferred Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 43,378,647 shares of Common Stock outstanding and entitled to vote, held by approximately 1,000 stockholders of record, 59,307 shares of Class A Stock outstanding and entitled to vote, held by one stockholder of record, 54,188 shares of Class C Stock outstanding and entitled to vote, held by approximately 700 stockholders of record, and 4,846,232 shares of Series B Preferred Stock outstanding and entitled to vote (with respect to 14,247,922 shares of Common Stock issuable upon the exchange of such shares of Series B Preferred Stock), held by one stockholder of record.

  RSC has elected to redeem each outstanding RSC Share for one share of Common Stock. The mandatory redemption will be effected on February 17, 1997, at which time the related shares of the Class A Stock will be repurchased by the Company for cash in the amount of $.00001 per share from the trustee which holds them.

  The Company has also elected to require the conversion of each outstanding share of Class C Stock into one share of Common Stock. The conversion will be effected on February 17, 1997, at which time the related Dividend Shares will be mandatorily redeemed for cash in the amount of 2 pence per share.

  Holders of shares of Common Capital Stock and Series B Preferred Stock on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, at the Special Meeting. Although all shares of Class A Stock and Class C Stock will have been repurchased or redeemed by the Company prior to the date of the Special Meeting, the holders of record of such shares as of the Record Date are nevertheless entitled to vote with respect to the Merger Proposal. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Capital Stock and Series B Preferred Stock as of the date of the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  If a stockholder is the beneficial owner of the Class A Stock as of the Record Date, a direction and proxy will be delivered to Montreal Trust Company, as trustee, in connection with the shares beneficially owned by said stockholder and held by the trustee. The trustee will be entitled to vote the shares of Class A Stock (which, as noted above, will be repurchased by the Company on February 17, 1997 in connection with the conversion of the related RSC Shares into shares of Common Stock) in accordance with the directions received from the beneficial owners.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Common Capital Stock and Series B Preferred Stock, voting together as a single class, is required by the Maryland General Corporation Law (the "Maryland GCL") and the Charter of the Company for approval of the Merger Proposal. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, AON BENEFICIALLY OWNED, DIRECTLY AND THROUGH MERGER SUB, 58,541,474 SHARES, OR APPROXIMATELY 98%, OF THE AGGREGATE VOTING POWER OF THE OUTSTANDING COMMON CAPITAL STOCK AND SERIES B PREFERRED STOCK. ACCORDINGLY, AON HAS THE POWER TO APPROVE THE MERGER PROPOSAL WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHARES OF COMMON CAPITAL STOCK. AON AND MERGER SUB WILL VOTE ALL OF SUCH SHARES IN FAVOR OF THE MERGER PROPOSAL. APPROVAL OF THE MERGER PROPOSAL IS THEREFORE ENSURED. SEE "CERTAIN SECURITY HOLDINGS."

  On December 10, 1996, the Company's Board of Directors elected to exempt Aon from Sections 3-601 et seq. (relating to certain business combinations) of the Maryland GCL in connection with the Offer (as hereinafter defined), the Merger Agreement, the Merger and the Stock Purchase and Sale Agreement (as hereinafter defined).

  As of January 17, 1997, the Company's directors and executive officers beneficially owned an aggregate of 187,461 Shares (not including 116,200 Shares subject to currently exercisable options), constituting less than 1% of the Shares issued and outstanding on such date. The Company believes that all of the Company's directors and executive officers intend to vote all such Shares held by them in favor of the Merger Proposal at the Special Meeting.

  An abstention or broker non-vote will have the effect of a vote "AGAINST" the Merger Proposal.

PROXIES

  Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained herein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Proposal.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy, (b) by duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Alice L. Russell, Corporate Secretary, Alexander & Alexander Services Inc., 10461 Mill Run Circle, Owings Mills, Maryland 21117.

PROXY SOLICITATION

  All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made.

  In connection with this solicitation, brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses.

  All information in this Proxy Statement concerning Aon and Merger Sub has been supplied by Aon. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

  It is not anticipated that any matter other than approval of the Merger Proposal will be brought before the Special Meeting. If any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.

                                  THE MERGER

BACKGROUND OF THE MERGER

  During 1994, 1995 and 1996, the Chief Executive Officers of the Company and of Aon discussed from time to time the possibility of a business combination involving Aon and the Company. Throughout the period, each Board of Directors was kept informed of the discussions. During the past two years the Company communicated with five other insurance brokerage companies concerning various forms of possible business combinations. The most recent of these communications took place approximately eleven weeks ago. Three of the five companies signed confidentiality agreements with the Company; however, none of the five companies engaged in a detailed due diligence investigation of the Company or agreed to mutual due diligence, and none of the five companies provided an indication of interest in merging with, being acquired by or acquiring the Company. Approximately twelve months ago a special committee of the Board of Directors of the Company, made up of six outside directors, was formed and since then has met from time to time to consider possible business combinations. Credit Suisse First Boston worked with the Company throughout this two year period concerning possible business combinations and was formally retained by the Company on December 6, 1996.

  The discussions between the Company and Aon began during the Spring of 1994, at which time the Company was also engaged in discussions with American International Group, Inc. ("AIG") regarding the significant investment that AIG ultimately made in the Series B Preferred Stock of the Company. At that time, the Board of Directors of the Company concluded that the investment by AIG and the recruiting of a new chief executive officer were in the best interests of the Company's stockholders and should be pursued.

  Further discussion of a business combination between Aon and the Company resumed in the Spring of 1995. At that time, a confidentiality agreement between the two companies was executed and confidential information was shared. The conversations in the Spring of 1995 principally concerned a possible stock-for-stock transaction. Representatives of the Company and Aon met from time to time in connection therewith to explore such a transaction as well as to discuss the financial and other prospects of the Company and of Aon. In addition, because of the right of AIG to require a repurchase of the Series B Preferred Stock in connection with a change-in-control of the Company at a substantial premium to its liquidation value, Mr. Patrick G. Ryan, Chairman, President and Chief Executive Officer of Aon, discussed the possibility of such a transaction with Mr. Maurice R. Greenberg, Chairman of the Board, Chief Executive Officer and President of AIG. (Subsequent to the Spring of 1995, Messrs. Ryan and Greenberg had conversations from time to time.) The discussions concerning the possible transaction terminated in May of 1995 when the Company and Aon concluded that the two companies were not likely to agree on financial terms.

  From January to May of 1996 and again in July and August of 1996, Mr. Ryan and Mr. Frank G. Zarb, former Chairman, President and Chief Executive Officer of the Company, discussed a possible business combination, including the possibility of an all-stock merger or an all or partial-cash acquisition by Aon of the outstanding equity securities of the Company. During the Summer of 1996, the confidentiality agreement between the two companies was reconfirmed and confidential information was furnished to Aon by the Company. Each time the conversations were terminated when the parties concluded that the two companies were not likely to agree on financial terms.

  In the Fall of 1996, Mr. Ryan and Mr. Zarb continued to discuss from time to time the possibility of a business combination. On November 24, 1996, Messrs. Zarb and Ryan met in New York City and discussed the possible business combination. Mr. Ryan indicated to Mr. Zarb that Aon would prefer to pursue an all-cash transaction assuming that a satisfactory arrangement could be made with AIG and that a reasonably acceptable valuation of the Company could be agreed upon between Aon and the Company. Thereafter, Messrs. Ryan, Greenberg and, for the initial period of the meeting, Mr. Zarb met to discuss a possible transaction. Messrs. Zarb and Ryan, and Messrs. Ryan and Greenberg, engaged in repeated conversations during the period of November 27 through December 10, 1996 (the day preceding the date of execution of the Merger Agreement) relating to the possible transaction.

  On November 29, 1996, certain representatives of the Company and its legal advisors met with certain representatives of Aon and its legal advisors to exchange certain information, to discuss the process by which discussions between the Company and Aon might proceed and to reexecute a confidentiality agreement between the Company and Aon. The Company continued to make financial and other information available to representatives of Aon and its advisors.

  On December 4, 1996, representatives of Aon furnished representatives of the Company with a draft of the Merger Agreement.

  On December 4, 1996, Mr. Zarb met with the special committee of the Board of Directors of the Company to discuss the progress of discussions between the Company and Aon and to request a determination from the special committee of the Board as to whether the Company should continue discussions with Aon and whether a special meeting of the Board should be held to consider the possible transaction. The special committee of the Board recommended that discussions with Aon be continued and that the Board consider the possible transaction.

  Representatives of the two companies and their legal advisors met on December 5, 1996 in New York City to discuss the draft of the Merger Agreement.

  On December 6, 1996, a special meeting of the Board of Directors of the Company was held to consider the possible transaction. The Board carefully considered the possible transaction together with the advice of its legal and financial advisors. As a result of such review, the Board unanimously determined that it would be in the best interests of the Company and its common stockholders for discussions to continue with Aon and authorized and instructed Mr. Zarb to continue discussions with Aon.

  Representatives of Aon and the Company and their legal advisors met again on December 7, 1996 to discuss a revised draft of the Merger Agreement. The terms of the Merger Agreement were finalized in telephone conversations on December 9 and 10, 1996 between the representatives and advisors.

  During the period of November 27 through December 10, 1996, Mr. Ryan held several conversations with Mr. Greenberg regarding a possible purchase by Aon of the shares of Series B Preferred Stock held by AIG and its subsidiaries. Although a business combination involving Aon and the Company would, according to the terms of the Series B Preferred Stock, entitle AIG and its subsidiaries to require the purchase of the Series B Preferred Stock for approximately $350 million in cash, Mr. Ryan indicated during these conversations that Aon would not pursue the business combination if the repurchase for that amount were required. Ultimately Messrs. Ryan and Greenberg reached an understanding regarding the purchase by Aon of the Series B Preferred Stock from AIG and its subsidiaries for cash in the amount of $317.5 million, subject to the terms and conditions reflected in the Stock Purchase and Sale Agreement. A draft of that agreement was provided by AIG's representatives to Aon's representatives on December 10, following which its terms were finalized.

  At two meetings of the Board of Directors of the Company held in the morning and the evening of December 10, 1996, the Board met with management of the Company, the Company's financial advisor, Credit Suisse First Boston, and the Company's legal advisors to review the business, financial condition and prospects of the Company, the terms and conditions of the Offer and various matters related thereto, including reports by the Company's financial advisor on the financial condition and performance, strategic alternatives and potential value of the Company. Based on the proposed terms of the draft Merger Agreement presented to the Board on December 10, 1996, at the second December 10 meeting and after receiving advice from management, Credit

Suisse First Boston and its legal advisors, the Board of Directors of the Company unanimously determined that the Offer and Merger Agreement are fair to, and in the best interests of, the common stockholders of the Company.

  During the morning of December 11, 1996, the Company and Aon executed the Merger Agreement, and AIG and Aon executed the Stock Purchase and Sale Agreement (the "Stock Purchase and Sale Agreement"). A joint press release by the Company and Aon announcing the execution of such Agreements was then issued.

  Pursuant to the terms of the Merger Agreement, on December 16, 1996, Merger Sub commenced a tender offer to purchase all outstanding Shares at $17.50 per Share (the "Offer").

  On January 7, 1997, the Merger Agreement was amended in certain technical respects.

  The Offer expired at 12:00 midnight (New York City time) on Tuesday, January 14, 1997, at which time 44,293,552 shares, or approximately 97%, of the outstanding Shares had been validly tendered and were accepted for payment.

  On January 17, 1997, Aon purchased all of the Series B Preferred Stock from certain subsidiaries of AIG pursuant to the Stock Purchase and Sale Agreement.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  A special committee of the Board of Directors of the Company met on December 4, 1996 to consider the possible transaction with Aon. The Board met on December 6, 1996 to receive a report on the possible transaction with Aon from management of the Company, the Company's financial advisor, Credit Suisse First Boston, and legal advisors. At two meetings of the Board held in the morning and the evening of December 10, 1996, the Board met with its financial advisors and legal advisors to review the business, financial condition and prospects of the Company, the terms and conditions of the Offer and various matters related thereto, including reports by Credit Suisse First Boston on the financial condition and performance, strategic alternatives and potential value of the Company. Based on the proposed terms of the draft Merger Agreement presented to the Board on December 10, 1996, at the second December 10, 1996 meeting and after receiving advice from management of the Company, Credit Suisse First Boston and its legal advisors, the Board unanimously determined that the Offer and Merger Agreement are fair to, and in the best interest of, the common stockholders of the Company. The Board then recommended that common stockholders accept the Offer and tender their shares. The form of letter to stockholders communicating the Board's recommendation and the press release announcing such recommendation were exhibits to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on December 16, 1996 (the "Schedule 14D-9") and are available as described in "BUSINESS OF THE COMPANY." The Board now recommends that common stockholders vote "FOR" the Merger Proposal.

  In reaching its determination and recommendations described in the preceding paragraph, the Board considered a number of factors including the following:

  (i) the terms and conditions of the Offer and the Merger Agreement and the course of negotiations thereof;

  (ii) the directors' knowledge of the Company's business, financial condition, and results of operations, current business strategy, strategic alternatives and future prospects, the nature of the markets in which the Company operates, including pricing pressures and the trend toward consolidation in such markets, and the Company's position in such markets;

  (iii) the Board's belief, based on the lack of any indications of interest from the five other companies with which the Company had discussions during the past two years concerning possible business combinations, together with its view that an acquisition of the Company would be particularly attractive to Aon, that a proposal that could provide greater value to the Company's common stockholders than the Offer would not be forthcoming;

  (iv) the presentations of the Company's financial advisor, Credit Suisse First Boston, at the Board meetings held on December 6 and December 10, 1996 and Credit Suisse First Boston's written opinion (the "Credit Suisse First Boston Opinion") orally presented to the Board on December 10, 1996 and confirmed in writing December 11, 1996 that, based upon and subject to the information contained therein, as of the date of the opinion, the consideration to be received by the common stockholders of the Company (other than Aon and Sub) in the Offer and the Merger is fair to such stockholders from a financial point of view;

  (v) that the Merger Agreement permitted the Company to terminate the Merger Agreement (subject to the payment of a breakup fee) if, prior to Sub's purchase of Shares in the Offer, the Board reasonably determined that a proposal or offer by a third party to acquire a substantial equity interest in, or a substantial portion of the assets of, the Company and its subsidiaries on terms which a majority of the members of the Board of Directors of the Company, having received the advice of an independent financial advisor, determined in their good faith reasonable judgment to be more favorable to the Company's common stockholders than the transactions contemplated by the Merger Agreement;

  (vi) the downward trend in the price of the Company's Common Stock;

  (vii) the premium over the price at which the Company's Common Stock was trading represented by the Offer price at the time of the Board's determination; and

  (viii) the Board's determination that, pursuant to the Merger Agreement, there was a substantial likelihood that the transaction will be completed.

  The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented and considered by it.

OPINION OF FINANCIAL ADVISOR

  As described under "THE MERGER--Background of the Merger; Recommendation of the Company's Board of Directors" above, the Company engaged Credit Suisse First Boston to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters including the possible merger of the Company with Aon. In connection with the engagement, the Company requested that Credit Suisse First Boston evaluate the fairness to the holders of the Company's Common Stock, from a financial point of view, of the consideration to be received by such holders in connection with the Merger. On December 10, 1996, Credit Suisse First Boston delivered to the Board of Directors its oral opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Company's common stockholders is fair from a financial point of view. The Credit Suisse First Boston Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Proposal at the Special Meeting.

  On December 11, 1996, Credit Suisse First Boston delivered a written opinion to the Board of Directors confirming the oral opinion rendered on December 10, 1996. A copy of the Credit Suisse First Boston Opinion, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is attached to this Proxy Statement as Annex II and should be read by stockholders carefully in its entirety.

  In connection with its opinion, Credit Suisse First Boston reviewed, among other things, the Agreement and Plan of Merger dated as of December 11, 1996; the Annual Reports on Form 10-K of the Company for the three years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses for the Company prepared by its management. Credit Suisse First Boston also had discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Credit Suisse First Boston reviewed the reported price and trading activity for the

Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies engaged in businesses similar to the Company's and the securities of which are publicly traded; reviewed the financial terms of certain recent business combination transactions and performed such other studies and analyses as Credit Suisse First Boston considered appropriate. Credit Suisse First Boston relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Credit Suisse First Boston assumed that the financial analyses for the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company. In addition, Credit Suisse First Boston made no independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and Credit Suisse First Boston was not furnished with any such evaluation or appraisal.

  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Credit Suisse First Boston considered each of the analyses described below, among other things, and did not assign any particular weight to the results of any particular analysis. The analyses were prepared for the purpose of enabling Credit Suisse First Boston to evaluate whether the consideration to be received by the Company's common stockholders is fair to such common stockholders from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities of the Company actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are subject to inherent uncertainty.

  The following is a summary of the material financial analyses performed by Credit Suisse First Boston in arriving at its oral opinion delivered December 10, 1996 and its written opinion dated December 11, 1996, but does not purport to be a complete description of the analyses performed by Credit Suisse First Boston for such purposes.

  Analysis of the Aon Proposal. Credit Suisse First Boston reviewed the Aon proposal and the aggregate value that it represented in comparison to certain other information. In particular, Credit Suisse First Boston noted that the Aon proposal of $17.50 in cash per share of the Company's Common Stock represented a 25.0% premium to the Company's last reported sale price of $14.00 per share on the New York Stock Exchange Composite Transactions Tape as of December 9, 1996. Credit Suisse First Boston further compared the multiples of latest twelve months ("LTM") earnings per share and projected earnings per share ("EPS") that the Company's December 9, 1996 closing stock price and the Aon proposal represented. The $17.50 per share Aon proposal represented a multiple of 19.7x the Company's LTM EPS, 22.4x management's projections of 1996 EPS and 22.2x management's projections of 1997 EPS. In comparison, the Company's December 9, 1996 closing stock price represented a multiple of 15.7x the Company's LTM EPS, 17.9x projected 1996 EPS and 17.7x projected 1997 EPS. Credit Suisse First Boston calculated the "Enterprise Value" (defined as aggregate equity value plus debt and preferred stock, net of operating cash, cash equivalents and investments) for the Company based on the December 9, 1996 closing stock price and the Aon proposal, assuming in each case the Series B Preferred Stock was valued at liquidation value, and calculated the Enterprise Value multiple of LTM revenues and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") excluding non-recurring items. The Aon proposal, assuming the Series B Preferred Stock was valued at liquidation value, represented 0.8x the Company's LTM revenues and 5.6x the Company's LTM EBITDA. In comparison, based on the Company's December 9, 1996 closing stock price, the Company's Enterprise Value represented 0.7x LTM revenues and 5.1x EBITDA.

  Comparable Public Company Analysis. Credit Suisse First Boston reviewed and compared certain actual and estimated financial, operating and stock market information for the Company with similar information for the following publicly traded insurance brokerage companies: Acordia, Inc.; Aon Corporation; Arthur J. Gallagher & Co.; E.W. Blanch Holdings, Inc.; Hilb, Rogal and Hamilton Company; Marsh & McLennan Companies, Inc. and Poe & Brown, Inc. (the "Comparable Companies"). The Comparable Companies were selected because they are publicly traded companies that derive a significant portion of their revenues from insurance brokerage and risk management services. Credit Suisse First Boston reviewed the Comparable Companies in terms of various historical financial measures and in terms of various multiples that certain of this information represents in comparison to certain other information. In particular, such analysis indicated that, as of December 9, 1996, the market price of shares of common stock of such companies as a multiple of latest twelve month ("LTM") earnings, equity research analysts' consensus 1996 estimated earnings (as reported by First Call Corporation) and equity research analysts' consensus 1997 estimated earnings, ranged from 11.2x to 18.6x, 11.2x to 17.7x and 10.2x to 16.1x, respectively, for the Comparable Companies versus multiples of historical actual and management's projections of future earnings of 15.7x, 17.9x and 17.7x, respectively, for the Company based on the December 9, 1996 closing stock price and 19.7x, 22.4x and 22.2x, respectively, for the Company based on the Aon proposal. Based on the Comparable Companies data, Credit Suisse First Boston selected a relevant multiple range of 12.0x to 16.0x LTM EPS, 11.0x to 15.0x 1996 estimated EPS and 11.0x to 14.0x 1997 estimated EPS, and applied these multiples to the Company's LTM and forecasted EPS to estimate an unaffected stock price range for the Company in order to calculate the implied premium of the Aon proposal above the Company's unaffected stock price. Based on the LTM and forecasted EPS data for the Company and the relevant multiple ranges of such data, Credit Suisse First Boston calculated an unaffected stock price range of $10.00 to $12.50 per common share. The Aon proposal represented a 40% to 75% premium above the unaffected stock price range.

  Historical Trading and Valuation Comparisons. Credit Suisse First Boston examined the history during 1995 and 1996 of the trading prices for the Company's Common Stock, and the relationship between the trading price of the Company's Common Stock and equity research analyst's consensus estimates of the Company's EPS for the next fiscal year, as reported to the Institutional Brokers Estimate Service ("IBES"). Credit Suisse First Boston calculated the multiple of the trading price of the Company's Common Stock to the IBES consensus EPS estimate for the following fiscal year, and arrived at a range of 10.7x to 15.3x, with mean and median values of 12.7x and 12.7x, respectively. Credit Suisse First Boston noted that the multiple implied by the Aon proposal of the next fiscal year's (1997) EPS was 22.2x.

  Comparable Acquisitions Analysis. Credit Suisse First Boston analyzed recent acquisitions of businesses similar to the Company (the "Comparable Acquisitions"), and calculated the price, aggregate transaction value (Enterprise Value) and implied multiples of selected financial data for such acquisitions. The Comparable Acquisitions were selected by Credit Suisse First Boston because they involved acquisitions of companies that derive a significant portion of their revenues from insurance brokerage and risk management services. In its analysis, Credit Suisse First Boston gave particular emphasis to recent transactions. The Comparable Acquisitions used in the analysis included: Aon Corporation's acquisition of Bain Hogg Group plc; Liverpool Victoria Friendly Society's acquisition of the Frizzell Group Ltd. (subsidiary of the Marsh & McLennan Companies, Inc.); Alexander & Alexander Services Inc.'s acquisition of JIB Group plc's U.S. Retail Insurance Broking Operations; AJK Acquisition Company's acquisition of H.W. Kaufman Financial Group, Inc.; Old Lyme Holding Corp.'s acquisition of Kaye International L.P.; Acordia, Inc.'s acquisition of Bain Hogg Robinson, Inc.; Inchcape plc's acquisition of Bain Hogg Group plc; Acordia, Inc.'s acquisition of American Business Insurance, Inc.; Marsh & McLennan Companies, Inc.'s acquisition of the Frizzell Group Ltd.; Poe & Associates' acquisition of Brown & Brown Inc.; Aon Corporation's acquisition of Frank B. Hall & Company; Marsh & McLennan Companies, Inc.'s acquisition of Faugere et Jutheau S.A.; and Willis Faber plc's acquisition of Corroon & Black Corporation. From the Comparable Acquisitions, Credit Suisse First Boston derived a relevant multiple range of 13.0x to 18.0x LTM net income, 0.8x to 1.0x LTM revenues, 5.2x to 7.4x LTM EBITDA and 6.8x to 9.0x LTM earnings before interest and taxes ("EBIT"). Applying these multiples to the Company's financial data resulted in a range of values for the Company's equity (common and preferred) of $1.0 to $1.2 billion, and after adjusting for preferred stock and proceeds from the exercise of stock options, $12.11 to $16.29 per common share.

  Discounted Cash Flow Analysis. Credit Suisse First Boston projected the Company's financial results for a ten-year period, and discounted to present value the free cash flow before financing costs generated in each year and the terminal value in the final projection year employing discount rates of 12%, 13% and 14%. Terminal values were estimated by Credit Suisse First Boston based on multiples of final year's net income of 13.0x, 15.5x and 18.0x. The Company's future performance was analyzed using two sets of assumptions. In the Improved

Margins Case, the Company's future operating margins were assumed to be 8.6% in 1997, rising to 10.7% in 2005. In the Flat Margins Case, future operating margins were assumed to be 8.6% for all of the periods analyzed. In each case, revenue growth was assumed to be 2.4% in 1997, rising to 3.8% in 2005. Fully diluted EPS were projected to be $0.79 in 1997, rising in 2005 to $1.71 in the Improved Margins Case and $1.32 in the Flat Margins Case. Credit Suisse First Boston calculated a range of discounted cash flow values per share of Common Stock on a fully-diluted basis of from $12.48 to $19.38 using the Improved Margins Case and $9.76 to $15.27 using the Flat Margins Case.

  Other Analyses. Credit Suisse First Boston reviewed and analyzed selected investment research reports on the Company and the insurance brokerage industry and analyzed certain publicly available information regarding the foregoing.

  Credit Suisse First Boston has advised the Company that, in the ordinary course of business, it may actively trade the securities of the Company and Aon for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Credit Suisse First Boston was selected by the Company as its financial advisor based on its reputation, experience and expertise. Credit Suisse First Boston is an internationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Credit Suisse First Boston is familiar with the Company, having provided advisory and other investment banking services to the Company over a period of years, including acting as lead placement agent in the offering of the Company's Series A Preferred Stock in March 1993, financial advisor in connection with AIG's investment in the Company's Series B Preferred Stock in June 1994, sole placement agent for 1,120,900 shares of the Company's Common Stock for certain selling stockholders in April 1995, and other advisory assignments. Mr. Frank
G. Zarb, former Chairman of the Board, President and Chief Executive Officer of the Company, is a director of Credit Suisse First Boston.

  The Company has retained Credit Suisse First Boston as its financial advisor with respect to Aon's interest in acquiring the Company and other matters arising in connection therewith. Pursuant to a letter agreement dated December 6, 1996 between the Company and Credit Suisse First Boston (the "Engagement Letter"), the Company has agreed to pay Credit Suisse First Boston a total fee of $5,750,000. The Company has also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of Credit Suisse First Boston legal counsel, if any, and any other advisor retained by Credit Suisse First Boston.

  Pursuant to a letter agreement dated December 6, 1996 between the Company and Credit Suisse First Boston, the Company has indemnified Credit Suisse First Boston against certain expenses and liabilities if incurred in connection with its engagement.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Board with respect to the Merger Agreement, the stockholders of the Company should be aware that the persons who are, or since January 1, 1996 have been, executive officers of the Company have interests in the Merger and the Offer in addition to their interests as shareholders of the Company.

  Long-Term Incentive Plans. Frank G. Zarb, Lawrence E. Burk, Elliot S. Cooperstone, Kenneth J. Davis, James S. Horrick, Ronald A. Iles, R. Alan Kershaw, Edward F. Kosnik, Dennis L. Mahoney, Stephen H. Meyers, Dan R. Osterhout, Mark J. Schneiderman, Donald L. Seeley, Albert A. Skwiertz, Jr., Richard P. Sneeder, Jr. and Alan E. Williams each held outstanding stock options and limited stock appreciation rights granted under any or all of the 1995 Long Term Incentive Plan (the "1995 LTIP"), the 1988 Long Term Incentive Compensation Plan (the "1988 LTIP") or the 1982 Key Employee Stock Option Plan that became fully exercisable upon the commencement of the Offer. Pursuant to the terms of the Merger Agreement, Messrs. Zarb, Iles, Mahoney, Williams, Davis, Osterhout, Horrick and Schneiderman entered into an agreement with the Company prior to the consummation of the Offer to exercise such outstanding options and to receive, with respect to each share of

Common Stock subject to such options, a cash payment from the Company equal to the difference between the Merger Consideration and the exercise price of such share. Similarly, restrictions on bonus equity awards and restricted stock granted to each of Messrs. Zarb, Burk, Cooperstone, Davis, Horrick, Iles, Kershaw, Kosnik, Mahoney, Meyers, Osterhout, Schneiderman, Seeley, Skwiertz, Sneeder and Williams under either or both of the 1995 LTIP and the 1988 LTIP lapsed upon the commencement of the Offer.

  Supplemental Retirement and Deferred Compensation Plans. Upon the consummation of the Offer, each of Messrs. Zarb, Burk, Cooperstone, Kershaw, Kosnik, Meyers, Schneiderman, Seeley, Skwiertz and Sneeder became a participant in the Supplemental Executive Retirement Plan for Senior Management (the "SERP"), if such executive was not already a participant thereunder, and became entitled to a supplemental retirement benefit that is not less than the benefit such executive would have received upon retirement at age 55. Upon the consummation of the Offer, the Company was required to contribute assets to a grantor trust to facilitate the payment of benefits under the SERP. The Company's right to amend the SERP is restricted following the consummation of the Offer.

  Under the Company's Deferred Compensation Plan, if the employment of either Messrs. Burk or Osterhout is terminated within two years after the commencement of the Offer, either by the Company for a reason other than the executive's acts of dishonesty or fraud or his conviction of a felony, or by the executive for good reason, the executive's plan account will be credited with earnings based on the same rate of interest that would have applied if the executive had retired, and the executive is entitled to receive a lump sum payment of such account balance within ten business days of his termination of employment. For purposes of the Deferred Compensation Plan, "good reason" includes a reduction in the executive's salary, responsibilities or benefits, a relocation of the executive or any other event having a material adverse effect on the executive. The Company's right to amend the Deferred Compensation Plan is restricted during the three-year period following the commencement of the Offer.

  Termination Protection Agreement. A termination protection agreement between the Company and each of Messrs. Zarb, Kosnik and Osterhout provides that in the event that (i) such executive's employment is terminated under certain circumstances within three years following the consummation of the Offer and
(ii) benefits are not paid under the terms of the Company's Senior Executive Severance Plan or any other employee benefit or compensation plan, program or arrangement in which the executive participates, the Company will pay the executive such benefits as would have been paid under the termination provisions of any applicable plan, program or arrangement. An executive will be entitled to payment of such benefits under his agreement if the executive's employment is terminated either by the Company for a reason other than the executive's conviction of a felony or by the executive for good reason (as defined in the Senior Executive Severance Plan). If any amount payable to an executive is subject to excise tax as an excess parachute payment, the executive is entitled to an additional payment from the Company in an amount necessary to provide him with the amount he would have received had such tax not been imposed. The employment of Messrs. Zarb and Kosnik was terminated without cause by the Company effective as of the close of business on January 17, 1997 under circumstances that would entitle each such executive to the benefits described herein.

  Employment Continuation Agreement. The Company has entered into an employment continuation agreement with each of Messrs. Cooperstone, Iles, Kosnik, Mahoney, Burk, Kershaw, Meyers, Schneiderman, Seeley, Skwiertz, Sneeder and Williams that became effective upon the commencement of the Offer. If any such executive's employment is terminated under certain circumstances within three years following the commencement of the Offer, such executive will be entitled under such agreement to a severance benefit equal to three times the executive's annual compensation (two times the executive's compensation in the case of Messrs. Burk, Kershaw, Meyers, Schneiderman, Seeley, Skwiertz, Sneeder and Williams), continued coverage under certain employee benefit plans for a period of up to three years and a cash payment in respect of the value of certain foregone retirement benefits. The benefits provided under each of these agreements are in lieu of, and not in addition to, other severance benefits. An executive will be entitled to payment of severance benefits under the employment continuation agreement if his employment is terminated either by the Company for a reason other than the executive's conviction of a felony, an act of dishonesty or gross misconduct by the executive or repeated violations of the executive's obligations under the agreement or by the executive for good reason. For purposes of the agreement, "good reason" is defined as any reduction in the executive's then annual compensation and benefits, a relocation of the executive by more than 35 miles and, in the case of Mr. Cooperstone, the cessation of Mr. Zarb's service as the Company's Chief Executive Officer or Chairman of the Company's Board of Directors at any time prior to June 16, 1997 for reasons other than death. Payments by the Company under an agreement are reduced if necessary to avoid excise taxes on such payments as excess parachute payments. Under the agreement, the Company also is required to indemnify the executive to the maximum extent permitted by law for any claim, loss or cause of action arising out of the executive's services for the Company or a subsidiary. Mr. Kosnik's employment was terminated without cause by the Company effective as of the close of business on January 17, 1997 under circumstances that entitle him to the benefits described herein.

 Other Employment Agreements.

  Frank G. Zarb. Under the employment agreement dated as of June 16, 1994 between the Company and Mr. Zarb, if Mr. Zarb's employment is terminated under certain circumstances at any time after the commencement of the Offer and prior to the last day of the month in which he attains age 65, Mr. Zarb will be entitled to receive a lump cash payment of $12,000,000. Mr. Zarb will be entitled to such payment if his employment is terminated either by the Company for reasons other than repeated acts of gross negligence, failure to fulfill material employment obligations, willful and serious acts of misconduct or commission of a felony, or by Mr. Zarb for good reason. "Good reason" includes the diminution of Mr. Zarb's duties or title, a reduction in compensation, relocation outside of New York City or a material breach of the agreement by the Company. If any amount payable to Mr. Zarb is subject to excise tax as an excess parachute payment, he is entitled to an additional payment from the Company in an amount necessary to provide Mr. Zarb with the amount he would have received had such tax not been imposed. Mr. Zarb's employment was terminated without cause by the Company effective as of the close of business on January 17, 1997 under circumstances that entitle him to benefits described herein.

  Lawrence E. Burk. Under the employment agreement dated as of October 25, 1993, and amended as of May 22, 1996, between the Company and Mr. Burk, if Mr. Burk's employment is terminated under circumstances that entitle him to benefits under his employment continuation agreement, described above, Mr. Burk may elect to receive, in lieu of such benefits, continued salary payments, coverage under the Company's employee benefit plans and credited service under the SERP for a period of 36 months. These optional benefits would be computed and administered in accordance with the Company's Senior Executive Severance Plan.

  Elliot S. Cooperstone. Under the employment agreement dated as of February 13, 1996, and amended as of February 16, 1996, between the Company and Mr. Cooperstone, if Mr. Cooperstone's employment is terminated prior to his attaining age 55 under circumstances that entitle him to benefits under his employment continuation agreement, described above, Mr. Cooperstone will be immediately vested in his benefit under the SERP, described above, and his SERP benefit will be calculated as if Mr. Cooperstone had remained employed by the Company for an additional five years. In addition, if Mr. Cooperstone dies while receiving benefits under his employment continuation agreement and prior to attaining age 55, his spouse will receive a monthly preretirement survivor benefit, calculated under the terms of the SERP, payable until the month following the date Mr. Cooperstone would have attained age 55. The amount of such survivor benefit would be determined as if Mr. Cooperstone had terminated employment five years after his date of death and lived to age 55. As of the consummation of the Offer, the Company was required to contribute assets to a grantor trust to facilitate the payment of the supplemental retirement benefits under Mr. Cooperstone's agreement.

  James S. Horrick. Under the employment agreement dated as of August 29, 1990 between Reed Stenhouse Limited and RSC, Canadian subsidiaries of the Company, and Mr. Horrick, if Mr. Horrick's employment is terminated either by his employer at any time without cause or by Mr. Horrick for good reason (including a diminution in Mr. Horrick's duties or title, a reduction in his salary or benefits or a relocation of his employment) within the three-year period following the consummation of the Offer, Mr. Horrick is entitled to a lump-sum cash payment equal to three times the sum of his base salary then in effect plus his target annual bonus for that year. In addition, Mr. Horrick will be credited with 36 additional months of deemed employment under the pension plans maintained by Mr. Horrick's employer, and will receive payment in an amount equal to 34 times the aggregate amount of his employer's monthly cost for his life, health and disability insurance, certain club membership dues and certain other perquisites.

  Edward F. Kosnik. Under the employment agreement dated as of February 15, 1996, and amended as of February 16, 1996, between the Company and Mr. Kosnik, if Mr. Kosnik's employment is terminated prior to his attaining age 55 under circumstances that entitle him to benefits under his employment continuation agreement, described above, Mr. Kosnik's benefit under the SERP, described above, will be calculated as if Mr. Kosnik had remained employed by the Company until he attains or would have attained age 55. In addition, if Mr. Kosnik dies while receiving benefits under his employment continuation agreement and prior to attaining age 55, his spouse will receive a monthly preretirement survivor benefit, calculated under the terms of the SERP, payable until the month following the date Mr. Kosnik would have attained age
55. The amount of such survivor benefit would be determined as if Mr. Kosnik had lived to age 55. As of the consummation of the Offer, the Company was required to contribute assets to a grantor trust to facilitate the payment of the supplemental retirement benefits under Mr. Kosnik's agreement. Mr. Kosnik's employment was terminated without cause by the Company effective as of the close of business on January 17, 1997 under circumstances that entitle him to the benefits described herein.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE OFFER ON THE SHARES

  Upon the expiration of the Offer, Merger Sub accepted for payment 44,293,552 Shares that had been validly tendered and not withdrawn before such expiration, giving Aon beneficial ownership of 58,541,474 Shares or approximately 98% of the Shares outstanding on the Record Date (taking into account the Shares issuable upon the exchange of the shares of Series B Preferred Stock acquired by Aon pursuant to the Stock Purchase Agreement). See "CERTAIN SECURITY HOLDINGS".

  Since the consummation of the Offer, the Shares have continued to be listed on the New York Stock Exchange (the "NYSE"). Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, if the Shares are not listed on the NYSE or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

  In addition, as described under "INTRODUCTION--Purpose of the Special Meeting," at the Effective Time, each outstanding Share (other than Canceled Shares) will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I.

  General. The Merger Agreement provided for the making of the Offer and the submission of the Merger Proposal to the Company's stockholders as promptly as practicable after the consummation of the Offer. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by Aon or Merger Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth under "Conditions Precedent" below. The Merger shall become effective when Articles of Merger, executed in accordance with the relevant provisions of the Maryland GCL, are accepted for record by the State Department of Assessments and Taxation of Maryland (the time of such filing being referred to as the "Effective Time"). It is anticipated that the Merger will become effective on February 21, 1997.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Maryland GCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Maryland GCL. At the Effective Time, the Charter and By-Laws of the Company shall be the Charter and By-Laws of the Surviving Corporation. The directors of

Merger Sub shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Merger Sub or rights to acquire any such stock, each holder of a share of the Common Stock, together with the related Right, that is issued and outstanding (other than stock of the Company owned by any subsidiary of the Company, Aon, Merger Sub, or any other subsidiary of Aon, or stock with respect to which appraisal rights are available and properly exercised under Maryland law) shall be paid by the Surviving Corporation as consideration for the conversion of each share in cash, without interest and without any further action by such holder, the Merger Consideration. The Merger Agreement provided equivalent treatment for the shares of Class A Common Stock (together with the related RSC Shares) and the shares of Class C Stock (together with the related Dividend Shares). However, by reason of the mandatory conversion, repurchase or redemption (as applicable) of all of such securities prior to the Effective Time, such provisions are no longer applicable. At the Effective Time, the holder of each share of Series A Convertible Preferred Stock will have the right to convert such share only into cash in the amount of $52.84. Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Merger Sub, be converted into and become 600,000 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Surviving Corporation.

  Payment for Shares of Common Stock. Prior to the Effective Time, Aon shall make available, or cause the Surviving Corporation to make available, to First Chicago Trust Company of New York (the "Paying Agent") cash in amounts necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Common Stock as part of the Merger. If the amount of cash deposited with the Paying Agent is insufficient to pay all of the amounts required to be paid, Aon from time to time after the Effective Time shall take all steps necessary to enable or cause the Surviving Corporation to deposit with the Paying Agent additional cash in an amount sufficient to make all such payments.

  Concurrently with or immediately prior to the Effective Time, Aon or Merger Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (A) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Canceled Shares or a person known at the time of such deposit to be an Objecting Stockholder), and (B) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"),
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Aon may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Aon, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, each Certificate (other than Certificates representing Objecting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in the preceding paragraph.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Aon and Merger Sub, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts), absence of material adverse change, compliance with laws, licenses and permits, tax matters, liabilities, the inapplicability of certain state takeover statutes and the execution of an amendment to the Rights Agreement.

  Merger Sub and Aon have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals and financing.

  Covenants Relating to the Conduct of Business. The Merger Agreement contained various conduct of business covenants of the Company applicable during the period from the date of the Merger Agreement to such time as Aon's designees constituted a majority of the Board of Directors of the Company. Such covenants terminated on January 27, 1997, at which time Aon designated a majority of the Board of Directors of the Company.

  Indemnification. From and after the Effective Time, Aon agrees to cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Charter and By-Laws for acts or omissions occurring at or prior to the Effective Time. Aon will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  Employee Benefits. Aon has agreed that it will cause the Company, and each subsidiary of the Company, to honor from and after the Effective Time, the employee benefits plans of the Company and its subsidiaries ("Company Plans"); provided, however, that Aon may cause the Company to amend or terminate any such plan in accordance with its terms and applicable law. To the extent that after consummation of the Offer Aon shall cause the amendment, modification or termination of any Company Plan, Aon shall cause the affected employees, former employees and retirees to receive benefits of the type affected by such amendment, modification or termination no less favorable than the comparable type of benefits provided to similarly situated employees, former employees and retirees of Aon or its affiliates ("Aon-Provided Plans").

  For purposes of eligibility to participate, vesting and eligibility for and accrual of benefits under the Company Plans and Aon-Provided Plans, all service of any individual who is an employee of the Company or a subsidiary of the Company immediately prior to the Effective Time (a "Company Employee") with the Company and/or any subsidiaries of the Company prior to the Effective Time shall, after the Effective Time, be treated as service with the Company, all subsidiaries of the Company, Aon and/or subsidiaries of Aon (as applicable); provided, however, that with respect to a Company Employee's service prior to the Effective Time Aon shall not be required to provide any benefit under any defined benefit pension plan to such Company

Employee in an amount greater than the benefit such Company Employee has accrued as of the Effective Time, except that in determining the amount of such accrued benefit, compensation paid to such Company Employee on or after the Effective Time shall be counted to the extent that the compensation of such Company Employee after the Effective Time remains a factor used in determining such accrued benefit under such plan. The Company, the subsidiaries of the Company, Aon and the subsidiaries of Aon have agreed to cause all Company Plans and Aon-Provided Plans to (x) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to employees of the Company who are not subject to pre-existing condition limitations immediately prior to the Effective Time, and (y) provide that any expenses incurred by employees of the Company (and their dependents) during any plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the Company Plans and Aon-Provided Plans.

  At the Effective Time, the employment of Frank G. Zarb with the Surviving Corporation will be terminated without cause.

  Board Representation. As provided in the Merger Agreement, Aon has designated four individuals to act as directors of the Company (the "Designated Directors"). In connection therewith, the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder was mailed to the Company's stockholders on or about January 17, 1997. The Designated Directors will take office effective as early as January 27, 1997, at which time the Designated Directors will constitute a majority of the Board of Directors of the Company.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the stockholders of the Company shall have approved the Merger; provided, however, that Aon and Merger Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger, (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered, (c) Merger Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Aon or Merger Sub if Merger Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement, and (d) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Merger shall have expired or been terminated.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the stockholders of the Company: (a) by mutual written consent of Aon and the Company or (b) by either Aon or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that Aon shall, if necessary to prevent any such issuance or the taking of such action, offer to accept an order to divest such of the Company's or Aon's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its subsidiaries taken as a whole or Aon and its subsidiaries taken as a whole, respectively. The Merger Agreement contained other provisions regarding termination that are no longer applicable.

FINANCING THE MERGER

  The total amount of funds required by Merger Sub to consummate the Offer and the Merger will be approximately $800 million, excluding (i) related fees and expenses, (ii) funds needed to purchase any shares of Series A Convertible Preferred Stock converted into Shares prior to the consummation of the Merger or to pay cash into which the holders of Series A Convertible Preferred Stock may convert such shares from and after the Merger, and (iii) funds needed to purchase the Series B Preferred Stock pursuant to the Stock Purchase and Sale Agreement. Merger Sub obtained approximately $775 million needed to consummate the Offer and plans to obtain the approximately $20.5 million needed for the Merger through capital contributions. Aon obtained the funds necessary for such capital contribution from cash on hand and the proceeds of approximately $800 million from the sale of preferred equity securities of a subsidiary of Aon.

AON'S REASON FOR THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

  The purpose of the Offer, the Merger, the Merger Agreement and the Stock Purchase and Sale Agreement is to enable Aon to acquire control of, and the entire equity interest in, the Company. The transaction was structured as a tender offer followed by a merger in order to expedite the acquisition of control of the Company by Aon and to provide the Company's stockholders with an opportunity to expedite the receipt of cash in exchange for their Shares. The purpose of the Merger is for Aon to acquire all the remaining outstanding Shares not acquired by Merger Sub in the Offer. As a result of the Merger, the Company will become a wholly-owned subsidiary of Aon.

  Aon will continue to evaluate the business and operations of the Company. Aon also will continue to review the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Aon's business.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

REGULATORY MATTERS

  No federal or state regulatory requirements remain to be complied with in order to consummate the Merger.

                       RIGHTS OF OBJECTING STOCKHOLDERS

  Stockholders of the Company are not entitled to appraisal rights under the Maryland GCL in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences of the Merger to holders whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holder held the Shares for more than one year on the date of the Effective Time of the Merger. Long-term capital gain of individuals currently is taxed at a maximum rate of 28%.

  Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct tax identification number ("TIN") to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 or, in the case of foreign holders, a Form W-8 and submitting it to the Paying Agent for the Merger.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of the Company set forth below (millions, except per share data) for each of the years in the five-year period ended December 31, 1995 have been derived from the Company's audited consolidated financial statements for such periods. The selected consolidated financial data of the Company set forth below (millions, except per share data) for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements. More comprehensive financial information for the three-year period ended December 31, 1995 is included in reports on Form 10-K for such years filed by the Company with the Commission, which are available as described in "ADDITIONAL INFORMATION." A copy of the Company's 1995 audited financial statements appear elsewhere in this Proxy Statement. See "INDEX TO FINANCIAL STATEMENTS." The following summary is qualified by reference to, and should be read in conjunction with, such audited financial statements.

                            SELECTED FINANCIAL DATA

                                                                          NINE MONTHS ENDED
                                 FOR YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                         -----------------------------------------------  -----------------
                           1995     1994      1993      1992      1991      1996      1995
                         -------- --------  --------  --------  --------  --------  --------
OPERATING RESULTS:
Operating Revenues...... $1,282.4 $1,323.9  $1,341.6  $1,369.5  $1,385.1  $  967.4  $  952.0
Operating Income
 (Loss)(1)..............    122.7    (82.9)     52.3      85.5      16.4      88.3     108.5
Other Income
 (Expenses)(2)..........     33.3    (63.9)    (20.4)     17.4     (22.8)     (0.6)     33.8
Income (Loss) from
 Continuing Operations..     89.4   (107.2)     23.6      57.1      (9.5)     47.7      81.9
Loss from Discontinued
 Operations(3)..........      --     (28.9)      --     (145.0)      --        --        --
Cumulative Effect of
 Change in Accounting...      --      (2.6)      3.3       --       (2.2)      --        --
Net Income (Loss).......     89.4   (138.7)     26.9     (87.9)    (11.7)     47.7      81.9
Earning (Loss)
 Attributable to Common
 Shareholders...........     64.0   (153.8)     20.7     (87.9)    (11.7)     27.8      63.0
PER SHARE INFORMATION:
Primary Earnings Per
 Share:
 Income (Loss) from
  Continuing Operations. $   1.44 $  (2.79) $    .40  $   1.32  $   (.22) $    .62  $   1.42
 Loss from Discontinued
  Operations............      --      (.66)      --      (3.35)      --        --        --
 Cumulative Effect of
  Change in Accounting..      --      (.06)      .08       --       (.05)      --        --
                         -------- --------  --------  --------  --------  --------  --------
 Net Earnings (Loss).... $   1.44 $  (3.51) $    .48  $  (2.03) $   (.27) $    .62  $   1.42
                         ======== ========  ========  ========  ========  ========  ========
Fully Diluted Earnings
 Per Share:
 Income (Loss) from
  Continuing Operations. $   1.42 $  (2.79) $    .40  $   1.32  $   (.22) $    .62  $   1.33
 Loss from Discontinued
  Operations............      --      (.66)      --      (3.35)      --        --        --
 Cumulative Effect of
  Change in Accounting..      --      (.06)      .08       --       (.05)      --        --
                         -------- --------  --------  --------  --------  --------  --------
 Net Earnings (Loss).... $   1.42 $  (3.51) $    .48  $  (2.03) $   (.27) $    .62  $   1.33
                         ======== ========  ========  ========  ========  ========  ========
Cash Dividends Per
 Common Share...........      .10     .325      1.00      1.00      1.00      .075      .075
FINANCIAL POSITION:
Total Assets............ $2,942.4 $2,945.7  $2,793.8  $2,609.6  $2,737.8  $2,922.0  $2,881.5
Working Capital.........    251.5    237.6     186.2     191.7     172.6     308.4     283.6
Long-term Debt..........    126.2    132.7     111.8     125.1     169.9     142.4     156.4
Stockholders' Equity....    402.6    317.5     276.2     185.5     370.1     462.5     401.8
OTHER DATA:
Average Common and
 Common Equivalent
 Shares Outstanding.....     44.6     43.8      43.4      43.2      43.1      45.1      44.5
Average Common and
 Common Equivalent
 Shares Outstanding
 Assuming Full Dilution.     57.1     43.8      43.4      43.2      43.1      45.1      57.1
Cash Dividends Paid(4):
 Common Stock........... $    4.4 $   14.3  $   41.7  $   40.9  $   40.6       3.3       3.3
 Series A Preferred.....      8.3      8.3       6.2       --        --        6.3       6.3

--------
(1) Includes restructuring and special charges of $17.6 million and $69 million in 1995 and 1994, respectively and $45.5 million in 1991 (see Note 3 of Notes to Financial Statements appearing elsewhere herein).

(2) Includes special charges primarily related to contingency settlements and other indemnity costs of $69.7 million in 1994, $16.5 million in 1992 and $13 million in 1991. Also includes gains on sales of non-core businesses of $30.4 million in 1995, $20.2 million in 1994, $3.9 million in 1993 and $43.8 million in 1992 (see Notes 2 and 3 of Notes to Financial Statements appearing elsewhere herein).

(3) Includes $145.0 million in 1992 relating to an increase in the estimated liabilities under indemnities provided to the purchasers of discontinued businesses. (See Note 6 of Notes to Financial Statements for a description of the Company's discontinued operations appearing elsewhere herein).

(4) Dividends on the Series B Cumulative Convertible Preferred Stock are payable in kind (additional Series B Preferred Shares) until December 15, 1996 and thereafter, at the Board of Directors' discretion, until December 15, 1999.

               SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION

  Summarized quarterly consolidated results of operations for the Company and its subsidiaries for the years 1995 and 1996 and for the first three quarters of 1996 are shown below (in millions, except per share amounts). Such information is unaudited and includes all adjustments which the Company considers necessary for a fair presentation of such quarterly results. Such information should be read in conjunction with the Company's historical consolidated financial statements, including the notes thereto, contained elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS."

                                                            EARNINGS PER
                                                                SHARE
                                                           -------------------
                           OPERATING OPERATING   NET                    FULL
                            REVENUE   INCOME   INCOME      PRIMARY     DILUTED
                           --------- --------- -------     -------     -------
1994
  1st quarter............. $  323.0   $  5.2   $  (4.4)    $ (.15)     $ (.15)
  2nd quarter.............    335.1     14.6      (2.2)(b)   (.10)(b)    (.10)
  3rd quarter.............    332.6      4.2     (20.8)(c)   (.58)(c)    (.58)
  4th quarter.............    333.2   (106.9)   (111.3)(d)  (2.66)(d)   (2.66)
                           --------   ------   -------     ------      ------
                           $1,323.9   $(82.9)  $(138.7)    $(3.51)     $(3.51)
                           ========   ======   =======     ======      ======
1995
  1st quarter............. $  324.2   $ 41.7   $  41.7     $  .80      $  .69
  2nd quarter.............    328.1     39.2      22.7        .37         .36
  3rd quarter.............    299.7     27.6      17.5        .25         .25
  4th quarter.............    330.4     14.2       7.5(a)     .02         .02
                           --------   ------   -------     ------      ------
                           $1,282.4   $122.7   $  89.4     $ 1.44      $ 1.42(c)
                           ========   ======   =======     ======      ======
1996
  1st quarter............. $  314.3   $ 28.5   $  13.1     $  .15      $  .15
  2nd quarter.............    335.2     38.1      21.5        .33         .33
  3rd quarter.............    317.9     21.7      13.1        .14         .14
                           --------   ------   -------     ------      ------
                           $  967.4   $ 88.3   $  47.7     $  .62      $  .62
                           ========   ======   =======     ======      ======

--------
(a) Includes a charge of $17.6 million ($11.2 million after-tax or $0.25 per share), for restructuring and other special charges related primarily to the acquisition of certain U.S. operations from Jardine Insurance Brokers, Inc. (see Note 3 of Notes to Financial Statements appearing elsewhere herein).
(b) Includes a charge of $6 million, or $.14 per share, relating to the Company's discontinued operations (see Note 6 of Notes to Financial Statements appearing elsewhere herein).
(c) Includes a loss from discontinued operations of $20.9 million, or $0.47 per share, relating to an agreement in principle to resolve certain indemnity obligations to Sphere Drake (see Note 6 of Notes to Financial Statements appearing elsewhere herein).
(d) Includes charges of $163.6 million ($106.6 million after-tax or $2.43 per share) for restructuring, contingency settlements and other reserves.
(e) Full year earnings per share amounts do not equal the sum of the quarterly amounts due to changes in weighted average shares during the periods.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
                                  OPERATIONS

  Set forth below are the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the forms set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, respectively, without modification (except for defined terms). The discussion below does not address the effect of the consummation of the acquisition of the Company by Aon, or Aon's plans for the Company following the acquisition, on the Company's liquidity, capital resources, or results of operations.

FISCAL YEARS 1995, 1994 AND 1993

Overview

  The Company provides professional risk management consulting, insurance brokerage and human resource management consulting services from offices in more than 80 countries. The Company's principal industry segments are (i) insurance services, comprised of risk management and insurance broking services and specialist and reinsurance broking, and (ii) human resource management consulting.

  Since mid-1994, management of the Company has implemented significant changes, including a restructuring program aimed at expense reduction and process improvement, a broad-based cash and stock compensation program tied to individual performance and increasing stockholder value, as well as investments in the Company's information technology systems and training programs. In addition, the Company reduced its financial exposures to various longstanding litigation and other contingencies and sold various non-core businesses.

  Management believes that such actions were necessary in order to stabilize the Company, to improve margins and financial performance, and to effectively reposition the Company to meet the challenges of an increasingly competitive business environment, the evolving needs and demands of its clients, including a trend toward fee based remuneration, and the renewed trend towards industry consolidation.

  The Company's revenues are generally derived from commissions and fees and can be affected by pricing and seasonality. The Company's insurance broking revenues are generally impacted by overall available market capacity and premium rates charged by insurance companies. Fee arrangements are becoming more prevalent on large risk management accounts. Insurance broking commissions and fee growth continue to be constrained, particularly in the U.S., due to soft pricing and excess market capacity and the resultant intense competition among insurance carriers and brokers for market share. These market conditions are becoming increasingly evident in the U.K., Continental Europe and in other parts of the world. In addition, changing client demands and needs in the U.S. have resulted in higher account turnover rates within the industry.

  During 1996, soft market conditions are expected to continue in most liability coverages. Partially offsetting this trend are anticipated hardening conditions for selected catastrophe coverages. The Company anticipates modest broking revenue growth for its insurance broking operations in 1996.

  Revenue growth from the Company's human resource management consulting operations was constrained in 1995 by the impact of the Company's restructuring initiatives. Moderate growth is expected for this segment in 1996.

  The timing and realization of revenues are also affected by the timing of renewal cycles in different parts of the world and lines of business. This produces a degree of seasonality in the Company's results. Broking revenues for risk management and insurance broking services are strongest during the first quarter for Continental Europe and strongest in the U.S. and Asia-Pacific during the fourth quarter. Specialist and reinsurance broking revenues are strongest in the first and second quarters. Revenues for human resource management consulting are typically strongest in the fourth quarter and weakest in the first quarter.

  In addition to commissions and fees, the Company derives revenues from investment income earned on fiduciary funds. Despite a rise in worldwide interest rates in 1995, the trend in recent years has been downward. There is also pressure from insurance companies to shorten the time that fiduciary funds are held prior to remittance to carriers. Investment income earned on fiduciary funds during 1996 is anticipated to remain near 1995 levels.

  Revenue growth of the Company's industry segments will depend increasingly on the development of new products and services, new business generation and selective acquisitions.

  In October 1995, the Company purchased most of the U.S. insurance broking and consulting business of Jardine Insurance Brokers, Inc. (the JIB acquisition). The Company will continue to evaluate domestic and international geographical market expansion possibilities and further industry specialization. Furthermore, the Company is considering additional possible niche and substantial strategic acquisitions relating to its core businesses, as well as other opportunities in the financial services industry. As part of its evaluation of opportunities, the Company engages with interested parties in discussions concerning possible transactions. The Company will continue to evaluate such opportunities and prospects. However, the Company cannot predict if any transaction will be consummated, nor the terms or form of consideration required. Nor can the Company predict, if any such transaction is consummated, what the financial benefit, if any, will be to the Company.

  Overall, comparable operating expenses declined significantly in 1995, resulting from implementing the 1994 plan of restructuring and other expense initiatives. The Company realized over $100 million of expense savings from these efforts. Approximately one-half of these savings were reinvested in the Company in the form of new technology, products and personnel to support revenue growth, or absorbed through inflationary increases in costs. The Company plans to continue such investments in 1996 which will slow short-term profit growth.

Summary

  The Company reported net income of $89.4 million, or $1.44 per share for 1995. Fully diluted earnings per share for the period were $1.42. Included in the results is an after-tax gain of $18.7 million, or $0.42 per share, from the sale of Alexsis Inc., the Company's U.S.-based third party claims administrator and a pre-tax charge of $17.6 million ($11.2 million after-tax or $0.25 per share) primarily associated with the JIB acquisition in the fourth quarter.

  In 1994, the Company reported a net loss of $138.7 million, or $3.51 per share on a primary and fully diluted basis. Included in the results were after-tax charges for restructuring, contingency settlements and other reserves of $106.6 million, or $2.43 per share, an after-tax gain of $12.5 million, or $0.28 per share, from the sale of the Company's U.S.-based personal lines insurance broking business, and after-tax charges of $28.9 million, or $0.66 per share, relating to certain indemnity obligations and exposures of the Company's discontinued operations.

  In 1993, net income was $26.9 million, or $0.48 per share on a primary and fully diluted basis, including after-tax gains of $2.3 million, or $0.05 per share, from the sale of three small operations and a gain relating to a cumulative effect adjustment of $3.3 million, or $0.08 per share, from a change in accounting for income taxes.

  The following discussion and analysis of significant factors affecting the Company's operating results and liquidity and capital resources should be read in conjunction with the accompanying financial statements and related notes.

CONSOLIDATED

Operating Revenues

  Consolidated operating revenues for 1995 were $1,282.4 million compared to $1,323.9 million for 1994. The sale of non-core businesses reduced revenues by approximately $109 million in 1995 compared to 1994.

Partially offsetting this decline was $8.5 million from the favorable effects of changes in foreign currency rates. The JIB acquisition in the fourth quarter of 1995 increased revenues by approximately $11.5 million.

  Excluding the effects of these items, total revenues increased by $47.5 million, or 3.9 percent, on a comparable basis. Consolidated operating revenues decreased in 1994 by $17.7 million, or 1.3 percent, versus 1993.

Commissions and Fees

  Total 1995 commissions and fees were $1,219.5 million compared to $1,272.3 million in 1994, a decrease of $52.8 million, or 4.1 percent. Total 1994 commissions and fees decreased from 1993 levels by $15.4 million, or 1.2 percent. The sale of non-core businesses reduced such revenues in the 1995 and 1994 comparable periods by approximately $106.5 million and $8.4 million, respectively. The favorable effects of changes in foreign currency rates increased commissions and fees by $7.9 million and $0.5 million in 1995 and 1994, respectively. Additionally, the impact of acquisitions increased these revenues by $11.2 million and $7.2 million in 1995 and 1994, respectively.

  After adjusting for the effects of these items, total commissions and fees increased by $34.6 million, or 3 percent, in 1995 versus a decrease of $14.7 million, or 1.3 percent, in 1994 versus 1993.

Fiduciary Investment Income

  Investment income earned on fiduciary funds increased by $11.3 million, or
21.9 percent, in 1995 primarily due to higher annual average yields achieved, particularly on its U.S. dollar and U.K. pound sterling portfolios.

  In 1994, fiduciary investment income declined by $2.3 million, or 4.3 percent, versus 1993 primarily due to a reduction in the average size of portfolios, particularly in the U.S.

  The Company enters into interest rate swaps and forward rate agreements to limit the earnings volatility associated with changes in short-term interest rates on its existing and anticipated fiduciary investments. In addition, as part of its interest rate management program, the Company utilizes various types of interest rate options, including caps, collars, floors and interest rate guarantees. These financial instruments increased the Company's fiduciary investment income by $1 million in 1995, $0.2 million in 1994 and $2.2 million in 1993. For additional information relating to the Company's interest rate financial instruments, see Note 12 of Notes to Financial Statements.

  The majority of the Company's fiduciary funds investment portfolio is invested in securities with short-term maturities; as a result, the Company's level of fiduciary investment income is closely associated with changes in short-term, worldwide interest rates, primarily in the United States and United Kingdom. Excluding the impact of derivative financial instruments, a one percentage point change in worldwide interest rates could affect the Company's level of fiduciary investment income by approximately $8 million.

  The Company generally enters into derivative instruments to hedge its exposure to interest rate changes up to a three year period. The approximate net amount of the fiduciary investment portfolio that has been hedged using derivative instruments, and the effective fixed rate of return the Company will receive on those hedges, is summarized below:

   FOR THE YEARS ENDED DECEMBER 31,                        1996    1997   1998
                                                          ------  ------  -----
   Net Value Hedged...................................... $138.6  $184.2  $68.7
   Effective Interest Rate...............................    8.9%    7.2%   7.2%

  Because these derivative instruments have effectively locked in a fixed interest rate on a portion of the fiduciary funds portfolio, the Company's fiduciary investment income is not as impacted by short-term interest rates as would otherwise be the case. For example, a one percentage point change in worldwide market interest rates would, as cited above, affect fiduciary investment income and related cash flows by approximately $8 million; however, the impact is reduced to approximately $7 million in 1996 when the financial hedging instruments are included.

  A change in the level of short-term, worldwide interest rates would also result in a change in the fair market value of the Company's portfolio of derivative financial instruments. At December 31, 1995, the fair market value of all interest rate derivative financial instruments was approximately $6.8 million, representing the economic gain the Company could have realized if the Company terminated all interest rate derivatives on that date. If interest rates at December 31, 1995 had been one percentage point higher, the fair market value of all interest rate derivatives would have been approximately $3 million. Likewise, if interest rates had been one percentage point lower, the fair market value of all interest rate derivatives would have been approximately $10 million.

Operating Expenses

  Consolidated operating expenses for 1995 were $1,159.7 million compared to $1,406.8 million in 1994. Excluding the 1995 special charges and the 1994 restructuring charges and the 1994 non recurring charges described below, total operating expenses declined by $150.9 million, or 11.7 percent. Reflected in this decrease was the effect of the sale of non-core businesses which reduced total operating expenses by approximately $102.8 million on a comparable basis. Partially offsetting this decline was the negative impact of changes in foreign currency rates, and the fourth quarter JIB acquisition which increased total expenses by $9.3 million and $11.2 million, respectively.

  Excluding the effects of these items, total expenses decreased $68.6 million, or 5.6 percent, on a comparable basis.

  Consolidated operating expenses increased by $117.5 million, or 9.1 percent, in 1994 versus 1993. Excluding the restructuring charges described below, total operating expenses increased in 1994 by $48.5 million, or 3.8 percent. In 1994, total operating expenses increased by $50.3 million after adjusting for foreign currency fluctuations and the effects of acquisitions and dispositions.

Salaries and Benefits

  Consolidated salaries and benefits decreased by $79.2 million, or 9.7 percent, in 1995 versus 1994. Excluding the effect of changes in foreign currency rates, a $59.2 million decrease resulting from the sale of non-core businesses, the fourth quarter JIB acquisition and the 1994 increase due to additional incentive and benefit expenses, total salaries and benefits decreased by $24.5 million, or 3.3 percent, versus 1994. Contributing to this decrease was a 3.9 percent decline in headcount, excluding the impact of acquisitions and dispositions, primarily due to early retirement programs and worldwide workforce reductions pursuant to the Company's 1994 plan of restructuring. Also reflected in the decrease were lower employee benefit costs resulting from the Company's expense reduction initiatives. Somewhat offsetting these items was an increase in incentives attributable to improved sales and profit performance coupled with the implementation of several new long-term incentive compensation plans and normal salary progressions.

  Consolidated salaries and related benefits increased by $29 million, or 3.7 percent, in 1994 versus 1993. The increase reflects $10.1 million of additional incentive and benefit expenses in 1994 representing a combination of amendments to existing incentive plans, payments required to certain employees in the U.K. due to the modification of employment terms and a special compensation award to a director.

  Also contributing to the 1994 change was an additional $9.1 million of salaries and benefits resulting from the 1993 Mexico acquisition and from the November 1993 pooling of interests acquisition of Clay & Partners ("Clay").

  Excluding the effects of these items and a decrease due to the effect of sold operations, salaries and benefits increased $16.4 million over 1993 levels. Staff costs for 1994 also reflected normal salary progressions and higher benefit costs, partially offset by a decline in headcount of 8.3 percent in 1994. Performance-based incentive costs declined by $4.8 million in 1994.

  The Company will adopt SFAS No. 123, "Accounting for Stock Based Compensation," in 1996. The Company has elected to continue to measure compensation costs using APB Opinion No. 25 and accordingly will provide the disclosures required by SFAS No. 123.

Other Operating Expenses

  Consolidated other operating expenses for 1995 were $407 million compared to $523.5 million for 1994, a decrease of $116.5 million, or 22.3 percent. The sale of non-core businesses reduced expenses by approximately $43.6 million in the comparable periods. Partially offsetting this decline was the negative impact of changes in foreign currency rates, including hedging contracts gains and losses, and the fourth quarter JIB acquisition which increased other operating expenses by $2.6 million and $3.3 million, respectively.

  After adjusting for the effects of these items, total other operating expenses decreased $78.8 million, or 16.5 percent, in 1995 versus 1994 on a comparable basis.

  Contributing to this decline was the implementation of the 1994 plan of restructuring and other expense initiatives, including tightening of travel and entertainment practices, elimination of certain employee perquisites and the consolidation of vendor and supply management. Additionally, this decrease reflects lower insurance costs primarily related to the Company's professional indemnity programs.

  In 1994, the Company provided $29.2 million, including $24.9 million in the fourth quarter, of additional reserves relating to the settlement of certain large litigation matters and reserve strengthening. In addition, higher system development costs were reflected in 1994 due to the standardization and automation efforts underway in the U.S.

  Consolidated other operating expenses increased by $19.5 million, or 3.9 percent, in 1994 versus 1993. Excluding the negative impact of changes in foreign exchange rates and acquisitions and dispositions, other operating expenses increased by $19.3 million, or 4.3 percent, in 1994 versus 1993.

  Insurance costs reflect third-party insurance premiums and self-insurance reserves for the Company's professional indemnity programs. The Company believes its insurance-related reserves are sufficient to cover potential claims and liabilities; however, there is no assurance that escalating litigation costs and awards, as well as insurance company insolvencies, will not have an adverse impact on the future overall cost of insurance coverages.

  The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" effective January 1, 1993 for its U.S. plans and effective January 1, 1995 for its international plans. This statement requires the Company to accrue the estimated cost of future retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally health care and life insurance, as premiums or claims were paid. The Company elected to recognize the initial postretirement benefit obligation of $14 million and $5.9 million for its U.S. plans and international plans, respectively, over a period of twenty years.

Restructuring and Special Charges

  In the fourth quarter of 1995, the Company recorded a $17.6 million pre-tax charge ($11.2 million after-tax or $0.25 per share) related primarily to the JIB acquisition. The JIB portion of this charge amounted to $13 million of which $12.5 million reflects the anticipated costs associated with the abandonment of certain of the Company's office space and the remaining balance reflects the anticipated costs associated with involuntary workforce reductions. The lease liability will be paid out through the year 2007. The remaining $4.6 million of the charge primarily represents costs associated with other involuntary workforce reductions in the U.S.

  In the fourth quarter of 1994, management committed to a formal plan of restructuring the Company's operations and recorded a $69 million pre-tax charge ($45.1 million after-tax or $1.03 per share). The restructuring charge included $25.2 million to consolidate real estate space requirements at 48 offices worldwide, and $43.8 million for voluntary early retirement programs and involuntary workforce reductions involving approximately 1,100 positions, of which 650 were in the U.S.

  At December 31, 1995 the remaining liabilities associated with the 1994 restructuring program amounted to $21.4 million, of which $9 million is included in current liabilities in the Company's 1995 consolidated balance sheet. The remaining long-term liabilities will be paid out in the form of annuity payments for certain early retirees as well as lease payments through the year 2020.

Other Income and Expenses

Investment Income

  Investment income earned on operating funds increased by $8.3 million, or
76.1 percent, in 1995 compared to an increase of $1.3 million, or 13.5 percent in 1994. Contributing to the 1995 increase were higher average operating cash and investment levels during 1995 primarily resulting from the Company's improved operating performance and the proceeds from the July 1994 issuance of the Company's Series B Preferred Stock coupled with slightly higher worldwide interest rates. In 1994 the increase was primarily attributable to interest income earned on the proceeds from the aforementioned July 1994 preferred stock issuance.

Interest Expense

  Interest expense increased by $2.6 million, or 16.3 percent, in 1995 compared to an increase of $1.6 million, or 11.1 percent, in 1994. The 1995 increase is due to a higher average debt level resulting from the $50 million borrowing in mid-1994 relating to a contract with a reinsurance company and the issuance of long-term notes payable upon settlement of the Shand Morahan & Company ("Shand") and Mutual Fire, Marine & Inland Insurance Company ("Mutual Fire") contingencies during the first quarter of 1995. The 1994 increase is due primarily to a higher debt level associated with the aforementioned $50 million borrowing.

Other

  Other income (expenses) consists of the following:

   FOR THE YEARS ENDED DECEMBER 31,                        1995   1994    1993
                                                           -----  -----  ------
   Gains on sales of businesses........................... $30.4  $20.2  $  3.9
   Litigation costs.......................................  (0.1)  (9.1)  (20.2)
   Other..................................................   2.4   (0.2)    0.7
                                                           -----  -----  ------
                                                           $32.7  $10.9  $(15.6)
                                                           =====  =====  ======

  During 1995 and 1994, as part of its efforts to streamline its operations and concentrate on its core businesses, the Company disposed of certain operations. On February 28, 1995, the Company completed the sale of Alexsis Inc., its U.S.-based third party claims administrator, for total cash proceeds of $47.1 million resulting in a pre-tax gain of $28.7 million ($18.7 million after-tax or $0.42 per share).

  During 1995, the Company sold three small operations for gross proceeds of $9.1 million resulting in pre-tax gains totaling $1.7 million ($1.1 million after-tax or $0.02 per share).

  On November 10, 1994, the Company completed the sale of its U.S.-based personal lines insurance broking business. The total proceeds from the sale were $30.2 million with a resulting pre-tax gain of $20.2 million ($12.5 million after-tax or $0.28 per share).

  During 1993, the Company sold three small operations for gross proceeds of $9.6 million. Pre-tax gains of $3.9 million were recognized on the sales with resulting after-tax gains totaling $2.3 million or $0.05 per share.

  Litigation costs are associated primarily with the Mutual Fire lawsuit described in Note 14 of Notes to Financial Statements as well as a 1993 settlement of certain other litigation matters.

Special Charges

  In the fourth quarter of 1994, the Company recorded pre-tax special charges of $69.7 million ($45.3 million after-tax or $1.03 per share). These charges, which were reflected in non-operating results, included a $32.5 million settlement in January 1995 which resolved certain indemnification obligations relating to the 1987 sale of Shand and a $37.2 million increase to the Company's pre-existing reserves. The latter was based on settlement discussions which led to a March 1995 settlement agreement, subsequently approved by the courts, relating to lawsuits and other disputes brought against the Company and others by the rehabilitator of Mutual Fire. The resolution of these contingencies reflected management's view that negotiated settlements would be more cost-effective than protracted litigation. For further information relating to these matters, see Note 14 of Notes to Financial Statements.

Income Taxes

  The Company's effective tax rates were 39 percent, 29 percent and 20 percent in 1995, 1994 and 1993, respectively. These rates compare to the U.S. statutory rate of 35 percent. The effective rates were negatively impacted by certain expenses, including entertainment and amortization of goodwill, which were not deductible in certain jurisdictions in which the Company conducts business. Offsetting these factors were foreign tax rates lower than the U.S. statutory rate and state and local tax benefits on losses generated in the U.S. operations in 1994 and 1993.

  The Company's 1993 effective tax rate was favorably impacted by the recognition of a $3.5 million tax benefit associated with a prior year capital loss. The rate was also favorably affected by the results of Clay, a U.K.- based actuarial consulting operation acquired in 1993 in a pooling of interests transaction. Prior to the merger, Clay operated as a partnership and accordingly, its results did not reflect corporate income taxes of approximately $1.9 million.

  The Company files a consolidated U.S. federal income tax return which includes the losses of its U.S. discontinued operations. A reconciliation of the book to taxable income (loss) for the Company's U.S. operations is as follows:

   FOR THE YEARS ENDED DECEMBER 31,                      1995    1994     1993
                                                        ------  -------  ------
   Income (loss) before taxes.........................  $ 37.4  $(200.9) $(74.2)
    Amortization of goodwill..........................     4.4      4.2     4.8
    Depreciation......................................     1.0      6.6     5.4
    Tax leases........................................     8.3      7.0     7.6
    Dispositions of subsidiaries/businesses...........    27.8    (19.2)   (8.5)
    Contingency settlements...........................   (83.9)    69.7     --
    Restructuring expenses............................   (11.4)    25.8    (2.9)
    Repatriation of foreign earnings..................     0.9      9.3   131.0
    Other, including accruals not currently
     deductible.......................................    (4.4)    18.9    39.9
                                                        ------  -------  ------
   Taxable income (loss) from continuing operations...   (19.9)   (78.6)  103.1
   Taxable income (loss) from discontinued operations.    (5.4)    (4.8)    4.6
                                                        ------  -------  ------
   U.S. taxable income (loss).........................  $(25.3) $ (83.4) $107.7
                                                        ======  =======  ======

  The Company recorded an $8.8 million benefit with regard to the 1995 U.S. taxable loss, which will be carried back. The Company carried back $38.4 million of the 1994 U.S. taxable loss, and received a tentative refund of federal income tax in the amount of $16.3 million in February 1996. The amount carried back relates primarily to the deductions claimed for interest incurred in connection with the settlement of the examination by the Internal Revenue Service ("IRS") of years 1987 through 1989 and for payments on various contingency settlements. The remaining 1994 U.S. taxable loss, $45 million, will be carried forward. As discussed in Note 5 of Notes to Financial Statements, the Company is currently under examination by the IRS for years 1990 and 1991. It is not expected that the examination will have any effect on realization of the 1994 carryforward.

  At December 31, 1995, the Company has a net deferred tax asset balance of $97.1 million which is comprised of net deferred tax assets in the U.S. of $118.6 million offset by net deferred tax liabilities of $21.5 million outside the U.S. The deferred tax asset is net of a $35.2 million valuation allowance primarily relating to foreign and U.S. state net operating loss and capital loss carryforwards. The valuation allowance represents approximately 85 percent of these carryforwards. At this time the Company believes that it is more likely than not that this portion of these deferred tax assets will not be realized. The valuation allowance decreased in 1995 by a net amount of $1.5 million, principally due to the utilization for tax purposes of foreign capital loss carryforwards, offset by increases in foreign and U.S. state net operating losses.

  A substantial portion of the net deferred tax asset relates to various financial statement expenses and accruals, primarily in the U.S., that will not be tax deductible until paid. These costs, which will be paid in future years, principally include restructuring costs, deferred compensation expenses, professional indemnity costs, and pension and other employee benefit expenses. The net deferred tax asset also includes $15.8 million relating to the $45 million carryforward of the 1994 U.S. taxable loss which will expire in the year 2009, U.S. federal foreign tax credits totaling $11.8 million which expire in years 1998 through 2000, and U.S. federal alternative minimum tax credits of $7.5 million which can be carried forward indefinitely. The Company expects that sufficient taxable income will be generated in future years to realize these carryforwards, and therefore, the Company believes a valuation allowance is not necessary for these amounts.

  Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not. The net U.S. deferred tax asset would be realized with average future annual earnings equivalent to 1995 results excluding non-recurring items and sold subsidiaries and businesses.

  As discussed in Note 5 of Notes to Financial Statements, the Company was advised during 1994 that the Joint Committee on Taxation had approved the agreement reached in 1993 by the Company and the Appeals Office of the IRS on settlement of tax issues with respect to years 1980 through 1986. Also during 1994, the Company reached an agreement with the IRS on settlement of the examination of years 1987 through 1989. On February 28, 1995, the Company paid the amounts due for such years and charged the tax and net interest totaling $35.6 million against previously established reserves.

  In 1994, the Company received a Notice of Proposed Adjustment from the IRS in connection with the examination of its 1990 and 1991 federal income tax returns, proposing an increase in taxable income for the 1991 year which, if sustained, would result in additional tax liability estimated by the Company at $50 million, excluding interest and penalties. This proposed adjustment relates to intercompany transactions involving the stock of a United Kingdom subsidiary.

  The Company disagrees with the proposed adjustment and has requested advice from the IRS National Office on this issue. The Company currently believes that the National Office review should be completed in the first half of 1996. Although the ultimate outcome of the matter cannot be predicted with certainty, the Company and its independent tax counsel believe there are substantial arguments in support of the Company's position and that the Company should prevail in the event that the issue was to be litigated.

  A similar set of transactions occurred in 1993. Depending on the outcome of the IRS National Office review of the 1991 issue, the IRS could propose an increase in 1993 taxable income which would result in an additional tax liability estimated by the Company at $25 million, excluding interest and penalties. The Company's 1993 tax return is not currently under examination. The Company believes it should prevail in the event this similar issue is raised by the IRS. Accordingly, no provision for any liability with respect to the 1991 and 1993 transactions has been made in the consolidated financial statements.

  The Company believes that its current tax reserves are adequate to cover its tax liabilities.

Discontinued Operations

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group (Sphere Drake). The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company ("Orion"), a U.K.-based insurance company, and future losses pursuant to a stop-loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 (Syndicate 701). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency ("Swann & Everett"), an underwriting management company previously managed by Alexander Howden Group Limited ("Alexander Howden").

  In 1994, Orion, which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States, which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site cleanup (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  On July 1, 1994, the Company entered into a finite risk contract with a reinsurance company, providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for a payment by the Company of $80 million, $50 million of which was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At December 31, 1995, the recoveries were limited to $115.2 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations. As a result of this transaction, the Company recorded a $6 million charge in the second quarter of 1994 which represented the cost of the premium and deductible that exceeded existing reserves for covered exposures at that time.

  During the third quarter of 1994, the Company recorded a $20.9 million charge relating to an agreement that resolved certain indemnity obligations to Sphere Drake. Under terms of the Sphere Drake agreement, the Company received a cash payment of $5 million in settlement of the zero coupon notes receivable and related indemnities as well as certain income tax liabilities.

  While the insurance liabilities represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse development may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible loss amounts, liabilities could exceed recorded amounts by approximately $170 million. However, in the event of such adverse development, based on the independent actuarial estimate of pay out patterns, up to approximately $130 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

Cumulative Effect Adjustments

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires that certain benefits provided to former or inactive employees after employment but prior to retirement, including disability benefits and health care continuation coverage, be accrued based upon the employees' service already rendered. The cumulative effect of this accounting change was an after-tax charge of $2.6 million or $0.06 per share in the first quarter of 1994. The increase to the annual cost of providing such benefits will not be significant.

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting this standard increased net income in the first quarter of 1993 by $3.3 million or $0.08 per share. Tax benefits of $3.2 million were also allocated to paid-in capital representing the difference in the tax bases over the book bases of the net assets of taxable business combinations accounted for as pooling of interests. These benefits would have been recognized at the respective dates of combination if SFAS No. 109 had been applied at that time.

SEGMENT INFORMATION

Insurance Services

  Operating results for the Insurance Services segment of the Company's operations are summarized below:

   FOR THE YEARS ENDED DECEMBER 31,                    1995     1994      1993
                                                     -------- --------  --------
   Operating revenues:
    Risk management and insurance services broking.  $  739.8 $  816.4  $  832.7
    Specialist insurance and reinsurance broking...     269.4    245.4     242.3
    Fiduciary investment income....................      62.6     51.4      53.6
                                                     -------- --------  --------
   Total operating revenue.........................   1,071.8  1,113.2   1,128.6
                                                     -------- --------  --------
   Operating expenses:
    Operating expenses.............................     912.7  1,069.1   1,035.7
    Restructuring/special charges..................      15.7     56.3       --
                                                     -------- --------  --------
    Total operating expenses.......................     928.4  1,125.4   1,035.7
                                                     -------- --------  --------
   Operating income (loss).........................  $  143.4 $  (12.2) $   92.9
                                                     ======== ========  ========

Risk Management and Insurance Services Broking Revenues

  Worldwide risk management and insurance services broking commissions and fees were $739.8 million, which decreased $76.6 million, or 9.4 percent, in 1995 compared to a $16.3 million, or 2 percent, decrease in 1994. Reflected in the 1995 decrease are the net impact of sold operations which reduced revenues by $106.5 million, a favorable foreign exchange rate variance of $4.9 million and an increase in revenues of $11.2 million relating to the fourth quarter JIB acquisition.

  Excluding the effect of these items, 1995 commissions and fees increased $13.8 million, or 2 percent.

  In 1995, the Continental Europe, Latin America, and Asia-Pacific operations reported increased commissions and fees of $1.4 million, $7 million and $5.1 million, respectively. The European operations favorable variance reflects increased commissions and fees, particularly in Germany, the Netherlands and France, partially offset by a decrease for such revenues in the U.K. The Continental Europe increases are primarily attributable to increased commission rates and the acquisition of a small brokerage business. The U.K. decrease reflects weakened pricing resulting from a softening insurance market. The increases in the Latin American operations are primarily due to new business production and favorable client retention levels. The increase in the Asia-Pacific operations reflects the acquisition of a small brokerage business.

  Broking revenues in the U.S. decreased by $29.7 million in 1994 compared to 1993 reflecting the continued softness in certain insurance markets and lost business. Partially offsetting the U.S. decline were revenue increases for certain of the Company's international risk management and insurance services operations. Particularly, there was an increase of $13.2 million in the Latin American operations, primarily from the 1993 Mexico acquisition, and also increases of $5.3 million and $3.7 million in the European and Canadian operations, respectively. These increases were due primarily to new business production. Furthermore, sold operations served to reduce 1994 broking revenues by $8.4 million and changes in foreign currency rates negatively impacted such revenues by $1 million.

Specialist Insurance and Reinsurance Broking Revenues

  To achieve operational efficiencies, in late 1994 the specialist insurance broking and reinsurance broking operations committed to merge their operations into one business unit, headquartered in London effective January 1, 1995. Prior to the merger, they operated as independent business units.

  Total 1995 broking commissions and fees of $269.4 million increased $24 million, or 9.8 percent, versus 1994 levels. This compares to an increase of $3.1 million, or 1.3 percent, in 1994. These increases were primarily due to reported new business increases of $22.2 million and $3.2 million in the U.S. and overseas operations, respectively.

  In 1994, selected premium revenues and new business in the Company's international operations, particularly in Canada, France, Asia-Pacific and Latin America were substantially offset by a decline in the U.S.

  The Company enters into foreign exchange forward contracts and foreign exchange option agreements primarily to provide risk management against future exposures that arise at its London-based specialist insurance and reinsurance broking operations. The exposures arise because a significant portion of the revenues of these operations are denominated in U.S. dollars, while their expenses are primarily denominated in U.K. pounds sterling. In the event the U.S. dollar's value was to change by $0.10 per U.K. pound sterling, the annual operating income and cash flow of the specialist and reinsurance broking operation would change by approximately $4 million.

  The fair market value of foreign exchange contracts is impacted by changes in the spot foreign exchange rate. At December 31, 1995, the fair market value of all foreign exchange hedging instruments was a liability of $0.7 million. If the dollar appreciated by $0.10 against the U.K. pound sterling, the fair value of these foreign exchange instruments would be a liability of $4.7 million. If the dollar depreciated by $0.10, the fair value would be an asset of $2.5 million.

  Foreign exchange contracts are marked to market at each balance sheet date and are included in other current assets or liabilities, with the resulting gain or loss recorded as a component of other operating expenses. If these contracts had been terminated at December 31, 1995 and December 31, 1994, the results would have been a liability of $0.7 million and an asset of $2.6 million, respectively. For additional information relating to the Company's foreign exchange financial instruments, see Note 12 of Notes to Financial Statements.

  These foreign exchange contracts are purchased from large international banks and financial institutions with strong credit ratings. Credit limits are established based upon the credit ratings of such institutions and are monitored on a regular basis. Management does not anticipate incurring any losses due to non-performance by these institutions. In addition, the Company monitors the market risk associated with foreign exchange and options contracts by using probability analysis, external pricing systems and information from banks and brokers.

Fiduciary Investment Income

  During 1995, investment income earned on fiduciary funds, increased by $11.2 million, or 21.8 percent, versus 1994 levels. The increase was primarily due to higher worldwide interest rates, particularly in the U.S. and U.K.

  Investment income earned on fiduciary funds decreased by $2.2 million in 1994 primarily due to lower average investment levels, particularly in the U.S.

Operating Expenses

  Operating expenses were $928.4 million in 1995. Excluding a $15.7 million special charge in 1995 primarily associated with the JIB acquisition and $40.2 million of restructuring charges in 1994, worldwide risk management and insurance services operating expenses decreased by $154.3 million, or 18.5 percent, in 1995 compared to an increase of $14.6 million, or 1.8 percent, in 1994. The effect of changes in foreign currency rates increased expenses by $2.1 million and $6 million in 1995 and 1994, respectively. The fourth quarter JIB acquisition increased expenses $11.2 million in 1995. Reflected in the 1995 decrease is a reduction of expenses of approximately $102.8 million due to the sale of non-core businesses.

  After adjusting for the effects of changes in foreign currency rates and acquisitions and dispositions, total 1995 operating expenses decreased $64.8 million, or 8.9 percent, on a comparable basis.

  The U.S. and European operations reported decreased operating expenses of $67 million and $2.1 million, respectively. The U.S. favorable operations variance primarily reflects the implementation of the 1994 plan of restructuring and other expense initiatives, including tightening of travel and entertainment practices, elimination of certain employee perquisites and the consolidation of vendor and supply management. In addition, 1994 expenses included $24.9 million of additional reserves relating to the settlement of certain large litigation matters and reserve strengthening. The European operations favorable variance reflects reduced operating expenses in the U.K. substantially offset by increased operating expenses in Continental Europe. Furthermore, increased operating expenses of $3.9 million and $3.4 million were reported in the Asia-Pacific and Latin American operations, respectively. The reported reductions were primarily the result of the aforementioned restructuring and other expense initiatives undertaken in 1994 somewhat offset by an increase in incentives attributable to improved sales and profit performance coupled with the implementation of several new long-term incentive compensation plans. The reported increase in the Asia-Pacific operations was primarily due to an acquisition of a small brokerage business.

  Contributing to the 1994 increase were higher insurance costs and increased operating expenses of $13 million in the Latin American operations, primarily due to the 1993 Mexico acquisition, somewhat offset by a decline in expenses of $15.2 million for operations sold in 1994 and 1993.

  Operating expenses, excluding $16.1 million of 1994 restructuring charges, for the specialist insurance and reinsurance broking operations decreased by $2.1 million, or 0.9 percent, in 1995 compared to an increase of

$18.8 million, or 8.8 percent, in 1994. Foreign exchange rate variances, including hedging contracts gains and losses, negatively impacted 1995 expenses by $5.3 million and had a minimal impact on 1994 expenses.

  Excluding the impact of foreign exchange rate variances, total operating expenses decreased by $7.4 million, or 3.2 percent, in 1995.

  Contributing to the 1995 decrease were lower expenses of $18.4 million in the U.K. operations partially offset by higher expenses of $5.6 million in the U.S. operations. The reported reduction in the U.K. operations was primarily the result of the aforementioned restructuring and other expense initiatives undertaken in 1994. Both of these variances reflect additional incentives during 1995 due to improved operating performance.

  A significant portion of the 1994 operating expense increase was due to certain additional incentive and benefit expenses in the U.K. operations arising from amendments to existing incentive plans and payments required to its employees as a result of modification of employment terms.

Human Resource Management Consulting

  Operating results for the Human Resource Management Consulting segment of the Company's operations are summarized below:

   FOR THE YEARS ENDED DECEMBER 31,                       1995   1994    1993
                                                         ------ ------  ------
   Operating revenues:
    Commissions and fees................................ $210.3 $210.5  $212.7
    Fiduciary investment income.........................    0.3    0.2     0.3
                                                         ------ ------  ------
    Total operating revenues............................  210.6  210.7   213.0
                                                         ------ ------  ------
   Operating expenses:
    Operating expenses..................................  199.2  221.5   220.5
    Restructuring/Special charges.......................    1.4    8.3     --
                                                         ------ ------  ------
    Total operating expenses............................  200.6  229.8   220.5
                                                         ------ ------  ------
   Operating income (loss).............................. $ 10.0 $(19.1) $ (7.5)
                                                         ====== ======  ======

  Human resource management consulting commissions and fees of $210.3 million decreased by $0.2 million, or 0.1 percent, in 1995 compared to a decrease of $2.2 million, or 1 percent in 1994. After adjusting for the effects of changes in foreign exchange rates, these revenues decreased by $2.1 million, or 1 percent, and by $2.8 million, or 1.3 percent, in 1995 and 1994, respectively.

  The 1995 decrease is primarily attributable to revenue shortfalls in the U.S. operations partially offset by increases in the Canadian operations. Contributing to the 1994 decrease was a shortfall in the U.K. operations primarily due to the enactment of legislation requiring commission disclosure to clients on financial services products.

  Operating expenses, excluding $1.4 million of special charges in 1995 and $8.3 million of 1994 restructuring charges, decreased by $22.3 million, or
10.1 percent, in 1995 compared to an increase of $1 million, or 0.5 percent, in 1994.

  After adjusting for the effect of changes in foreign exchange rates, operating expenses decreased by $24.2 million, or 10.9 percent, in 1995 compared to an increase of $0.8 million, or 0.4 percent, in 1994.

  Reflected in the 1995 decrease were reductions of $18 million, $4.2 million and $2.4 million in the operating expenses of the U.S., U.K., and Canadian operations, respectively, primarily a result of the aforementioned restructuring and other expense initiatives undertaken in 1994. Contributing to the 1994 increase were higher salary costs in the U.K. from the Clay acquisition, which operated as a partnership in 1993, partially offset by decreases in the total operating expenses of the U.S. operations due primarily to one-time expenses reflected in their 1993 results.

Liquidity and Capital Resources

  At December 31, 1995, the Company's operating cash and cash equivalents totaled $241.2 million, a $7.5 million decrease over the 1994 year-end balance. In addition, the Company had $42.2 million of operating funds invested in short-term and long-term investments at December 31, 1995, a $41.1 million decrease compared to December 31, 1994.

Operating Activities

  The Company's funds from operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization, deferred income taxes, and gains on sales of business. The net cash flows relating to discontinued operations and changes in working capital balances are also included, as well as, certain items such as 1995 special charges and 1994 restructure and special charges. In 1995, the Company's operating activities used $10.3 million of operating funds, including the items described below.

  The 1994 charges for restructuring required $26.4 million of cash payments during 1995. The Company anticipates that approximately $9 million will be funded during 1996.

  As described in Note 5 of Notes to Financial Statements, in February 1995, the Company paid to the IRS the amount due in settlement of the examinations of the years 1980 through 1989. Tax and net interest totaling $35.6 million was charged against previously established reserves.

  During the first quarter of 1995, the Company made a cash payment of $14 million under the terms of the settlement relating to Shand. A $12 million cash payment was made on April 1, 1995, in accordance with the Mutual Fire settlement agreement. These payments were applied against the 1994 special charges reserve and the Company's previously established reserves.

  During the first quarter of 1995, the Company made cash payments of approximately $21.8 million relating to the settlement of certain large litigation matters. These payments were applied against the Company's previously established reserves.

Investing Activities

  The Company's net capital expenditures for property and equipment and acquisitions were $52.1 million and $26.2 million during 1995 and 1994, respectively. These expenditures increased primarily as a result of the Company's fourth quarter JIB acquisition.

  In January 1995, the Company received the remaining proceeds of $29.2 million from the November 1994 sale of the U.S.-based personal lines business. In addition, the Company received $7.2 million in January 1995 from the sale of its minority interest in a U.K. merchant bank and $47.1 million in February 1995 from the sale of Alexsis Inc.

  On October 12, 1995, the Company acquired most of the U.S. retail insurance broking and consulting business of JIB for a purchase price not to exceed $48.3 million. The Company paid $21.1 million at closing and issued two 6.375% promissory notes totaling $21.2 million with payments of $10.6 million due on April 9 and October 12, 1996, respectively. During the fourth quarter of 1995, the October promissory note was revalued to $8.1 million as a result of certain revenue retention criteria with respect to former JIB offices. The remaining purchase price of approximately $6 million is contingent on the retention of specific accounts over a four-year period ending October 12, 1999. The acquired offices generated revenues of approximately $53 million in 1994.

  The acquisition was accounted for as a purchase. Of the purchase price, $44.3 million has been allocated to identifiable intangible assets (expiration lists) and goodwill. In completing its integration plans, the Company incurred a one-time charge of $13 million in the fourth quarter relating to the closing of certain of its offices and workforce reductions.

Financing Activities

  During the first quarter of 1995, the Company increased long-term debt by $19.8 million and recorded a note receivable of $1.3 million under the terms of the settlement relating to Shand. In the second quarter of 1995, $15.8 million of this long-term debt was prepaid and $1.3 million of cash was received in payment of the note receivable. The remaining contingent note payable of $4 million was paid in full in September 1995.

  As a result of the Mutual Fire settlement, the Company issued a $35 million zero coupon note in March 1995, payable in six annual installments. Using a discount rate of 9.3%, the present value of the note was recorded as a $25.9 million long-term debt obligation. The present value of the outstanding principal balance of the note payable was $27.5 million at December 31, 1995.

  The decline in cash dividend payments reflects the reduction in the Company's Common Stock dividend by 90 percent in the second quarter of 1994, resulting in annualized cash flow improvement of $40 million. The 1995 cash flow improvement from this action was approximately $10 million compared to 1994. In addition, dividends on the Company's Series B Preferred Stock are payable in kind (additional shares of Series B Preferred Stock) until December 15, 1996, and thereafter, at the discretion of the Board of Directors, until December 15, 1999.

  Under the terms of the Series B Preferred Stock purchase agreement ("AIG Agreement") the declaration or payment of dividends on Common Stock in excess of prescribed amounts may require the Company to purchase all or part of the then outstanding shares of Series B Preferred Stock. Dividends on shares of the Series B Preferred Stock reduced the amount of earnings otherwise available for common stockholders by approximately $17 million in the first year after issuance, and will reduce earnings by approximately $23 million in the fifth year after issuance, assuming dividends on the shares of Series B Preferred Stock were to be paid in kind throughout the first five years after issuance.

  On March 27, 1995, the Company's then existing credit agreement was replaced by a new $200 million three-year facility with various banks which expires in March 1998. The agreement provides for unsecured borrowings and for the issuance of up to $100 million of letters of credit. During the second quarter of 1995, the Company arranged a $10 million letter of credit under this agreement. On October 13, 1995, the Company redeemed all $60.2 million of its outstanding 11% Convertible Subordinated Debentures, due 2007, together with accrued interest and a $0.9 million redemption premium. This redemption was primarily funded by the Company through the borrowing of $60 million under its revolving credit facility. In December 1995, the Company repaid $30 million of its revolving credit facility borrowings. The interest rate on the remaining $30 million was 6.3125% as of December 31, 1995. The Company borrowed $10 million under this agreement in January 1996 and an additional $20 million in February 1996. See Note 8 of Notes to Financial Statements for further information regarding this credit agreement.

  Supplementing the credit agreement, the Company has unsecured lines of credit available for general corporate purposes totaling $87.9 million, of which $87.8 million were unused at December 31, 1995. These lines consist of uncommitted cancellable facilities in foreign countries. If drawn, the lines bear interest at market rates and carry annual fees of not greater than 1/2 percent of the line.

  In March 1995, a U.S. subsidiary prepaid an unsecured $10 million term loan which was due August 1995.

Other

  As a result of the devaluation of the Mexican peso in late 1994, the Company's accumulated translation adjustment balance for its Mexican operations reflected an unrealized loss of $6.2 million at December 31, 1994.

Further devaluation of the Mexican peso during 1995 has increased this unrealized loss to $9.5 million at December 31, 1995. However, the Company expects to maintain its strategic investment in Mexico for the long term and further anticipates that its Mexican operation will remain profitable. Accordingly, the Company does not consider its investment in Mexico to be impaired.

  In 1995, the Accumulated Translation Adjustments, which represent the cumulative effect of translating the Company's international operations to U.S. dollars, negatively impacted total Stockholders' Equity by an additional $2.9 million. The decrease primarily reflects the weakening of the U.K. pound against the U.S. dollar despite the strengthening of most of the other major European currencies and the Canadian dollar against the U.S. dollar.

  At December 31, 1995, the Company had an accumulated deficit of $227.5 million. The Company's current financial position satisfies Maryland law requirements for the payment of dividends. At December 31, 1995, the current maximum amount of unrestricted funds the Company has available to pay Common Stock dividends under Maryland law equaled approximately $287.6 million. The Board of Directors will continue to take into consideration the Company's financial performance and projections, as well as the provisions of the AIG Agreement pertaining to dividends described in Note 10 of Notes to Financial Statements, in connection with future decisions with respect to dividend declarations. In addition, no dividends may be declared or paid on the Company's Common Stock unless an equivalent amount per share is declared and paid on the dividend-paying shares associated with the Class A and Class C Stock.

  As described in Notes 6 and 14 of Notes to Financial Statements, the Company believes its most significant litigation matters and other contingencies have been settled.

  The Company believes that cash flow from operations, along with current cash balances, will be sufficient to fund working capital as well as all other obligations on a timely basis. In the event additional funds are required, the Company believes it will have sufficient resources, including borrowing capacity, to meet such requirements.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 VS 1995

Overview

  The Company provides professional risk management consulting, insurance brokerage and human resource management consulting services from offices in more than 80 countries. The Company's principal industry segments are (i) insurance services, comprised of risk management and insurance broking services and specialist and reinsurance broking, and (ii) human resource management consulting.

  The Company's insurance services revenues are generally derived from commissions and fees and can be affected by pricing and seasonality. The Company's insurance broking revenues are generally impacted by overall available market capacity and premium rates charged by insurance companies. Insurance broking commissions and fee growth continue to be constrained, particularly in North America and the London-based specialist and reinsurance operations, due to soft pricing and excess market capacity and the resultant intense competition among insurance carriers and brokers for market share. These market conditions are evident in the risk management and insurance broking operations in the U.K., Continental Europe and in other parts of the world. Soft market conditions were prevalent in the first nine months of 1996 and are expected to continue in most insurance coverages throughout 1996 and 1997. In addition, an increasing number of companies are securing competitive bids for their insurance needs resulting in higher account turnover rates.

  Moderate revenue growth is expected from the Company's human resource management consulting operations during 1996, excluding the impact of the transfer of a business unit to the insurance services segment.

  The timing and realization of revenues are also affected by the timing of renewal cycles in different parts of the world and lines of business. This produces a degree of seasonality in the Company's results. Broking revenues for risk management and insurance broking services are strongest during the first quarter for Continental Europe and strongest in the U.S. and Asia-Pacific during the fourth quarter. Specialist and reinsurance broking revenues are strongest in the first and second quarters. Revenues for human resource management consulting are typically strongest in the fourth quarter and weakest in the first quarter.

  In addition to commissions and fees, the Company derives revenues from investment income earned on fiduciary funds. Contributing to the decline in investment income is lower average interest rates during the first nine months of 1996 versus the same period in 1995. There is also pressure from insurance companies to shorten the time that fiduciary funds are held prior to remittance to carriers. The approximate four percent decline in investment income earned on fiduciary funds during the first nine months of 1996 compared to 1995 is anticipated to continue for the full year.

  The Company anticipates operating margins for its insurance broking operations to remain under considerable pressure and are unlikely to improve for the foreseeable future. Future earnings growth will be dependent on both revenue growth from the development of new products and services, new business generation and selective acquisitions, and the continued emphasis on expense reductions.

  Over the past two years, the Company has invested significant resources in information technology to improve client service, increase productivity and lower administrative costs. The Company is also streamlining various aspects of account handling and easing administrative burdens on its sales and service teams.

  These efforts will produce further cost-reduction opportunities, particularly in the U.S. retail operations. The Company expects to report a fourth quarter 1996 charge associated with staff reductions and the consolidation of operations at certain locations.

  The Company is also reorganizing certain of its specialty market practices around a global focus within the Alexander Howden Group. This structure will take advantage of Howden's strength in these markets and aligns the Company's structure with client needs for specialized risk management expertise.

  The Company will continue to evaluate domestic and international geographical market expansion possibilities and further industry specialization. Furthermore, the Company is considering additional possible niche and substantial strategic acquisitions relating to its core businesses, as well as other opportunities in the financial services industry. As part of its evaluation of opportunities, the Company engages with interested parties in discussions concerning possible transactions. The Company will continue to evaluate such opportunities and prospects. However, the Company cannot predict if any transaction will be consummated, nor the terms or form of consideration required. Nor can the Company predict, if any such transaction is consummated, what the financial benefit, if any, will be to the Company.

  The following discussion and analysis of significant factors affecting the Company's operating results and liquidity and capital resources should be read in conjunction with the accompanying consolidated financial statements and related notes.

THREE MONTHS ENDED SEPTEMBER 30, 1996 VS. 1995

Consolidated Results

  The Company reported net income of $13.1 million, or $0.14 per share on consolidated operating revenues of $317.9 million for the three months ended September 30, 1996. Fully diluted earnings per share for the quarter were also $0.14.

  For the same period of 1995, the Company reported net income of $17.5 million, or $0.25 per share on consolidated operating revenues of $299.7 million. Fully diluted earnings per share for the quarter were also $0.25.

 Operating Revenues

  Consolidated operating revenues for the third quarter of 1996 were $317.9 million compared to $299.7 million for the same period in 1995, an increase of $18.2 million or 6.1 percent. The increase was primarily due to acquisitions. Foreign exchange fluctuations had a nominal impact on quarter to quarter comparisons. Offsetting the favorable impact of acquisitions were the negative effects of a weak pricing environment in worldwide insurance markets.

 Commissions and Fees

  Total commissions and fees for the third quarter of 1996 were $301.6 million compared to $283.7 million for the same period in 1995, an increase of $17.9 million or 6.3 percent. The increase was primarily attributed to acquisition revenues of approximately $17 million.

 Fiduciary Investment Income

  Investment income earned on fiduciary funds for the third quarter of 1996 increased by $0.3 million, or 1.9 percent, versus 1995 levels primarily due to the impact of interest rate hedging performance in the U.K. and U.S., partially offset by lower average interest rates.

  Interest rate swap and forward rate agreements and interest rate options increased the Company's fiduciary investment income by $1.3 million in the third quarter of 1996 and had no significant impact in the same period in 1995. For additional information relating to the Company's interest rate financial instruments, see Note 10 of Unaudited Notes to Financial Statements and Note 12 of Audited Notes to Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

 Operating Expenses

  Consolidated operating expenses for the third quarter of 1996 were $296.2 million compared to $272.1 million for the same period in 1995, an increase of $24.1 million or 8.9 percent. Excluding the impact of favorable foreign exchange fluctuations of $1.7 million, total operating expenses increased $25.8 million or 9.5 percent, primarily due to acquisitions.

 Salaries and Benefits

  Consolidated salaries and benefits for the third quarter of 1996 were $191.6 million compared to $175.4 million for the same period in 1995, an increase of $16.2 million or 9.2 percent. After adjusting for changes in foreign exchange rates, consolidated salaries and benefits increased by $16.5 million, or 9.4 percent, versus the comparable quarter in 1995. Acquisitions increased salaries and benefits by approximately $10 million.

  Partially offsetting this increase was the decline in headcount from approximately 11,600 at September 30, 1995 to approximately 11,300 at September 30, 1996, excluding an increase of approximately 700 people due to acquisitions in the fourth quarter of 1995 and first nine months of 1996. The headcount reductions were primarily effected in the U.S. operations.

 Other Operating Expenses

  Consolidated other operating expenses increased by $7.9 million, or 8.2 percent in the third quarter of 1996 compared to 1995. Excluding the favorable impact of changes in foreign currency rates and including hedging contract gains and losses, total other operating expenses increased $9.3 million, or
9.6 percent, for the comparable period, including approximately $5 million from acquisitions.

  Contributing to this increase were higher goodwill amortization and other expenses relating to the acquisitions, a $1.6 million charge associated with the Lloyd's reconstruction and renewal program and increased costs associated with the Company's ongoing investment in information technology. Partially offsetting this increase was a decrease in insurance costs primarily relating to the Company's professional indemnity programs.

Other Income (Expenses)

 Investment Income

  Investment income earned on operating funds decreased in the third quarter of 1996 by $1.1 million, or 23.9 percent over the comparable period in 1995. The decrease was primarily due to a reduction in average investment balances and lower interest rates, particularly in the U.S.

 Interest Expense

  Interest expense decreased by $0.7 million, or 15.2 percent, in the third quarter of 1996 versus 1995. The decrease was primarily due to the Company's redemption and subsequent funding of the 11% convertible subordinated debentures with borrowings at more favorable rates under the long term credit facility. Partially offsetting the decrease was additional interest expense on the promissory note relating to the October 1995 purchase of JIB.

 Income Taxes

  The Company's effective tax rate for the third quarter was 40.1 percent in 1996 and 38.2 percent in 1995. The effective tax rates are higher than the U.S. statutory rate of 35 percent primarily due to U.S. state and local income taxes and to the nondeductibility of certain expenses, including entertainment and amortization of goodwill, in various jurisdictions in which the Company does business. Partially offsetting these factors was the favorable impact of foreign tax rates which were lower than the U.S. statutory rate.

SEGMENT INFORMATION

Insurance Services

  Operating results for the Insurance Services segment of the Company's operations are summarized below:

                                                                  THREE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
      Operating revenues:
        Risk management and insurance services broking........... $182.1 $166.1
        Specialist insurance and reinsurance broking.............   67.6   66.2
        Fiduciary investment income..............................   16.3   15.9
                                                                  ------ ------
          Total operating revenues...............................  266.0  248.2
      Operating expenses.........................................  240.5  215.7
                                                                  ------ ------
      Operating income........................................... $ 25.5 $ 32.5
                                                                  ====== ======

Risk Management and Insurance Services Broking Revenues

  Worldwide risk management and insurance services broking commissions and fees were $182.1 million, an increase of $16 million, or 9.6 percent, for the third quarter of 1996 versus 1995.

  The increase was primarily due to the effect of acquisition revenues, which approximated $17 million, and revenue gains in the Company's U.K., France, Netherlands and Latin American operations. Excluding acquisitions, revenues were significantly lower in the North American operations.

Specialist Insurance and Reinsurance Broking Revenues

  Total third quarter 1996 broking commissions and fees for the specialist insurance and reinsurance broking operations increased $1.4 million, or 2.1 percent, versus 1995 levels. Changes in foreign exchange rates had a nominal effect on third quarter broking revenues. This increase was primarily due to revenue gains in the Latin American operations and in captive management services.

Operating Expenses

  Operating expenses were $240.5 million for the third quarter of 1996, an increase of $24.8 million, or 11.5 percent, versus the comparable period in 1995. Excluding the impact of foreign exchange rate changes, including hedging contract gains of $1.6 million, operating expenses increased $26.4 million, or
12.2 percent on a comparable basis due mainly to an approximate $14 million impact from acquisitions. Additional increases resulted from higher salaries and benefits expenses, particularly in the U.K., and costs associated with the Company's ongoing investment in information technology, as well as the Lloyd's contribution.

Human Resource Management Consulting

  Operating results for the Human Resource Management Consulting segment of the Company's operations are summarized below:

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                                     SEPTEMBER
                                                                        30,
                                                                    -----------
                                                                    1996  1995
                                                                    ----- -----
      Operating revenues:
        Commissions and fees....................................... $51.9 $51.4
        Fiduciary investment income................................   --    0.1
                                                                    ----- -----
          Total operating revenues.................................  51.9  51.5
      Operating expenses...........................................  49.4  49.4
                                                                    ----- -----
      Operating income............................................. $ 2.5 $ 2.1
                                                                    ===== =====

  Human resource management consulting commissions and fees of $51.9 million increased by $0.5 million, or 1 percent, in the third quarter of 1996 compared to the same period in 1995. After adjusting for the impact of the transfer of a business unit to the U.S. risk management and insurance services operations, these revenues increased by $2.1 million, or 4.2 percent. This increase was primarily attributable to revenue gains in the U.S. and U.K. operations.

  Operating expenses were flat for the third quarter of 1996 compared to the same period in 1995. After adjusting for the effect of changes in foreign exchange rates and the transfer of a business unit, operating expenses increased by $2 million or 4.2 percent. This increase was primarily attributed to the U.S. operations and the 1996 acquisitions of two small operations in Australia and Sweden.

CONSOLIDATED RESULTS

  The Company reported net income of $47.7 million, or $0.62 per share on consolidated operating revenues of $967.4 million for the nine months ended September 30, 1996. Fully diluted earnings per share for the nine months ended September 30, 1996 were also $0.62.

  For the nine months ended September 30, 1995, the Company reported net income of $81.9 million, or $1.42 per share, on consolidated operating revenues of $952 million. Fully diluted earnings per share for the nine months ended September 30, 1995 were $1.33. Included in the 1995 results is an after-tax gain of $19.8 million, or $0.44 per share, from the sale of Alexsis, the Company's U.S.-based third party claims administration operation.

Operating Revenues

  Consolidated operating revenues were $967.4 million for the first nine months of 1996, an increase of $15.4 million, or 1.6 percent, from the corresponding period in 1995. Revenue comparisons were impacted by both foreign currency fluctuations and the effect of dispositions. After adjusting for the effect of these items, total revenues increased $33.3 million, or 3.5 percent, primarily due to acquisitions partially offset by the effect of lower premium rates.

Commissions and Fees

  Total commissions and fees were $920.6 million for the first nine months of 1996, an increase of $17.2 million, or 1.9 percent, compared to the same period in 1995. After adjusting for the negative impact of foreign exchange rates and the impact of operations sold in 1995, total commissions and fees increased by $34.5 million, or 3.9 percent. This increase was due primarily to the addition of approximately $44 million from acquisitions offset by the impact of soft market conditions, primarily in the U.S.

Fiduciary Investment Income

  Investment income earned on fiduciary funds for the first nine months of 1996 decreased by $1.8 million, or 3.7 percent, versus 1995 levels primarily due to lower average investment levels, particularly in the U.K. and lower worldwide short term interest rates, particularly in the U.K. and Canada. Partially offsetting this decrease was improved interest rate hedging performance in the U.K. and U.S.

  Interest rate swap and forward rate agreements and interest rate options increased the Company's fiduciary investment income by $3 million in the first nine months of 1996 and $0.9 million in the same period in 1995. For additional information relating to the Company's interest rate financial instruments, see Note 10 of Unaudited Notes to Financial Statements and Note 12 of Audited Notes to Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

Operating Expenses

  Consolidated operating expenses were $879.1 million for the first nine months of 1996, an increase of $35.6 million or 4.2 percent, versus the comparable first nine months of 1995. After adjusting for the $8.2 million favorable effect of changes in foreign currency rates, including hedging contract gains and losses, and the impact of operations sold in 1995, operating expenses increased by $51.6 million, or 6.2 percent. The increase was primarily attributed to acquisitions which increased operating expenses by approximately $41 million.

Salaries and Benefits

  Consolidated salaries and benefits increased by $22.7 million, or 4.2 percent in the first nine months of 1996 versus the same period in 1995. Excluding the $4.2 million favorable effect of changes in foreign exchange rates and the 1995 dispositions, total salaries and benefits increased $31.5 million, or 5.8 percent, versus 1995 levels. This increase was primarily due to the impact of acquisitions of approximately $27 million.

Other Operating Expenses

  Consolidated other operating expenses increased by $12.9 million, or 4.3 percent, in the first nine months of 1996 compared to the same period in 1995. Excluding the favorable impact of changes in foreign exchange rates, including hedging contracts gains and losses, and operations sold in 1995, other operating expenses increased $20.1 million, or 6.8 percent, in the first nine months of 1996 versus the same period in 1995.

  This increase was attributed to the effect of acquisitions, which increased expenses approximately $14 million, increased travel expenses primarily relating to acquisition activity and globalization of businesses and additional costs associated with the Company's ongoing investment in information and technology. Partially offsetting this increase was a decrease in insurance costs primarily relating to the Company's professional indemnity programs.

Other Income (Expenses)

Investment Income

  Investment income earned on operating funds decreased for the first nine months of 1996 by $3.3 million, or 23.7 percent compared to the same period in 1995. The decrease was primarily attributable to lower interest rates and a reduction in the average investment balances.

Interest Expense

  Interest expense decreased by $2.3 million, or 16.3 percent, in the first nine months of 1996 versus the same period in 1995. The decrease was primarily due to the Company's redemption and subsequent funding of the 11% convertible subordinated debentures with borrowings at more favorable rates under the long term credit facility. Partially offsetting the decrease was additional interest expense on the promissory note relating to the purchase of JIB.

Other

  Other non-operating income (expenses) consists of the following:


                                                                         NINE
                                                                        MONTHS
                                                                        ENDED
                                                                      SEPTEMBER
                                                                         30,
                                                                      ----------
                                                                      1996 1995
                                                                      ---- -----
      Gains on sales of businesses................................... $ -- $30.4
      Other..........................................................  0.6   3.6
                                                                      ---- -----
                                                                      $0.6 $34.0
                                                                      ==== =====

  Other non-operating income (expense) decreased $33.4 million for the first nine months of 1996 compared to 1995. The 1995 results included the pre-tax gain on the sale of Alexsis, Inc., the Company's U.S.-based third party claims administrator, totaling $28.7 million ($19.8 million after-tax or $0.44 per share). In addition, the 1995 results included gains resulting from the sale of two small operations and a U.K. merchant bank, totaling $1.4 million and $0.3 million, respectively.

Income Taxes

  The Company's effective tax rate for the first nine months of the year was
39.9 percent in 1996 and 38.4 percent for the same period in 1995. The effective tax rates were higher than the U.S. statutory rate of 35 percent primarily due to U.S. state and local income taxes and to the nondeductibility of certain expenses, including entertainment and amortization of goodwill, in the various jurisdictions in which the Company does business. Partially offsetting these factors in the first nine months of both 1996 and 1995 was the favorable impact of foreign tax rates which were lower than the U.S. statutory rate. In the first nine months of 1995 the rate was also favorably affected by the amount of gain recognized for tax purposes on the sale of Alexsis.

  As discussed in Note 3 of Unaudited Notes to Financial Statements, the Internal Revenue Service withdrew a previously proposed adjustment to the Company's 1991 taxable income with respect to certain intercompany transactions involving the stock of a United Kingdom subsidiary.

Discontinued Operations

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake. The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company (Orion), a U.K.-based insurance company, and future losses pursuant to a stop-loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 ("Syndicate 701"). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett, an underwriting management company previously managed by Alexander Howden.

  In 1994, Orion, which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States, which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site cleanup (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  On July 1, 1994, the Company entered into a finite risk contract with a reinsurance company, providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for a payment by the Company of $80 million, $50 million of which was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At September 30, 1996, the recoveries were limited to $120.8 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations.

  While the insurance liabilities represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse developments may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible loss amounts, liabilities could exceed recorded amounts by approximately $165 million. However, in the event of such adverse developments, based on the independent actuarial estimate of pay out patterns, up to approximately $125 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

SEGMENT INFORMATION

Insurance Services

  Operating results for the Insurance Services segment of the Company's operations are summarized below:

                                                                          FOR THE NINE
                                                                          MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                          -------------
                                                                           1996   1995
                                                                          ------ ------
 Operating revenues:
   Risk management and insurance services broking........................ $562.4 $542.1
   Specialist insurance and reinsurance broking..........................  203.5  205.7
   Fiduciary investment income...........................................   46.7   48.3
                                                                          ------ ------
     Total Operating revenues............................................  812.6  796.1
 Operating expenses......................................................  715.1  672.4
                                                                          ------ ------
 Operating income........................................................ $ 97.5 $123.7
                                                                          ====== ======

Risk Management and Insurance Services Broking Revenues

  Worldwide risk management and insurance services broking commissions and fees increased $20.3 million, or 3.7 percent, for the first nine months of 1996 compared to the same period in 1995. After adjusting for the unfavorable foreign exchange rate variance of $3.2 million and the impact of operations sold in 1995, commissions and fees increased $35 million, or 6.6 percent.

  This increase was due to an approximate increase of $43 million for acquisitions and revenue gains in the U.K. operations. Offsetting these increases were lower revenues due to severe pricing and competitive pressures, particularly in the North American operations.

Specialist Insurance and Reinsurance Broking Revenues

  For the first nine months of 1996 total broking commissions and fees for the specialist insurance and reinsurance broking operations decreased $2.2 million, or 1.1 percent, versus 1995 levels for the same period. Changes in foreign exchange rates decreased 1996 broking revenues by $1.7 million. After adjusting for the effect of foreign exchange rates, commissions and fees decreased $0.5 million, or 0.2 percent, in the first nine months of 1996. Decreased revenues of $2.5 million in the Company's U.K. operations were partially offset by a $1.1 million and $0.9 million increase in the international and U.S. operations, respectively. The U.K. operations decrease resulted from unfavorable market conditions resulting in premium rate reductions on most classes of business.

Operating Expenses

  Worldwide risk management and insurance services operating expenses for the first nine months of 1996 increased $37.7 million, or 7.5 percent, versus the same period in 1995. After adjusting for foreign exchange rate changes, including hedging contracts gains and losses, and the 1995 dispositions, total operating expenses increased $49 million, or 9.9 percent, in the first nine months of 1996, primarily due to acquisitions which increased expenses approximately $40 million. Additionally, increases were reported in the Latin American and Asia/Pacific operations of $2.6 million and $3.1 million, respectively. The increase in Latin America was primarily due to increased staff costs in Mexico and Brazil. The Asia/Pacific variance included the impact of inflation and higher costs related to the expansion of operations.

  For the first nine months of 1996 operating expenses for the specialist and reinsurance broking operations increased $5 million, or 2.9 percent, versus the same period in 1995. Foreign exchange rate variances, including hedging gains and losses, favorably impacted expenses by $3.9 million in 1996. After adjusting for foreign exchange rate variances, total operating expenses increased $8.9 million, or 5.2 percent. Contributing to the 1996 increase were the international operations, primarily due to increased staff costs, and the U.K. operations, primarily due to the charge associated with the Lloyd's reconstruction and renewal program.

Human Resource Management Consulting

  Operating results for the Human Resource Management Consulting segment of the Company's operations are summarized below:

                                                                  FOR THE NINE
                                                                  MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
      Operating revenues:
        Commissions and fees..................................... $154.7 $155.6
        Fiduciary investment income..............................    0.1    0.3
                                                                  ------ ------
          Total Operating revenues...............................  154.8  155.9
      Operating expenses.........................................  145.7  149.7
                                                                  ------ ------
      Operating income........................................... $  9.1 $  6.2
                                                                  ====== ======

  Human resource management consulting commissions and fees decreased by $0.9 million, or 0.6 percent, in the first nine months of 1996 compared to the same period in 1995. Excluding the impact of changes in foreign exchange rates and the impact of the transfer of a business unit to the U.S. risk management and insurance services operations, commissions and fees increased $5 million, or
3.3 percent, in the first nine months of 1996. The increased revenues were spread throughout geographic regions with $2.2 million, $1.9 million and $0.9 million in the U.K., U.S. and other international operations, respectively.

  Operating expenses decreased by $4 million, or 2.7 percent, for the first nine months of 1996 compared to 1995. After adjusting for the effect of changes in foreign exchange rates and the transfer of a business unit, operating expenses increased $2.6 million or 1.8 percent, in the first nine months of 1996. This increase was primarily attributed to the 1996 acquisitions of two small operations in Australia and Sweden.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1996, the Company's operating cash and cash equivalents totaled $232 million, a $9.2 million decrease compared to the 1995 year-end balance. In addition, the Company had $42.5 million of operating funds invested in short-term and long-term investments at September 30, 1996, a $0.3 million increase compared to December 31, 1995.

Operating Activities

  The Company's funds from operating activities consist primarily of net income adjusted for non-cash items, including depreciation and amortization, deferred income taxes, and gains on sales of business. The net cash flows relating to discontinued operations and changes in working capital balances are also included. In the first nine months of 1996, the Company's operating activities provided $28.5 million of operating funds.

  The Company paid approximately $72 million for the 1995 performance year and $50 million for the 1994 performance year in bonus incentives during the first nine months of 1996 and 1995, respectively. Generally, these payments are made in the first quarter of the year for prior year performance.

Investing Activities

  The Company's net capital expenditures for property and equipment were $18.6 million and $15.1 million during the nine months ended September 30, 1996 and 1995, respectively. These expenditures increased primarily as a result of the Company's worldwide investment in technology, particularly in the U.S. and Asia/Pacific region, coupled with leasehold improvements in the U.S. due to the consolidation of real estate space.

  In the first nine months of 1996, the Company acquired or invested in several brokerage and consulting operations, primarily in the Asia/Pacific region, for combined purchase prices approximating $27.5 million. The Company paid a total of $21.9 million at closing for these acquisitions.

Financing Activities

  In August 1996, the Company obtained two short-term bank loans totaling $7 million. The proceeds from these loans were used to reduce the amount outstanding under the long-term revolving credit agreement by $10 million.

  On June 11, 1996 in accordance with the terms of the 1995 Jardine purchase agreement, the Company reduced the remaining $8.1 million note payable due in October 1996 to $6 million.

  In May 1996, the Company issued a $2.7 million, 9 percent two year note, relating to an acquisition in the Asia/Pacific region. (See Note 2 of the Unaudited Notes to Financial Statements).

  In April 1996, the Company announced a stock repurchase program which allows for the repurchase of up to two million shares of the Company's common stock that will be used to fund the Company's equity based compensation and employee benefit plans. At September 30, 1996, no shares had been repurchased under this program.

  During the first quarter of 1996, the Company borrowed $30 million under its long-term revolving credit agreement.

Other

  The Company's accumulated translation adjustment balance for its Mexican operations reflected an unrealized loss of $8 million at September 30, 1996. The Company expects to maintain its strategic investment in Mexico for the long term and further anticipates that its Mexican operation will remain profitable. Accordingly, the Company does not consider its investment in Mexico to be impaired.

  During the first nine months of 1996, the Accumulated Translation Adjustments, which represent the cumulative effect of translating the Company's international operations to U.S. dollars, positively impacted total Stockholders' Equity by $4.8 million. The increase reflects the strengthening of the U.K. pound against the U.S. dollar.

  At September 30, 1996, the Company had an accumulated deficit of $203.1 million. The Company's current financial position satisfies Maryland law requirements for the payment of dividends. At September 30, 1996, the current maximum amount of unrestricted funds the Company has available to pay Common Stock dividends under Maryland law equaled approximately $347.5 million. The Board of Directors will continue to take into consideration the Company's financial performance and projections, as well as the provisions of the AIG Agreement pertaining to dividends described in Note 9 of Unaudited Notes to Financial Statements, in connection with future decisions with respect to dividend declarations. In addition, no dividends may be declared or paid on the Company's Common Stock unless an equivalent amount per share is declared and paid on the dividend-paying shares associated with the Class A and Class C Stock.

  The Company believes that cash flow from operations, along with current cash balances, will be sufficient to fund working capital as well as all other obligations on a timely basis. In the event additional funds are required, the Company believes it will have sufficient resources, including borrowing capacity, to meet such requirements.

Information Concerning Forward-Looking Statements

  The Company has made and may from time to time make forward-looking statements concerning future financial results or events or conditions that may affect its future financial results. Forward-looking statements are made based upon management's expectations, assumptions, judgments and beliefs concerning future developments and global economic, industry and financial market conditions, and their potential effect upon the Company. There can be no assurance that these future conditions and developments will be in accordance with management's expectations or that the effect of future conditions and developments on the Company will be those anticipated by management.

  The Company cautions that the assumptions that form the basis for forward-looking statements concerning future financial results, or events or conditions that may affect such results, are based on many factors that are beyond the Company's ability to control or estimate precisely, including future market conditions and the behavior of competitors and other market participants. Among the factors, in addition to other possible factors not listed, that could affect actual results and cause such results to differ materially from those anticipated in such forward-looking statements are the following:

Economic Conditions

  The insurance brokerage industry is affected by changes in national, international and local economic conditions as well as in client preferences and spending patterns. Factors such as inflation and changes in worldwide interest rates and monetary fluctuations may affect the Company's clients and the markets in which the Company operates and its ability to finance needed capital expenditures.

Government Regulation and Licensing

  The global insurance brokerage industry is affected by the adoption of new, and by changes in, trade, monetary, accounting and fiscal policies, laws and regulations such as trade restrictions and prohibitions, as well as other activities of federal and local governments, agencies and similar organizations. The Company's ability to conduct business may be precluded, temporarily suspended or otherwise adversely affected as a result of any such changes or activities.

  In addition, the activities of the Company related to insurance broking and human resource management consulting services are subject to licensing requirements and extensive regulation under the laws of the United States and its states, territories and possessions, as well as the laws of other countries in which the Company's subsidiaries conduct business. These laws and regulations vary from jurisdiction to jurisdiction. The appropriate regulatory authorities generally have wide discretionary authority in adopting, amending and implementing such regulations. In addition, certain of the Company's activities are governed by the rules of the Lloyds of London insurance market and other similar organizations. Compliance with such licensing and regulatory requirements and the restructuring and reorganization of Lloyds of London may increase the Company's cost of doing business or change the manner in which the Company is permitted to operate.

Competition

  The insurance brokerage industry is intensely competitive with respect to broking commissions, fee growth, personnel and the quality of service provided. There is keen competition within the industry on a local, national and international level, not only to gain new clients but also to retain existing clients. In addition, the Company is subject to loss of business due to the growing alternative markets and to loss of personnel to its competitors.

Market Conditions

  The insurance brokerage industry is affected by periods of soft pricing and excess market capacity which, in recent years, has resulted in a downward pressure on premium rates and intense competition among insurance carriers and brokers for market share. The occurrence of catastrophic events can change loss ratios and, subsequently, pricing, thereby affecting a broker's contingent commissions and overriders. The Company's revenues, expenses and associated hedging programs are also affected by the general level of interest rates and the income earned on fiduciary funds as well as changes in foreign currency exchange rates. The timing of renewal cycles in different parts of the world and lines of business produces seasonality in its results.

Contingencies

  The Company's financial results are affected by the costs and other effects of claims and lawsuits from both private and governmental parties, which may include claims and lawsuits in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance and in rendering consulting services, as well as claims relating to the Company's discontinued operations and tax matters, which may affect its operations and administrative expenses. The Company is also subject to the risk of losses from the potential uncollectibility of insurance and reinsurance claims and advances on behalf of clients and indemnifications connected with the sales of certain businesses.

Growth Plans

  The Company plans to explore geographical market expansion as well as strategic and niche acquisitions relating to its core business. There can be no assurance that the Company will be able to achieve its growth objectives or consummate any acquisition or joint venture opportunities it may pursue or if a transaction is consummated, what the financial benefit, if any, will be to the Company. Growth in certain markets or products can impact the historical quarterly comparisons of earnings based on insurance renewal cycles.

Restructuring/Cost Saving Efforts

  The Company's future earnings will be affected by its ability to effectuate additional internal consolidation and other cost savings initiatives and its investment in new technology, products and personnel.

  While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its quarterly and annual reports, the Company undertakes no obligation to publicly update or revise any particular forward-looking statement in light of future events.

                             PRICE RANGE OF SHARES

  The Shares are listed on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per Share on NYSE as reported by the Company in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 with respect to the years ended December 31, 1994 and December 31, 1995, and as reported by published financial sources with respect to periods after December 31, 1995.

                                                       HIGH    LOW     DIVIDENDS
                                                       ----    ----    ---------
Year Ended December 31, 1994:
  First Quarter....................................... $22 3/4 $17 1/4  $ .250
  Second Quarter......................................  18 1/8   14       .025
  Third Quarter.......................................  20 7/8   16       .025
  Fourth Quarter......................................  21 1/2  18 1/2    .025

                           HIGH     LOW     DIVIDENDS
                           ----     ----    ---------
Year Ended December 31,
 1995:
  First Quarter........... $23 3/4  $18 1/2  $ .025
  Second Quarter..........  26 7/16  22 1/8    .025
  Third Quarter...........  25 1/2   22 3/8    .025
  Fourth Quarter..........  24 3/8   18 5/8    .025
Year Ended December 31,
 1996:
  First Quarter........... $20 5/8  $18 1/4  $ .025
  Second Quarter..........  21 1/2   18 1/2    .025
  Third Quarter...........  20 1/8   15 1/2    .025
  Fourth Quarter..........  17 1/4   13 5/8    .025
Year Ended December 31,
 1997:
  First Quarter (through
   January 31, 1997)...... $17 1/2  $17 1/4  $  --

  On December 10, 1996, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on NYSE was $14 1/8.

                            BUSINESS OF THE COMPANY

GENERAL

  The Company is a holding company which, through its subsidiaries, provides risk management, insurance brokerage and human resource management consulting services on a global basis. It is one of the few organizations capable of providing such services to clients with multinational operations. The Company operates from offices located in more than 80 countries and territories through wholly-owned subsidiaries, affiliates and other servicing capabilities. Its international operations represent 53 percent, 48 percent and 46 percent of the Company's consolidated operating revenues for the years ended December 31, 1995, 1994 and 1993, respectively. The Company was incorporated under the laws of the State of Maryland in 1973 and through predecessor entities has been in business since 1899.


INDUSTRY SEGMENTS

  Insurance Services. The Company's principal industry segment is insurance services, which includes risk management and insurance services, specialist broking and reinsurance broking. For each of the years ended December 31, 1995, 1994 and 1993, total revenues contributed by the Company's insurance services segment accounted for 84 percent of its consolidated operating revenues. The Company's extensive services permit it to handle diverse lines of coverage. In October 1995, the Company acquired most of the U.S. retail insurance broking and consulting business of Jardine Insurance Brokers, Inc. for a purchase price not to exceed approximately $48.3 million. The acquisition increased the Company's presence in the west, primarily in California, and added management strength to certain U.S. practice groups, including health care and agribusiness.

  Risk Management and Insurance Services. The Company's Risk Management and Insurance Services operations (also referred to as "retail broking") develop risk management programs and place coverage on behalf of its clients directly with insurance companies or indirectly through specialist insurance brokers. During 1995, this operation served approximately 125,000 clients, through 260 offices in 74 countries. For the years ended December 31, 1995, 1994 and 1993, the Company's risk management and insurance services operations accounted for approximately 60 percent, 64 percent and 64 percent, respectively, of the Company's consolidated operating revenues. The Company's risk analysis and management capabilities include a broad range of services such as risk surveys and analyses, loss control and cost studies, formulation of safety procedures and insurance programs. Complementing these services, the Company offers financial and actuarial services, risk information and strategic risk management consulting. In 1993, the common trading name of "Alexander & Alexander" was introduced throughout its global insurance services network in the United States, the United Kingdom, Canada and Japan and in most of its markets in Continental Europe, Asia-Pacific and the Middle East.

  Specialist and Reinsurance Broking. Effective January 1, 1995, the Company's specialist broking (also referred to as "wholesale broking") and reinsurance broking operations were combined under the operating name Alexander Howden Group Limited, headquartered in London. This operation has 62 offices located in 37 countries. For the years ended December 31, 1995, 1994 and 1993, the Company's combined specialist and reinsurance broking operations accounted for approximately 24 percent, 20 percent and 20 percent, respectively, of the Company's consolidated operating revenues. As a specialist broker, the Company acts as an intermediary between the retail broker and insurance companies throughout the world, including Lloyds of London syndicates. The Company's worldwide specialist operations place large and complex risks that require access to the London and world insurance markets, and offer excess, surplus and specialty lines placements, specialist insurance broking and facultative reinsurance. As a reinsurance broker, the Company places coverage on behalf of its insurance or reinsurance company clients worldwide, including Lloyds of London syndicates, to reinsure all or a portion of the risk underwritten by that insurance or reinsurance company.

  The Company is compensated for its broking services by commissions, usually as a percentage of insurance premiums paid by the client, or by negotiated fees. The Company may also receive overrider and/or contingent commissions which are based on the volume and/or profitability of business placed with an insurance company over a given period of time. The Company is generally compensated on a fee basis when providing consulting and advisory services with respect to clients' risk and underwriting management programs. In addition to commissions and fees, the Company derives revenues from investment income earned on fiduciary funds. Premiums received from insureds, but not yet remitted to the carriers and claims payments received from carriers but not yet remitted to the insureds, are held as cash or investments in a fiduciary capacity.

  The Company's insurance broking revenues are generally affected by premium rates charged by insurance companies in the property and casualty markets and the overall available market capacity. Commission and fee growth has been constrained since the mid-to-late 1980's due to soft pricing and excess capacity and the resultant intense competition among insurance carriers. The Company's broking revenues are also affected by the timing of renewal cycles in different parts of the world and lines of business which produce a degree of seasonality in the Company's results. Risk management and insurance services broking revenues in Continental Europe are the strongest during the first quarter of the year, in contrast to the U.S. and Asia-Pacific, where such revenues are the strongest in the fourth quarter of the year. Specialist and reinsurance broking revenues are strongest during the first and second quarters.

  Human Resource Management Consulting. The Company offers global workforce-related consulting and benefits broking services through The Alexander Consulting Group Inc. ("ACG"). For each of the years ended December 31, 1995, 1994 and 1993, total revenues contributed by ACG accounted for 16 percent of the Company's consolidated operating revenues. ACG provides integrated advisory and support services in workforce management, including retirement planning, health/welfare and total compensation, human resource information technologies and communications. ACG also offers brokerage services for group health and welfare, special risk, and executive planning insurance coverages. During 1995, ACG served over 20,000 clients, through 87 offices in 17 countries.

  The Company is compensated for human resource management consulting services on a fee basis, except in instances where it receives commissions from insurance companies for the placement of individual and group insurance contracts. Revenues for the human resource management consulting segment are typically strongest in the fourth quarter and weakest in the first quarter, and therefore, produce a degree of seasonality in the Company's results. Revenue generated in the Company's human resource consulting business can be significantly affected by legislative enactments.

  Financial Information about Industry Segments. For financial information related to the Company's industry segments and geographical concentrations for each of the three years in the period ended December 31, 1995, see Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") and Note 15 of the Notes to Financial Statements in the Company's 1995 Annual Report to Stockholders (the "1995 Annual Report").

DISCONTINUED OPERATIONS

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group. The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company, a U.K.-based insurance company, and future losses pursuant to a stop-loss reinsurance contract between Sphere Drake and Lloyds Syndicate 701. In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency, an underwriting management company previously managed by a subsidiary of the Company. In addition, the Company is currently running off its insurance underwriting subsidiaries located in Atlanta and Bermuda. For further information concerning discontinued operations, see MD&A and Note 6 of Notes to Financial Statements appearing elsewhere herein.

                           CERTAIN SECURITY HOLDINGS

  The following table sets forth as of January 17, 1997 certain information regarding the beneficial ownership of shares of Common stock for (i) each person known to the Company to be the beneficial owner of more than a 5% interest in the Company, (ii) each director and named executive officer of the Company and (iii) the directors and executive officers of the Company as a group. Unless otherwise indicated, the person listed as the beneficial owner of Shares has sole voting and investment power for all such Shares. An asterisk under "Percent of Class" indicates "less than one percent."

                                         COMMON STOCK COMMON STOCK
                                         BENEFICIALLY  SUBJECT TO   PERCENT OF
NAME                                        OWNED      OPTIONS(3)  COMMON STOCK
----                                     ------------ ------------ ------------
Aon Corporation(1)
 123 N. Wacker Drive
 Chicago, Illinois 60606................  58,541,474        --         98.0
Frank G. Zarb (2).......................     171,692    100,000         *
H. Furlong Baldwin......................         --         --          --
Kenneth J. Davis........................         --       1,100         *
Joseph L. Dionne........................         --         --          --
Maurice H. Hartigan.....................         --         --          --
Ronald A. Iles..........................         --      15,100         *
Edward F. Kosnik........................         --         --         --
Dennis L. Mahoney.......................         --         --         --
All directors and executive officers as
 a group (17 persons)(2)................     187,461    116,200         *

--------
(1) The shares listed as beneficially owned by Aon include (i) 44,293,552 Shares acquired by Merger Sub pursuant to the Offer and (ii) 14,247,922 Shares that are issuable upon the exchange of 4,846,232 shares of Series B Preferred Stock. Each share of Series B Preferred Stock is currently convertible into approximately 2.94 shares of Class D Common Stock of the Company. Subject to certain limitations, the Class D Common Stock is exchangeable for Common Stock on a share-for-share basis.
(2) All directors and executive officers tendered shares held directly or indirectly by them with the exception of Mr. Zarb whose tender was not accepted by the depositary due to error.
(3) Represents shares which are subject to options exercisable within 60 days.

               CERTAIN INFORMATION CONCERNING AON AND MERGER SUB

  Merger Sub is a newly incorporated Maryland corporation. To date, Merger Sub has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the consummation of the Offer. Accordingly, no meaningful financial information with respect to Merger Sub is available. Merger Sub is a wholly-owned subsidiary of Aon. The principal executive office of Merger Sub is located at Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

  Aon, a Delaware corporation, has its principal executive office at 123 N. Wacker Drive, Chicago, Illinois 60606. Aon is an insurance services holding company that comprises a family of insurance brokerage, consulting and consumer insurance companies.

  Aon is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company.

                            INDEPENDENT ACCOUNTANTS

  The consolidated balance sheets of the Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is included on page F-2.

  A representative of Deloitte and Touche LLP will not be present at the Special Meeting.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  The 1997 Annual Meeting of Stockholders of the Company has been postponed pending the results of the Special Meeting. In the event the Merger is not consummated and the 1997 Annual Meeting is held, any stockholder proposal intended to be presented at the 1997 Annual Meeting must have been received by the Company prior to date of this proxy statement in order to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                                 OTHER MATTERS

  Under the Company's Bylaws, no business may be transacted at the Special Meeting other than the consideration of and voting upon the Merger Proposal. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should also be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide Web site at http://www.sec.gov.

                                          By Order of the Board of Directors,

                                          Alice L. Russell
                                          Corporate Secretary
February 6, 1997

             PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND
            MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report..............................................  F-2
FINANCIAL STATEMENTS:
  Consolidated Statements of Operations--For the years ended December 31,
   1995, 1994 and 1993....................................................  F-3
  Consolidated Balance Sheets--As of December 31, 1995 and 1994...........  F-4
  Consolidated Statements of Cash Flows--For the years ended December 31,
   1995, 1994 and 1993....................................................  F-5
  Consolidated Statements of Stockholders' Equity--For the years ended De-
   cember 31, 1995, 1994 and 1993.........................................  F-6
  Notes to Financial Statments............................................  F-7
UNAUDITED FINANCIAL STATEMENTS:
  Unaudited Consolidated Statements of Operations--For the three and nine months ended September 30, 1996 and 1995............................... F-40
  Condensed Consolidated Balance Sheets--As of September 30, 1996 (Unau-
   dited) and December 31, 1995........................................... F-41
  Unaudited Consolidated Statements of Cash Flows--For the nine months ended September 30, 1996 and 1995...................................... F-42
  Unaudited Notes to Financial Statements................................. F-43

                         INDEPENDENT AUDITORS' REPORT

To The Stockholders of Alexander & Alexander Services Inc.:

  We have audited the accompanying consolidated balance sheets of Alexander & Alexander Services Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Notes 5, 7 and 11 to the consolidated financial statements, the Company changed its method of accounting for international postretirement benefits in 1995, certain investments in debt and equity securities and postemployment benefits in 1994, and income taxes and United States postretirement benefits in 1993.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Baltimore, Maryland
February 14, 1996

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

    FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     1995      1994      1993
                                                   --------  --------  --------
OPERATING REVENUES:
Commissions and fees.............................  $1,219.5  $1,272.3  $1,287.7
Fiduciary investment income......................      62.9      51.6      53.9
                                                   --------  --------  --------
  Total..........................................   1,282.4   1,323.9   1,341.6
                                                   --------  --------  --------
OPERATING EXPENSES:
Salaries and benefits............................     735.1     814.3     785.3
Other operating expenses.........................     407.0     523.5     504.0
Restructuring and special charges................      17.6      69.0       --
                                                   --------  --------  --------
  Total..........................................   1,159.7   1,406.8   1,289.3
                                                   --------  --------  --------
Operating income (loss)..........................     122.7     (82.9)     52.3
                                                   --------  --------  --------
OTHER INCOME (EXPENSES):
Investment income................................      19.2      10.9       9.6
Interest expense.................................     (18.6)    (16.0)    (14.4)
Other............................................      32.7      10.9     (15.6)
Special charges..................................       --      (69.7)      --
                                                   --------  --------  --------
  Total..........................................      33.3     (63.9)    (20.4)
                                                   --------  --------  --------
Income (loss) before income taxes and minority
 interest........................................     156.0    (146.8)     31.9
Income taxes (benefit)...........................      60.9     (42.6)      6.4
                                                   --------  --------  --------
Income (loss) before minority interest...........      95.1    (104.2)     25.5
Minority interest................................      (5.7)     (3.0)     (1.9)
                                                   --------  --------  --------
Income (loss) from continuing operations.........      89.4    (107.2)     23.6
Loss from discontinued operations................       --      (28.9)      --
                                                   --------  --------  --------
Income (loss) before cumulative effect of change
 in accounting...................................      89.4    (136.1)     23.6
Cumulative effect of change in accounting........       --       (2.6)      3.3
                                                   --------  --------  --------
  Net income (loss)..............................      89.4    (138.7)     26.9
                                                   ========  ========  ========
Preferred stock dividends........................     (25.4)    (15.1)     (6.2)
                                                   --------  --------  --------
Earnings (loss) attributable to common sharehold-
 ers.............................................  $   64.0  $ (153.8) $   20.7
                                                   ========  ========  ========
PER SHARE INFORMATION:
Primary earnings per share:
Income (loss) from continuing operations.........  $   1.44  $  (2.79) $   0.40
Loss from discontinued operations................       --      (0.66)      --
Cumulative effect of change in accounting........       --      (0.06)     0.08
                                                   --------  --------  --------
  Net earnings (loss)............................  $   1.44  $  (3.51) $   0.48
                                                   ========  ========  ========
Average common and common equivalent shares out-
 standing........................................      44.6      43.8      43.4
                                                   ========  ========  ========
Fully diluted earnings per share:
Income (loss) from continuing operations.........  $   1.42  $  (2.79) $   0.40
Loss from discontinued operations................       --      (0.66)      --
Cumulative effect of change in accounting........       --      (0.06)     0.08
                                                   --------  --------  --------
  Net earnings (loss)............................  $   1.42  $  (3.51) $   0.48
                                                   ========  ========  ========
Average common and common equivalent shares out-
 standing, assuming full dilution................      57.1      43.8      43.4
                                                   --------  --------  --------
Cash dividends per common share..................  $    .10  $   .325  $   1.00
                                                   ========  ========  ========

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, (IN MILLIONS)

                                                              1995      1994
                                                            --------  --------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents:
 Operating................................................  $  241.2  $  248.7
 Fiduciary................................................     496.4     428.5
Short-term investments:
 Operating................................................      11.3      19.2
 Fiduciary................................................     224.9     292.2
Premiums and fees receivable (less allowance for doubtful
 accounts of $20.5 in 1995 and $23.7 in 1994).............   1,292.8   1,206.1
Deferred income taxes.....................................      20.0      71.5
Other current assets......................................      85.4     120.7
                                                            --------  --------
   Total current assets...................................   2,372.0   2,386.9
                                                            --------  --------
PROPERTY AND EQUIPMENT:
Land and buildings........................................      39.2      39.7
Furniture and equipment...................................     274.6     296.5
Leasehold improvements....................................      83.0      95.1
                                                            --------  --------
                                                               396.8     431.3
Less accumulated depreciation and amortization............    (270.4)   (293.3)
                                                            --------  --------
Property and equipment--net...............................     126.4     138.0
                                                            --------  --------
OTHER ASSETS:
Intangible assets (net of accumulated amortization of
 $124.5 in 1995 and $117.5 in 1994).......................     210.7     175.1
Deferred income taxes.....................................     102.1      87.1
Long-term operating investments...........................      30.9      64.1
Other.....................................................     100.3      94.5
                                                            --------  --------
   Total assets...........................................  $2,942.4  $2,945.7
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Premiums payable to insurance companies...................  $1,810.4  $1,738.3
Short-term debt...........................................      19.1       1.0
Current portion of long-term debt.........................       9.3      17.1
Deferred income taxes.....................................       9.4       8.5
Accrued compensation and related benefits.................      81.8      60.0
Income taxes payable......................................      24.7      66.3
Other accrued expenses....................................     165.8     258.1
                                                            --------  --------
   Total current liabilities..............................   2,120.5   2,149.3
                                                            --------  --------
LONG-TERM LIABILITIES:
Long-term debt............................................     126.2     132.7
Deferred income taxes.....................................      15.6      13.4
Net liabilities of discontinued operations................      33.4      56.8
Other.....................................................     234.1     266.0
                                                            --------  --------
   Total long-term liabilities............................     409.3     468.9
                                                            --------  --------
Commitments and Contingent Liabilities (Notes 5, 6, 13 and
 14)
8% Series B cumulative convertible preferred stock contin-
 gency (Note 14)..........................................      10.0      10.0
                                                            --------  --------
STOCKHOLDERS' EQUITY:
Preferred stock, authorized 15,000,000 shares, $1 par val-
 ue:
 Series A junior participating preferred stock, issued
  and outstanding, none...................................       --        --
 $3.625 Series A convertible preferred stock, issued and
  outstanding, 2,300,000 shares, liquidation preference
  of $115 million.........................................       2.3       2.3
 8% Series B cumulative convertible preferred stock, is-
  sued and outstanding 4,477,170 and 4,136,213 shares,
  respectively, liquidation preference of $224 million
  and $205 million, respectively..........................       4.5       4.1
Common stock, authorized 200,000,000 shares, $1 par value;
 issued and outstanding 42,259,282 and 41,569,902 shares,
 respectively.............................................      42.3      41.5
Class A common stock, authorized 26,000,000 shares,
 $.00001 par value; issued and outstanding 1,920,821 and
 2,282,088 shares, respectively...........................       --        --
Class C common stock, authorized 11,000,000 shares, $1 par
 value; issued and outstanding 361,092 and 372,557 shares,
 respectively.............................................       0.4       0.4
Class D common stock, authorized 40,000,000 shares, $1 par
 value; issued and outstanding, none......................       --        --
Paid-in capital...........................................     638.1     615.0
Accumulated deficit.......................................    (227.5)   (287.1)
Unrealized investment gains, net of income taxes..........       5.6       1.5
Accumulated translation adjustments.......................     (63.1)    (60.2)
                                                            --------  --------
   Total stockholders' equity.............................     402.6     317.5
                                                            --------  --------
   Total liabilities and stockholders' equity.............  $2,942.4  $2,945.7
                                                            ========  ========

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS)

                                                        1995    1994     1993
                                                       ------  -------  ------
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES:
Income (loss) from continuing operations.............  $ 89.4  $(107.2) $ 23.6
Adjustments to reconcile to net cash provided (used)
 by operating activities:
 Depreciation and amortization.......................    46.1     51.2    54.5
 Deferred income taxes...............................    36.0    (77.5)  (27.5)
 Gains on disposition of subsidiaries and other as-
  sets...............................................   (30.4)   (20.2)   (3.9)
 Restructuring and special charges, net of cash pay-
  ments..............................................    17.6    131.8     --
 Other...............................................    12.5     14.2    13.4
Changes in assets and liabilities (net of effects
 from acquisitions and dispositions):
 Net fiduciary cash and cash equivalents and short-
  term investments...................................    25.3    105.8   (46.0)
 Premiums and fees receivable........................   (58.8)     9.0   (69.3)
 Other current assets................................   (13.5)    16.0   (15.8)
 Other assets........................................   (13.6)     9.2   (11.9)
 Premiums payable to insurance companies.............    16.7    (70.8)   74.6
 Other accrued expenses..............................   (90.2)     3.7     8.0
 Other long-term liabilities.........................   (31.3)    (0.6)   12.8
Discontinued operations (net)........................   (16.1)     1.4   (11.9)
Cumulative effect of change in accounting............     --      (2.6)    3.3
                                                       ------  -------  ------
   Net cash provided (used) by operating activities..   (10.3)    63.4     3.9
                                                       ------  -------  ------
INVESTING ACTIVITIES:
Net purchases of property and equipment..............   (27.7)   (21.5)  (26.0)
Purchases of businesses..............................   (24.4)    (4.7)  (21.0)
Proceeds from sales of subsidiaries and other assets.    88.1      4.1     9.6
Purchases of operating investments...................  (188.0)   (79.2)  (61.7)
Sales and maturities of operating investments........   231.3      9.0    68.3
                                                       ------  -------  ------
   Net cash provided (used) by investing activities..    79.3    (92.3)  (30.8)
                                                       ------  -------  ------
FINANCING ACTIVITIES:
Cash dividends.......................................   (12.7)   (22.6)  (47.9)
Proceeds from issuance of short-term debt............     0.2      9.0    18.7
Payments of short-term debt..........................    (0.8)   (24.8)   (1.5)
Proceeds from issuance of long-term debt.............    62.5     51.8    19.4
Payment for a finite risk contract...................     --     (80.0)    --
Repayments of long-term debt.........................  (126.1)    (8.3)  (26.0)
Issuance of preferred and common stock...............     1.4    196.1   112.1
Distribution of earnings of pooled entity............     --       --     (5.5)
                                                       ------  -------  ------
Net cash provided (used) by financing activities.....   (75.5)   121.2    69.3
Effect of exchange rate changes on operating cash and
 cash equivalents....................................    (1.0)     4.9    (7.9)
Operating cash and cash equivalents at beginning of
 year................................................   248.7    151.5   117.0
                                                       ------  -------  ------
Operating cash and cash equivalents at end of year...  $241.2  $ 248.7  $151.5
                                                       ======  =======  ======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest............................................  $ 19.3  $  14.2  $ 14.6
 Income taxes........................................    72.1     37.0    56.0
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Notes payable issued for contingency settlements.....    45.7      --      --
Series B cumulative convertible preferred stock divi-
 dends-in-kind.......................................    17.1      6.8     --
Common stock issued for business acquisitions and em-
 ployee benefit and stock plans......................     5.1      6.8     2.3
Notes received on dispositions of subsidiaries.......     --      29.2     2.0
Notes payable on acquisition of subsidiary...........    18.7      --      --
Sale of direct financing lease and related mortgage
 notes...............................................     --      19.0     --

                       See Notes to Financial Statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, (IN MILLIONS)

                                                       1995     1994     1993
                                                      -------  -------  -------
$3.625 SERIES A CONVERTIBLE PREFERRED STOCK:
Balance, beginning of year..........................  $   2.3  $   2.3  $   --
Shares issued by private placement..................      --       --       2.3
                                                      -------  -------  -------
   Balance, end of year.............................  $   2.3  $   2.3  $   2.3
                                                      =======  =======  =======
8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK:
Balance, beginning of year..........................  $   4.1  $   --   $   --
Shares issued by private placement..................      --       4.0      --
Dividends-in-kind...................................      0.4      0.1      --
                                                      -------  -------  -------
   Balance, end of year.............................  $   4.5  $   4.1  $   --
                                                      =======  =======  =======
COMMON STOCK:
Balance, beginning of year..........................  $  41.5  $  40.7  $  40.1
Conversions of Class A and Class C shares into com-
 mon stock, 372,732 shares, 104,125 shares and
 502,450 shares, respectively.......................      0.4      0.1      0.5
Other, principally stock compensation transactions..      0.4      0.7      0.1
                                                      -------  -------  -------
   Balance, end of year.............................  $  42.3  $  41.5  $  40.7
                                                      =======  =======  =======
CLASS A COMMON STOCK:
Balance, beginning of year..........................  $   0.0  $   0.0  $   0.0
Conversions into common stock, 361,267 shares,
 87,300 shares and 478,892 shares, respectively.....      --       --       --
                                                      -------  -------  -------
   Balance, end of year.............................  $   0.0  $   0.0  $   0.0
                                                      =======  =======  =======
CLASS C COMMON STOCK:
Balance, beginning of year..........................  $   0.4  $   0.4  $   0.4
Conversions into common stock, 11,465 shares, 16,825
 shares and 23,558 shares, respectively.............      --       --       --
                                                      -------  -------  -------
   Balance, end of year.............................  $   0.4  $   0.4  $   0.4
                                                      =======  =======  =======
PAID-IN CAPITAL:
Balance, beginning of year..........................  $ 615.0  $ 423.4  $ 296.5
Conversions into common stock.......................     (0.4)    (0.1)    (0.4)
Preferred stock issuances...........................     16.7    188.9    108.6
Other, principally stock compensation transactions..      6.8      2.8      1.1
Tax benefit from acquisitions accounted for as pool-
 ing of interests...................................      --       --      17.6
                                                      -------  -------  -------
   Balance, end of year.............................  $ 638.1  $ 615.0  $ 423.4
                                                      =======  =======  =======
ACCUMULATED DEFICIT:
Balance, beginning of year..........................  $(287.1) $(119.0) $ (92.5)
Net income (loss)...................................     89.4   (138.7)    26.9
Dividends:
 Common stock.......................................     (4.4)   (14.3)   (41.7)
 Preferred stock....................................    (25.4)   (15.1)    (6.2)
Distribution of earnings of pooled entity...........      --       --      (5.5)
                                                      -------  -------  -------
   Balance, end of year.............................  $(227.5) $(287.1) $(119.0)
                                                      =======  =======  =======
UNREALIZED INVESTMENT GAINS, NET OF INCOME TAXES:
Balance, beginning of year..........................  $   1.5  $   --   $   --
Change in unrealized gains, net of tax..............      4.1      1.5      --
                                                      -------  -------  -------
   Balance, end of year.............................  $   5.6  $   1.5  $   --
                                                      =======  =======  =======
ACCUMULATED TRANSLATION ADJUSTMENTS:
Balance, beginning of year..........................  $ (60.2) $ (71.6) $ (59.0)
Foreign currency translation adjustments............     (2.9)    11.4    (12.6)
                                                      -------  -------  -------
   Balance, end of year.............................  $ (63.1) $ (60.2) $ (71.6)
                                                      =======  =======  =======

                       See Notes to Financial Statements.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

1. SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The accompanying consolidated financial statements of Alexander & Alexander Services Inc. (the Company) include the accounts of all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

 Nature of Operations

  The Company is a holding company which, through its subsidiaries, provides risk management, insurance brokerage and human resource management consulting services on a global basis. The principal industry segment is insurance services. This segment accounted for approximately 84 percent of the Company's total revenues in 1995 which are derived primarily from risk management and insurance services, specialist and reinsurance broking operations. Human resource management consulting operations, which represent approximately 16 percent of total revenues in 1995, provide integrated advisory and support services in human resource management, including retirement planning, health care management, organizational effectiveness, compensation, human resource-related communications, information technologies and also offers brokerage services for group health and welfare coverages.

  The Company operates from offices located in more than 80 countries and territories through wholly-owned subsidiaries, affiliates and other servicing capabilities. The Company's extensive international operations represented 53 percent of consolidated operating revenues in 1995, primarily in the United Kingdom and Canada.

  The Company's clients are primarily commercial enterprises, including a broad range of industrial, transportation, service, financial and other businesses. Clients also include government and governmental agencies, not-for-profit organizations and individuals.

 Use of estimates in the preparation of financial statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents and Investments

  Cash equivalents are highly liquid investments, including certificates of deposit, government securities and time deposits, with maturities of three months or less at the time of purchase and are stated at estimated fair value or cost. Short-term investments are similar investments with maturities of more than three months but less than one year from the date of purchase. Long-term investments consists of debt securities with maturities greater than one year and equity securities.

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the statement, the Company has classified as available for sale, all of its debt and equity securities. These securities are carried at fair value with unrealized gains and losses reported as a separate component of Stockholders' Equity. Prior to the adoption of this statement, cash equivalents and short-term investments were stated at cost. The cost of securities sold is determined by the specific identification method.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

 Foreign Currency Translation

  The financial statements of the Company's foreign operations, where the local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at each year end for assets and liabilities and average exchange rates during the year for the results of operations. The related unrealized gains or losses resulting from translation are reported as a separate component of Stockholders' Equity.

  Net foreign currency transaction gains, included in operating income, amounted to $5.7 million, $4.8 million and $9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

 Property and Depreciation

  The cost of property and equipment is generally depreciated using the straight-line method over the estimated useful lives of the related assets which range from 3 to 40 years for buildings and 3 to 10 years for equipment. Leasehold improvements are capitalized and amortized over the shorter of the life of the asset or the lease term.

 Intangible Assets

  Intangible assets resulting from acquisitions, principally expiration lists and goodwill, are amortized using the straight-line method over periods not exceeding 17 and 40 years, respectively. The costs of non-compete agreements are amortized using the straight-line method over the terms of the agreements. Amortization of intangible assets included in operating expenses amounted to $12.3 million, $11.9 million and $13 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  The Company periodically evaluates the carrying value of its intangible assets by projecting operating results over the remaining lives of such assets on an undiscounted basis. Such projections take into account past financial performance as well as management's estimate of future operating results.

 Income Taxes

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changes the Company's method of accounting for income taxes from the deferred method to an asset and liability method whereby deferred income taxes reflect the net tax effects of temporary differences between the tax bases and financial reporting bases of assets and liabilities.

  Income taxes are generally not provided on undistributed earnings of foreign subsidiaries because they are considered to be permanently invested or will not be repatriated unless any additional federal income taxes would be substantially offset by foreign tax credits.

 Fiduciary Funds

  Premiums which are due from insureds are reported as assets of the Company and as corresponding liabilities, net of commissions, to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as cash or investments in a fiduciary capacity.

 Revenue Recognition

  Commissions and fees for insurance services are generally recognized on the effective date of the policies or the billing date, whichever is later. Any subsequent commission adjustments, including policy cancellations, are generally recognized upon notification from the insurance carriers. Contingent commissions and commissions on policies billed and collected directly by insurance carriers are recognized when received.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Fees and commissions for human resource management consulting services are generally recognized when the services are provided.

 Per Share Data

  Primary earnings per share are computed by dividing earnings (loss) attributable to common stockholders by the weighted average number of shares of Common Stock and their equivalents (Class A and Class C Common Stock) outstanding during the period and, if dilutive, shares issuable upon the exercise of stock options. The $3.625 Series A Convertible Preferred Stock and the 8% Series B Cumulative Convertible Preferred Stock are not common stock equivalents for primary share computations.

  Fully diluted earnings per share in the first and second quarters and for the full year of 1995 assumes the conversion of the 8% Series B Cumulative Convertible Preferred Stock. In 1995, the $3.625 Series A Convertible Preferred Stock and the 11% Convertible Subordinated Debentures were anti-dilutive for fully diluted earnings per share calculations.

  Fully diluted earnings per share for the 1994 and 1993 periods were anti-dilutive; therefore, the amounts for primary and fully diluted earnings are the same.

 Presentation

  Unless otherwise indicated, all amounts are stated in millions of U.S. dollars. Certain prior period amounts have been reclassified to conform with the current year presentation.

2. ACQUISITIONS AND DISPOSITIONS

 Acquisitions

  On October 12, 1995, the Company acquired most of the U.S. retail insurance broking and consulting business of Jardine Insurance Brokers, Inc. (the JIB acquisition) for a purchase price not to exceed $48.3 million. The Company paid $21.1 million at closing and issued two 6.375% promissory notes totaling $21.2 million with payments of $10.6 million due on April 9 and October 12, 1996, respectively. During the fourth quarter of 1995, the October promissory note was revalued to $8.1 million as a result of certain revenue retention criteria with respect to former JIB offices. The remaining purchase price of approximately $6 million is contingent on the retention of specific accounts over a four-year period ending October 12, 1999. The acquired offices generated revenues of approximately $53 million in 1994.

  The acquisition was accounted for as a purchase. Of the purchase price, $44.3 million has been allocated to identifiable intangible assets (expiration lists) and goodwill. The expiration lists will be amortized over an average of nine years and goodwill will be amortized over twenty years.

  On November 30, 1993, the Company issued 2.3 million shares of its Common Stock for all of the partnership interests of Clay & Partners (Clay), a U.K.- based actuarial consulting operation. This acquisition was accounted for as a pooling of interests. In connection with the merger, the Company recorded $14.4 million as additional paid-in capital representing deferred tax benefits associated with the taxable business combination of Clay.

  Prior to the merger, Clay operated as a partnership. Accordingly, the Company's results for 1993 do not include approximately $2.2 million for partners' salaries or $0.7 million for corporate income taxes. Pro-forma net income (loss) for the Company, assuming partner salaries and corporate income taxes were charged to operations, would have been $28.5 million, or $0.51 per share, in 1993.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Effective July 1, 1993, the Company acquired an 80 percent interest in a Mexican insurance brokerage company which was accounted for as a purchase. The purchase price was $16.9 million, including a $7.4 million cash payment and notes payable of $9.5 million due in three installments from 1994 to 1996. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $16 million.

  As a result of the devaluation of the Mexican peso, the Company's accumulated translation adjustment balance for its Mexican operations reflected an unrealized loss of $9.5 million and $6.2 million at December 31, 1995 and December 31, 1994, respectively. However, the Company expects to maintain its strategic investment in Mexico for the long-term and further anticipates that its Mexican operation will remain profitable. Accordingly, the Company does not currently consider its investment in Mexico to be impaired.

 Dispositions

  On February 28, 1995, the Company completed the sale of Alexsis Inc., its U.S.-based third party claims administrator for total cash proceeds of $47.1 million resulting in a pre-tax gain of $28.7 million ($18.7 million after-tax or $0.42 per share).

  During 1995, the Company sold three small operations for gross proceeds of $9.1 million resulting in pre-tax gains totaling $1.7 million ($1.1 after-tax or $0.02 per share).

  On November 10, 1994, the Company completed the sale of its U.S.-based personal lines insurance broking business. The total proceeds from the sale were $30.2 million, including $1 million in cash and a note receivable of $29.2 million due in January 1995, with a resulting pre-tax gain of $20.2 million ($12.5 million after-tax or $0.28 per share).

  During 1993, the Company sold three small operations for gross proceeds of $9.6 million. Pre-tax gains of $3.9 million have been recognized on the sales with resulting after-tax gains totaling $2.3 million or $0.05 per share.

  These gains are included in Other Income (Expenses) in the Consolidated Statements of Operations.

  Total revenues and operating income from all of these operations were $12 million, $120.9 million and $128.3 million; and $4.1 million, $10.4 million and $2.5 million, respectively, for the years ended December 31, 1995, 1994 and 1993.

3. RESTRUCTURING AND SPECIAL CHARGES

  In the fourth quarter of 1995, the Company recorded a $17.6 million pre-tax charge ($11.2 million after-tax or $0.25 per share) related primarily to the JIB acquisition. The JIB portion of this charge amounted to $13 million, of which $12.5 million reflects the anticipated costs associated with the abandonment of certain of the Company's office space and the remaining balance reflects the anticipated costs associated with involuntary workforce reductions. The lease liability will be paid through the year 2007. The remaining $4.6 million of the charge primarily represents costs associated with other involuntary workforce reductions in the U.S.

  In the fourth quarter of 1994, management committed to a formal plan of restructuring the Company's operations and recorded a $69 million pre-tax charge ($45.1 million after-tax or $1.03 per share). The restructuring charge included $25.2 million to consolidate real estate space requirements at 48 offices worldwide, and $43.8 million for voluntary early retirement programs and involuntary workforce reductions involving approximately 1,100 positions, of which 650 were in the U.S.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The involuntary severance portion and voluntary early retirement program amounted to $22.9 million and $20.9 million, respectively. Of these amounts, $8.8 million will be paid from various pension plans of the Company. The Company paid $17.1 million and $5.7 million of the liabilities in 1995 and 1994, respectively, and expects to pay $5.2 million of the liabilities in 1996. The remainder of the liabilities will generally be paid in the form of annuities through the year 2020.

  The charge associated with real estate activities relates to the closure, abandonment and downsizing of office space globally. The costs primarily include remaining lease obligations and write-offs of leasehold improvements and fixed assets. The Company paid $9.3 million and $1.2 million of these liabilities during the years 1995 and 1994, respectively, and has written off assets of $2.7 million during 1995.

  The Company expects to pay $3.8 million of the liability in 1996. The remainder of the liability will be paid out over the remaining lease periods, which extend through the year 2009.

  In the fourth quarter of 1994, the Company recorded pre-tax special charges of $69.7 million ($45.3 million after-tax or $1.03 per share). These charges, which are reflected in non-operating results, include a $32.5 million settlement in January 1995 which resolved certain indemnification obligations relating to the 1987 sale of Shand Morahan & Company (Shand) and a $37.2 million increase to the Company's pre-existing reserves, based on settlement discussions which led to a March 1995 settlement agreement with the rehabilitator of Mutual Fire, Marine & Inland Insurance Company, (Mutual
Fire). See Note 14 of Notes to Financial Statements.

4. OTHER INCOME (EXPENSES)

  Other income (expenses) consists of the following:

                                                            FOR THE YEARS
                                                          ENDED DECEMBER 31,
                                                          --------------------
                                                          1995   1994    1993
                                                          -----  -----  ------
      Gains on sales of businesses (See Note 2).......... $30.4  $20.2  $  3.9
      Litigation costs...................................  (0.1)  (9.1)  (20.2)
      Other..............................................   2.4   (0.2)    0.7
                                                          -----  -----  ------
                                                          $32.7  $10.9  $(15.6)
                                                          =====  =====  ======

  Litigation costs are associated primarily with the Mutual Fire lawsuit described in Note 14 of Notes to Financial Statements as well as a 1993 settlement of certain other litigation matters.

5. INCOME TAXES

  Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting this standard increased 1993 net income by $3.3 million or $0.08 per share. Tax benefits of $3.2 million were also allocated to paid-in capital representing the difference in the tax bases over the book bases of the net assets of taxable business combinations accounted for as pooling of interests. These benefits would have been recognized at the respective dates of combination if SFAS No. 109 had been applied at that time.

  The components of income (loss) from continuing operations before income taxes are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1995   1994     1993
                                                         ------ -------  ------
      United States..................................... $ 37.4 $(200.9) $(74.2)
      International.....................................  118.6    54.1   106.1
                                                         ------ -------  ------
                                                         $156.0 $(146.8) $ 31.9
                                                         ====== =======  ======

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The components of the provision (benefit) for income taxes on continuing operations are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                          ---------------------
                                                           1995    1994   1993
                                                          ------  ------  -----
      Current:
        Federal.......................................... $(17.7) $  1.7  $(0.2)
        State and local..................................    1.9    (0.7)  (0.8)
        International....................................   40.7    33.9   34.9
                                                          ------  ------  -----
                                                            24.9    34.9   33.9
                                                          ------  ------  -----
      Deferred:
        Federal..........................................   28.7   (67.3) (28.7)
        State and local..................................    --     (3.6)  (2.0)
        International....................................    7.3    (6.6)   3.2
                                                          ------  ------  -----
                                                            36.0   (77.5) (27.5)
                                                          ------  ------  -----
                                                          $ 60.9  $(42.6) $ 6.4
                                                          ======  ======  =====

  A reconciliation of the tax provision and the amount computed by applying the U.S. federal income tax rate of 35% to income (loss) from continuing operations before income taxes is as follows:

                                                             FOR THE YEARS
                                                           ENDED DECEMBER 31,
                                                           --------------------
                                                           1995    1994   1993
                                                           -----  ------  -----
      Computed "expected" tax expense (benefit)..........  $54.6  $(51.4) $11.2
      State and local income taxes--net of federal income
       tax...............................................    1.2    (1.6)  (1.9)
      Foreign statutory rates under U.S. federal statu-
       tory rate.........................................   (0.4)   (2.8)  (2.9)
      Foreign partnership income not taxed...............    --      --    (1.9)
      Tax benefit of capital losses......................    --      --    (3.5)
      Tax rate changes...................................    --      --    (1.2)
      Adjustment to prior year tax provisions............    --      --    (2.9)
      Amortization of intangible assets..................    2.6     2.6    2.5
      U.S. federal income tax on foreign earnings, net of
       credits...........................................    0.9     0.5    3.3
      Other non-deductible expenses......................    4.2     7.5    4.1
      Other, net.........................................   (2.2)    2.6   (0.4)
                                                           -----  ------  -----
        Actual tax expense (benefit).....................  $60.9  $(42.6) $ 6.4
                                                           =====  ======  =====

  Federal income taxes have not been provided on undistributed earnings of foreign subsidiaries which aggregated approximately $364.6 million at December 31, 1995, because such earnings are permanently invested or will not be repatriated unless any additional income taxes would be substantially offset by foreign tax credits. It is not practicable to determine the amount of unrecognized deferred income tax liabilities on these undistributed earnings.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as loss and tax credit carryforwards.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The following is a summary of the significant components of the Company's gross deferred tax assets and liabilities:

                                                                    AS OF
                                                                 DECEMBER 31,
                                                                 -------------
                                                                 1995    1994
                                                                 -----  ------
      Deferred tax assets:
        Deferred compensation................................... $ 9.2  $ 10.2
        Restructuring charges...................................  11.0    19.6
        Shand/Mutual Fire reserves..............................   --     30.9
        Capital loss carryforwards..............................  13.2    16.7
        Net operating loss and tax credit carryforwards.........  63.1    63.6
        Business combinations...................................  16.5    17.1
        Other accruals not currently deductible.................  78.6    81.5
                                                                 -----  ------
                                                                 191.6   239.6
        Less: Valuation allowance............................... (35.2)  (36.7)
                                                                 -----  ------
          Total deferred tax assets............................. 156.4   202.9
                                                                 -----  ------
      Deferred tax liabilities:
        Deferred commissions....................................   8.6     9.6
        Depreciation............................................   2.2     3.0
        Gains on settlement of pension liabilities, net of
         accruals...............................................  22.7    19.7
        Gain on sale of personal lines business.................   --     11.3
        Tax leases..............................................  10.5    13.9
        Other accruals..........................................  15.3     8.7
                                                                 -----  ------
          Total deferred tax liabilities........................  59.3    66.2
                                                                 -----  ------
          Net deferred tax asset................................ $97.1  $136.7
                                                                 =====  ======

  The deferred tax balances shown in the Consolidated Balance Sheets are after reclassification of the above amounts within the various jurisdictions in which the Company operates.

  As of December 31, 1995, the Company has a U.S. federal net operating loss carryforward of $45 million which expires in the year 2009 and U.S. state net operating loss carryforwards totaling $224.9 million which expire in various years through 2010. The Company also has U.S. federal foreign tax credit carryforwards of $11.8 million which expire in years 1998 through 2000, and U.S. federal alternative minimum tax credits of $7.5 million which can be carried forward indefinitely. In addition, the Company has foreign net operating loss and capital loss carryforwards for tax purposes of $12.2 million and $31.3 million, respectively, which can be carried forward indefinitely and approximately $7 million of foreign net operating losses which expire in various years through 2009.

  The Company expects that sufficient taxable income will be generated in future years to realize the U.S. federal net operating loss and tax credit carryforwards and, therefore, the Company believes that a valuation allowance is not necessary for these amounts. The $35.2 million valuation allowance at December 31, 1995 relates primarily to foreign and U.S. state net operating loss and capital loss carryforwards. The valuation allowance decreased by a net amount of $1.5 million in 1995, of which $3.5 million relates to a decrease in foreign capital loss carryforwards and $2 million to increases in foreign and U.S. state net operating losses.

  Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not. The net U.S. deferred tax asset would be realized with average future annual earnings equivalent to 1995 results, excluding nonrecurring items and sold subsidiaries and businesses.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  During 1994, the Company was advised that the Joint Committee on Taxation had approved the agreement reached in 1993 by the Company and the Appeals Office of the Internal Revenue Service (IRS) on settlement of tax issues with respect to years 1980 through 1986. Also during 1994, the Company reached an agreement with the IRS on settlement of the examination of years 1987 through 1989. On February 28, 1995, the Company paid the amounts due for such years and charged the tax and net interest totaling $35.6 million against previously established reserves.

  The Company is currently under examination by the IRS for years 1990 and 1991. In 1994, the Company received a Notice of Proposed Adjustment from the IRS proposing an increase in taxable income for the 1991 year which, if sustained, would result in an additional tax liability estimated by the Company at $50 million, excluding interest and penalties. This proposed adjustment relates to intercompany transactions involving the stock of a U.K. subsidiary.

  The Company disagrees with the proposed adjustment and has requested advice from the IRS National Office on this issue. The Company currently believes that the National Office review should be completed in the first half of 1996. Although the ultimate outcome of the matter cannot be predicted with certainty, the Company and its independent tax counsel believe there are substantial arguments in support of the Company's position and that the Company should prevail in the event that the issue were to be litigated.

  A similar set of transactions occurred in 1993. Depending on the outcome of the IRS National Office review of the 1991 issue, the IRS could propose an increase in 1993 taxable income which would result in an additional tax liability estimated by the Company at $25 million, excluding interest and penalties. The Company's 1993 tax return is not currently under examination. The Company believes it should prevail in the event this similar issue is raised by the IRS. Accordingly, no provision for any liability with respect to the 1991 and 1993 transactions has been made in the consolidated financial statements.

  The Company believes that its current tax reserves are adequate to cover all of its tax liabilities.

6. DISCONTINUED OPERATIONS

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group (Sphere Drake). The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company (Orion), a U.K.-based insurance company, and future losses pursuant to a stop-loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 (Syndicate 701). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency (Swann & Everett), an underwriting management company previously managed by Alexander Howden Group Limited (Alexander Howden).

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  A summary of the net liabilities of discontinued operations is as follows:

                                                                       AS OF
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1994
                                                                   ------ ------
      Liabilities:
        Insurance liabilities....................................  $257.1 $277.6
        Other....................................................    14.9   31.4
                                                                   ------ ------
            Total liabilities....................................   272.0  309.0
                                                                   ------ ------
      Assets:
        Recoverable under finite risk contracts:
          Insurance liabilities..................................   126.4  135.7
          Premium adjustment.....................................     9.8   10.8
        Reinsurance recoverables.................................    51.6   64.2
        Cash and investments.....................................    27.2   23.6
        Other....................................................     9.3   10.9
                                                                   ------ ------
            Total assets.........................................   224.3  245.2
                                                                   ------ ------
      Total net liabilities of discontinued operations...........    47.7   63.8
      Less current portion classified as other accrued expenses..    14.3    7.0
                                                                   ------ ------
      Remainder classified as net liabilities of discontinued op-
       erations..................................................  $ 33.4 $ 56.8
                                                                   ====== ======

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site clean-up (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  In 1994, Orion which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English Courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The Company has certain protection against adverse developments of the insurance liabilities through two finite risk contracts issued by Centre Reinsurance (Bermuda) Limited (reinsurance company). A contract entered into in 1989 provides the insurance underwriting subsidiaries currently in run-off with recoveries of recorded liabilities of $76 million, and for up to $50 million of additional recoveries in excess of those liabilities subject to a deductible for one of the run-off companies of $15 million. At December 31, 1995, based on an estimate by an independent actuarial firm, the Company had recorded $13.5 million of the deductible.

  On July 1, 1994, the Company entered into an insurance-based financing contract (finite risk contract) with the reinsurance company providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for the payment by the Company of $80 million, $50 million of which

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At December 31, 1995, recoveries were limited to $115.2 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations.

  The Company's right to terminate the contract entered into in 1994 is subject to the consent of American International Group, Inc. (AIG) as long as AIG is the holder of certain shares of the Company's stock. In addition, the reinsurance company also has the right, under certain circumstances, all of which are under the Company's control, to terminate that contract.

  The insurance liabilities set forth above represent the Company's best estimates of the probable liabilities based on independent actuarial estimates. The recoverable amounts under the finite risk contracts, which are considered probable of realization based on independent actuarial estimates of losses and pay-out patterns, represent the excess of such liabilities over the Company's retention levels. The premium adjustment represents the recoverable amount considered probable of realization at the earliest date the Company can exercise its right to terminate the finite risk contract covering the insurance underwriting subsidiaries currently in run-off.

  Changes in the total net liabilities of discontinued operations are as follows:

                                                          FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                          ---------------------
                                                          1995    1994    1993
                                                          -----  ------  ------
      Beginning balance.................................. $63.8  $113.5  $102.4
      Provisions for loss................................   --     28.9     --
      Litigation settlement..............................   --      --     22.3
      Net cash proceeds on the zero coupon notes.........   --      5.0     --
      Claims and expense payments........................  (7.3)   (7.0)  (11.9)
      Payment for a finite risk contract.................   --    (80.0)    --
      Net capital infusion...............................  (3.0)    --      --
      Tax settlement.....................................  (5.8)    --      --
      Other..............................................   --      3.4     --
      Translation adjustment.............................   --      --      0.7
                                                          -----  ------  ------
        Ending balance................................... $47.7  $ 63.8  $113.5
                                                          =====  ======  ======

  The 1994 provision for loss of $28.9 million includes a $6 million charge associated with the 1994 finite risk contract, a $20.9 million charge relating to an agreement that resolved certain indemnity obligations to Sphere Drake and a $2 million charge recorded in the fourth quarter of 1994 related to other liabilities. Under terms of the Sphere Drake agreement, the Company received a cash payment of $5 million in settlement of the zero coupon notes receivable and related indemnities as well as certain income tax liabilities.

  While the insurance liabilities set forth above represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse development may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES loss amounts, liabilities could exceed recorded amounts by approximately $170 million. However, in the event of such adverse development, based on independent actuarial estimates of pay-out patterns, up to approximately $130 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

7. EMPLOYEES' RETIREMENT PLANS AND BENEFITS

 Pension Plans

  The Company has contributory and non-contributory defined benefit pension plans covering substantially all employees. The plans generally provide pension benefits that are based on the employee's years of service and compensation prior to retirement. In general, it is the Company's policy to fund these plans consistent with the laws and regulations of the respective jurisdictions in which the Company operates.

  Total pension costs are summarized as follows:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1995     1994    1993
                                                        -------  ------  ------
      Service cost..................................... $  23.8  $ 38.8  $ 29.5
      Interest cost....................................    46.2    43.4    38.4
      Actual return on plan assets.....................  (127.9)   22.7   (73.4)
      Net amortization and deferral....................    55.8   (99.7)    7.4
                                                        -------  ------  ------
        Net pension costs (credit)..................... $  (2.1) $  5.2  $  1.9
                                                        =======  ======  ======

  During the first quarter of 1995, the Company realized a pension curtailment gain of $4.4 million due to the sale of Alexsis Inc. (see Note 2 of Notes to Financial Statements).

  The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets:

                                                 AS OF DECEMBER 31,
                                         --------------------------------------
                                               1995                1994
                                         ------------------  ------------------
                                          U.S.      INT'L     U.S.      INT'L
                                         -------  ---------  -------  ---------
      Vested benefit obligation........  $ 289.5  $   277.1  $ 199.1  $   247.1
                                         =======  =========  =======  =========
      Accumulated benefit obligation...  $ 299.6  $   278.5  $ 223.3  $   248.7
                                         =======  =========  =======  =========
      Projected benefit obligation.....  $(351.8) $  (298.9) $(271.6) $  (270.3)
      Plan assets at fair market value.    344.5      427.1    289.3      383.7
                                         -------  ---------  -------  ---------
      Excess (shortfall) of plan assets
       over projected benefit obliga-
       tion............................     (7.3)     128.2     17.7      113.4
      Unrecognized net loss (gain).....     18.2      (33.5)    (5.5)     (26.8)
      Unrecognized prior service cost..      0.1       (6.2)    (1.3)      (6.6)
      Unrecognized net assets being am-
       ortized over the plans' average
       remaining service lives.........    (11.6)     (26.9)   (14.0)     (29.4)
                                         -------  ---------  -------  ---------
      Prepaid (accrued) pension cost...  $  (0.6) $    61.6  $  (3.1) $    50.6
                                         =======  =========  =======  =========
      Assumptions used were as follows:
      Assumed discount rate............      7.0%   6.0-9.0%     8.5%   6.5-9.5%
      Assumed rate of compensation in-
       crease..........................      4.5%   3.5-5.0%     5.0%   3.5-5.0%
      Expected rate of return on plan
       assets..........................     9.75% 7.0-10.75%    9.75% 7.0-10.25%

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, approximately 75 percent and 76 percent, respectively, of all plan assets are invested in equity securities and 25 percent and 24 percent, respectively, in cash equivalents and/or fixed-income securities.

 Thrift Plans

  The Company maintains thrift plans for most U.S. and Canadian employees. Under the thrift plans, eligible employees may contribute amounts through payroll deduction, supplemented by Company contributions, for investments in various funds established by the plans. The cost of these plans was $9.1 million in 1995, $11.9 million in 1994 and $11.3 million in 1993.

 Postretirement Benefits

  The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993 for its U.S. plans and effective January 1, 1995 for its international plans. This statement requires the Company to accrue the estimated cost of future retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally health care and life insurance, as premiums or claims were paid. The statement allowed recognition of the cumulative effect of the liability in the year of the adoption or the amortization of the obligation over a period of up to twenty years. The Company elected to recognize the initial postretirement benefit obligation of $14 million and $5.9 million for its U.S. plans and international plans, respectively, over a period of twenty years.

  Total postretirement benefit costs are summarized as follows:

                                                               FOR THE YEARS
                                                               ENDED DECEMBER
                                                                    31,
                                                              -----------------
                                                                 1995      1994
                                                              ------------ ----
                                                              U.S.   INT'L U.S.
                                                              -----  ----- ----
      Service cost........................................... $ 0.5  $0.3  $0.8
      Interest cost..........................................   1.5   0.6   1.5
      Actual return on plan assets...........................  (0.6)  --    0.2
      Net amortization and deferral..........................   1.0   0.3   0.6
                                                              -----  ----  ----
        Net postretirement costs............................. $ 2.4  $1.2  $3.1
                                                              =====  ====  ====

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The following table sets forth the funded status and amounts recognized in the Company's consolidated financial statements:

                                                     AS OF DECEMBER 31,
                                               --------------------------------
                                                       1995             1994
                                               ---------------------  ---------
                                                 U.S.       INT'L       U.S.
                                               --------  -----------  ---------
      Accumulated postretirement benefit ob-
       ligation:
        Retirees.............................  $  (14.0) $      (2.9) $   (11.0)
        Fully eligible active participants...      (1.9)        (1.0)      (3.1)
        Other active participants............      (5.3)        (2.8)      (5.4)
                                               --------  -----------  ---------
                                                  (21.2)        (6.7)     (19.5)
      Plan assets at fair market value.......       5.8          --         5.4
                                               --------  -----------  ---------
      Accumulated benefit obligation in
       excess of plan assets.................     (15.4)        (6.7)     (14.1)
      Unrecognized net obligation............       8.7          5.7       11.7
      Unrecognized net loss..................       2.8          0.2        1.9
                                               --------  -----------  ---------
      Accrued postretirement benefit liabili-
       ty....................................  $   (3.9) $      (0.8) $    (0.5)
                                               ========  ===========  =========
      Assumptions used were as follows:
      Assumed discount rate..................       7.0%     8.5-9.0%       8.5%
      Assumed rate of compensation increase..       4.5%     4.0-5.0%       4.5%
      Expected rate of return on plan assets.      5.75%         --        5.75%
      Assumed medical trend rate-1996 and af-
       ter                                     9 to 5.5% 11.5 to 7.5% 10 to 5.5%
      The amount of a 1% increase in assumed
       trend rate on:
         Aggregate of service and interest
          cost...............................  $    0.2  $       0.2  $     0.2
         Accumulated postretirement benefit
          obligation.........................       1.2          0.9        1.2
                                               ========  ===========  =========

  During the first quarter of 1995, the Company incurred a postretirement curtailment loss of $2.8 million due to the sale of Alexsis Inc.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers Accounting for Postemployment Benefits." This statement requires that certain benefits provided to former or inactive employees after employment but prior to retirement, including disability benefits and health care continuation coverage, be accrued based upon the employees' services already rendered. The cumulative effect of this accounting change was an after-tax charge of $2.6 million or $0.06 per share in the first quarter of 1994.

 Deferred Compensation Plan

  The Company has a deferred compensation plan which permitted certain of its key officers and employees to defer a portion of their incentive compensation during 1986 to 1989. The Company has purchased whole life insurance policies on each participant's life to assist in the funding of the deferred compensation liability. At December 31, 1995, the cash surrender value of these policies was $0.6 million, which is net of $44.9 million of policy loans. The Company's obligation under the plan, including accumulated interest, was $16 million and $16.2 million at December 31, 1995 and 1994, respectively, and is included in Other Long-Term Liabilities in the Consolidated Balance Sheets.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

8. DEBT

  Consolidated short-term debt outstanding is as follows:

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                 1995     1994
                                                              --------- ---------
      Lines of credit........................................ $     0.1     $0.7
      Notes payable (A)......................................      19.0      0.3
                                                              --------- --------
                                                                  $19.1     $1.0
                                                              ========= ========

  The weighted average interest rate on short-term borrowings was 6.5 percent and 7.0 percent at December 31, 1995 and 1994, respectively.

  Consolidated long-term debt outstanding is as follows:

                                                                     AS
                                                              OF DECEMBER 31,
                                                              -----------------
                                                                 1995     1994
                                                              --------  -------
      11% Convertible subordinated debentures (B)............ $    --   $  60.2
      Notes payable (C)......................................     77.5     50.0
      Obligations under capital leases (D)...................     24.2     22.1
      Term loans (E).........................................      --      10.0
      Credit agreement (F)...................................     30.0      --
      Other..................................................      3.8      7.5
                                                              --------  -------
                                                                 135.5    149.8
      Less current portion...................................     (9.3)   (17.1)
                                                              --------  -------
                                                               $ 126.2  $ 132.7
                                                              ========  =======

  The principal payments required during the next five years are $9.3 million in 1996, $18 million in 1997, $47.8 million in 1998, $17.4 million in 1999, and $15.9 million in 2000.

 A. Current Notes Payable

  In connection with the JIB acquisition on October 12, 1995, the Company issued two 6.375% promissory notes totaling $21.2 million with payments of $10.6 million due on April 9 and October 12, 1996, respectively. During the fourth quarter of 1995, the October promissory note was revalued to $8.1 million in accordance with the revenue retention criteria for the former JIB offices stipulated in the purchase agreement. (See Note 2 of Notes to Financial Statements.)

 B. 11% Convertible Subordinated Debentures

  On October 13, 1995, the Company redeemed all $60.2 million of its outstanding 11% Convertible Subordinated Debentures due 2007 together with accrued interest and a $0.9 million redemption premium. This redemption was primarily funded by the Company through the borrowing of $60 million under its revolving long-term credit facility. (See Item F.)

 C. Notes Payable

  As a result of the Mutual Fire settlement as described in Note 14 of Notes to Financial Statements, the Company issued a $35 million zero coupon note in March 1995. Using a discount rate of 9.3%, the present value of the note was recorded as a $25.9 million long-term debt obligation. The note is payable in six annual installments, commencing April 1, 1996. The carrying value of the outstanding principal balance, including imputed interest, of the note payable at December 31, 1995 was $27.5 million.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  In January 1995, the Company negotiated the settlement of certain obligations relating to the 1987 sale of Shand. Under the terms of the settlement, the Company paid $14 million in cash, issued a five year interest bearing note in the principal amount of $14 million, which was pre-paid in June 1995, and paid a net contingent obligation of $4.5 million.

  In July 1994, the Company borrowed $50 million from the reinsurance company that executed a finite risk contract relating to the Company's discontinued operations. The note is payable in five equal annual installments, commencing July 1, 1997, and bears interest at a rate of 9.45 percent. If the Company defaults on the borrowing, the reinsurance company may utilize the note to settle reinsurance claims under the finite risk contract.

 D. Obligations Under Capital Leases

  The Company's obligations under capital leases consists primarily of lease agreements for office facilities. Future minimum lease payment obligations are approximately $2.7 million for each of the next five years and an aggregate of $24.2 million thereafter.

 E. Term Loans

  In March 1995, a U.S. subsidiary prepaid an unsecured $10 million term loan with a bank which was due August 1995.

 F. Credit Agreement

  On March 27, 1995, the Company's then existing credit agreement was replaced by a new $200 million three-year facility with various banks which expires in March 1998. The agreement provides for unsecured borrowings and for the issuance of up to $100 million of letters of credit, and contains various covenants, including minimum consolidated tangible net worth, maximum leverage and minimum cash flow requirements. The Company currently believes that the covenant regarding minimum cash flow coverage is the most restrictive. The covenant requires that the Company's ratio of profits before taxes, interest expense and depreciation and amortization to interest expense and cash dividends exceed 4.25 at all times. The Company's ratio was 6.85 at December 31, 1995. In addition, the occurrence of a "Special Event" under the terms of the Series B convertible preferred stock purchase agreement, which, if not waived, would constitute an event of default under the new agreement. (See
Note 10 of Notes to Financial Statements.) Interest rates charged on amounts drawn on this credit agreement are dependent upon the Company's credit ratings, the duration of the borrowings and the Company's choice of one of a number of published rates, including the prime lending rate, certificate of deposit rates, the federal funds rate and LIBOR.

  During the second quarter of 1995, the Company arranged a $10 million letter of credit under the agreement. On October 13, 1995, the Company borrowed $60 million under the agreement to fund the redemption of its outstanding 11% Convertible Subordinated Debentures due 2007. In December 1995, the Company repaid $30 million of its long-term revolving credit agreement borrowings. The interest rate on the remaining $30 million is 6.3125 percent as of December 31, 1995. The Company borrowed $10 million under this agreement in January 1996 and an additional $20 million in February 1996.

  Supplementing the credit agreement, the Company has unsecured lines of credit available for general corporate purposes totaling $87.9 million of which $87.8 million were unused as of December 31, 1995. These lines consist of uncommitted facilities principally in the U.K. and Canada. If drawn, the lines bear interest at market rates and carry annual fees of not greater than 1/2 percent of the line.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

9. STOCK OPTION AND INCENTIVE PLANS

 Long-Term Incentive Awards

  The Company's 1995 Long-Term Incentive Plan (1995 LTIP) was approved by stockholders at the 1995 annual meeting of stockholders and became effective on May 18, 1995. The 1995 LTIP includes grants in the form of non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards, bonus equity awards, performance share/unit awards and other stock based awards.

  As of the effective date of the 1995 LTIP, the Company had awards outstanding under the 1988 Long-Term Incentive Compensation Plan (1988 Plan) and under the 1982 Employee Stock Option Plan (1982 Plan). Awards outstanding under the 1988 Plan include stock options, stock appreciation rights and restricted stock. Only stock option awards are outstanding under the 1982 Plan. At December 31, 1995, 4,226,067 shares of common stock were available for issuance. This amount includes 538,761 shares available under the 1988 Plan.

  Stock options may be granted at a price not less than the fair market value of the Common Stock on the date the option is granted and, with respect to incentive stock options, must be exercised not later than 10 years from date of grant and, with respect to non-qualified options, must be exercised not later than 10 years and one day from date of grant. The 1995 LTIP also provides for replacement options for a limited number of key executives. In December 1995, the Company exchanged 1,358,300 stock options ranging in a per-share exercise price of $24.50 to $23.13 for stock options having an exercise price of $19.63.

  The Company will adopt SFAS No. 123, "Accounting for Stock Based Compensation," in December 1996. The Company has elected to continue to measure compensation costs using APB Opinion No. 25 and accordingly will provide the disclosures required by SFAS No 123.

  Stock option transactions were as follows:

                                                         NUMBER    OPTION PRICE
                                                           OF        PER SHARE
                                                         SHARES        RANGE
                                                       ----------  -------------
      Outstanding,
       January 1, 1993................................  2,925,055  $17.75-$38.63
        Granted.......................................    488,500   26.00- 27.63
        Exercised.....................................    (93,948)  17.75- 25.38
        Canceled......................................   (188,307)
                                                       ----------  -------------
      Outstanding,
       December 31, 1993..............................  3,131,300  $17.75-$38.63
        Granted.......................................  2,361,500   14.19- 20.63
        Exercised.....................................     (5,375)         17.75
        Canceled......................................   (503,320)
                                                       ----------  -------------
      Outstanding,
       December 31, 1994..............................  4,984,105  $14.19-$38.63
        Granted.......................................  3,006,100   19.63- 25.63
        Exercised.....................................     (7,685)  17.75- 23.13
        Canceled...................................... (1,841,136)
                                                       ----------  -------------
      Outstanding,
       December 31, 1995..............................  6,141,384  $14.19-$38.63
                                                       ==========  =============

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  The number of options exercisable at December 31 were as follows:

             1995........................... 2,592,525
             1994........................... 2,197,405
             1993........................... 2,231,301

  Stock appreciation rights may be granted alone or in conjunction with a stock option at a price not less than the fair market value of the Common Stock at date of grant. Upon exercise of a stock appreciation right, the participant will receive cash, Common Stock or a combination thereof equal to the excess of the market value over the exercise price of the stock appreciation right. Exercise of either the right or the stock option will result in the surrender of the other.

  Restricted stock awards may be granted which limit the sale or transfer of the shares until the expiration of a specified time period. With certain specified exceptions, such awards are subject to forfeiture if the participant does not remain in the employ of the Company until the end of the restricted time period. A maximum of 940,000 shares may be issued under the 1995 LTIP. There were 202,798 shares, 308,500 shares, and 60,000 shares of restricted stock, excluding BEP Awards (described below), issued in 1995, 1994 and 1993, respectively. In addition to awards made under the 1988 Plan in 1994, 271,307 shares of restricted stock were awarded to an executive officer to offset the loss of certain benefits from the executive's prior employer when the executive joined the Company.

  Bonus equity program awards (BEP Awards) may be granted based on a percentage of the cash incentive compensation otherwise payable to a participant under any compensation program of the Company. The size of the BEP Award is determined by formula. The number of shares of Common Stock is determined by dividing the dollar amount designated for the award by the fair market value (based on a five-day average of the Common Stock closing price) discounted by up to 25 percent. Shares subject to the BEP Award are restricted as to transfer (generally for a period of up to three years) and are subject to forfeiture should the participant terminate employment for reasons other than death, disability or retirement during the restricted period. No BEP Awards were granted in 1995, 1994 and 1993.

  Performance share/unit awards may be granted based upon specified performance criteria. Upon achievement of the performance share/unit criteria, the participant will receive cash, Common Stock or a combination thereof equal to the award. There were no performance share/unit awards made in 1995 or 1993 and 23,000 awards were made in 1994.

 Performance Bonus Plan for Executive Officers.

  The Company's Performance Bonus Plan for Executive Officers (Performance Bonus Plan) was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of January 1, 1995.

  The Performance Bonus Plan establishes certain performance criteria for determining the maximum amount of bonus compensation, including BEP Awards, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four most highly compensated executive officers and whose compensation is deductible in the U.S. (Covered Employees). The Performance Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, which is effective for the tax year commencing 1995, and which limits the tax deductibility by the Company of annual compensation paid to Covered Employees in excess of $1 million, except to the extent such compensation is paid pursuant to the performance criteria established by the Performance Bonus Plan. For 1995, the compensation paid to the one Covered Employee eligible under the Performance Bonus Plan, should be fully deductible to the Company.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

 Employee Discount Stock Purchase Plan

  The Company's 1995 Employee Discount Stock Purchase Plan (Employee Purchase
Plan) was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of July 1, 1995. Eligible U.S. employees may purchase up to an aggregate of 750,000 shares of the Company's Common Stock, at a price equal to the lower of the closing price of the Common Stock reported on the New York Stock Exchange at the beginning or end of the offering period, discounted by up to 15 percent.

  Shares purchased are limited to the number of shares that can be purchased by the aggregate amount deducted from the participant's salary during a 6-month purchase period. Shares of Common Stock purchased under the Employee Purchase Plan must remain in an employee's account for one year after the purchase date.

  As of December 31, 1995, 81,994 shares of Common Stock were issued under the 1995 Employee Purchase Plan, at a weighted average price of $16.15 per share. At December 31, 1995, there were 668,006 shares available for issuance under the Employee Purchase Plan.

  In January 1996, the Company commenced offering to eligible employees outside the U.S., the opportunity to participate in an international employee discount stock purchase plan (Plan). At the end of the 5-year offering period, participants can elect to purchase from the contributions saved, shares of the Company's Common Stock at a 15 percent discount of the closing price of the Common Stock reported on the New York Stock Exchange on the first date of the 5-year offering period. Non-U.S. employees who are "executive officers" of the Company, as that term is defined pursuant to Section 16 of the Securities Exchange Act of 1934, participate in a subplan of the Employee Purchase Plan on terms similar to the Plan.

 Non-Employee Director Deferred Stock Ownership Plan

  The Company's Non-Employee Director Deferred Stock Ownership Plan ("NEDD Plan") was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of January 1, 1995.

  Under the NEDD Plan each non-employee director of the Company is entitled to a single annual fee or retainer (Annual Fee) for all services as a director during the period from one annual meeting of stockholders to the next. The Annual Fee is currently set at $40,000 per year. Under the NEDD Plan, in lieu of payment of the Annual Fee, the Company will generally contribute shares of Common Stock to a grantor trust established by the Company (Company Trust) equal to that portion of the Annual Fee then payable. Under the NEDD Plan, shares of Common Stock delivered to the grantor trust may not be sold for a period of one year from the date of grant or earlier in the event of a change of control.

  Approximately 160,000 shares of Common Stock are authorized for issuance under the NEDD Plan which will expire on December 31, 2005. As of December 31, 1995, 50,103 shares were delivered to the Company's trust under the NEDD Plan. Of that number 24,285 shares were delivered in connection with the termination of the Non-Employee Director Retirement Plan. During 1994, 140,000 shares of Common Stock were also delivered to the Company Trust to fund a special compensation award to a non-employee director.

10. COMMON AND PREFERRED STOCK

 Authorized Capital Stock

  The Company has authorized capital stock of 292 million shares of five classes of stock consisting of 200 million shares of Common Stock, par value $1.00 (Common Stock); 26 million shares of Class A Common Stock, par value $.00001 (Class A Stock); 11 million shares of Class C Common Stock, $1.00 par value (Class C Stock); 40 million shares of Class D Common Stock, $1.00 par value (Class D Stock) and 15 million shares of Preferred Stock, $1.00 par value (Preferred Stock).

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Of the 15 million shares of Preferred Stock authorized, the Board of Directors in March 1993 designated 2.3 million shares as $3.625 Series A Convertible Preferred Stock, $1.00 par value (Series A Convertible Preferred Stock), and in July 1994 designated (i) 6.2 million shares as 8% Series B Cumulative Convertible Preferred Stock, $1.00 par value (Series B Convertible Preferred Stock) and (ii) 1 million shares as Series A Junior Participating Preferred Stock, $1.00 par value (Junior Participating Preferred Stock).

  At December 31, 1995, the Company had 10.4 million shares of Common Stock reserved for issuance under its employee stock incentive plans; 2.3 million shares reserved for issuance upon the conversion or redemption of Class A Stock, the Class C Stock, the Class D Stock and the Series A Convertible Preferred Stock; and 13.2 million shares of Class D Stock reserved for issuance in connection with the conversion of the Series B Convertible Preferred Stock.

 Common Stock Classes

  Each holder of the Common Stock, Class A Stock and Class C Stock is entitled to one vote for each share held on all matters voted upon by the stockholders of the Company, including the election of directors. In certain instances, however, holders of the Class A and Class C Stock vote as a group. Holders of the Class D Stock are not entitled to vote, except that the Company's Charter cannot be amended so as to adversely affect the holders of the Class D Stock without the approval of the holders of two-thirds of such shares then outstanding. The Common Stock, Class A Stock, Class C Stock and Class D Stock do not have pre-emptive or conversion rights or cumulative voting rights for the election of directors and there are no redemption or sinking fund provisions applicable thereto.

  Subject to the provisions of Maryland law, dividends on the Common Stock and the Class D Stock (when and if issued) may be declared and paid by the Board of Directors. Neither the Class A Stock nor the Class C Stock have dividend rights; however, associated with each share of Class A Stock is a dividend paying share (RSC Class 1 Share) issued by Reed Stenhouse Companies Limited, a Canadian subsidiary of the Company, and associated with each share of Class C Stock is a dividend paying share (UK Dividend Share) issued by Alexander & Alexander Services UK plc, a U.K. subsidiary of the Company. No dividends may be declared or paid on the Common Stock, unless an equivalent amount per share is declared and paid on the RSC Class 1 Shares and the UK Dividend Shares. Accordingly, the Company's ability to pay dividends is limited by the amounts available to the Canadian and U.K. subsidiaries for such purposes. At December 31, 1995, these amounts approximate Canadian $96.5 million or $70.9 million, assuming certain solvency tests are met under Canadian law, and 127 million U.K. pounds sterling or $196.6 million. In the event sufficient earnings are not available in the Canadian or U.K. subsidiary to pay dividends the Company's legal structure allows it to make earnings or capital available in those subsidiaries to pay dividends.

  Holders of the Common Stock, Class C Stock and Class D Stock are entitled to receive, upon liquidation of the Company, all remaining assets available for distribution to stockholders after satisfaction of the Company's liabilities and the preferential rights of any Preferred Stock which may then be outstanding. Holders of the Class A Stock are not entitled to receive any dividends or liquidating or other distributions with respect to such shares from the Company, but are entitled to receive in respect of their associated RSC Class 1 Shares an amount in Canadian dollars equivalent to the U.S. dollar amount to be paid on the Common Stock.

  The Class C Stock shares are convertible at any time into, and shares of RSC Class 1 Shares are exchangeable at any time (and the Class A Stock is concurrently redeemable), for fully paid, non-assessable shares of Common Stock on the basis of one share of Common Stock for each share of Class C Stock or RSC Class 1 Share (subject to adjustment). In addition, upon the happening of certain events, the Company can require such conversion. Shares of the Series B Convertible Preferred Stock are convertible into Class D Stock, at a

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES conversion price of $17 per share (subject to adjustment). The Class D Stock may be exchanged for Common Stock at anytime on a share-for-share basis, provided, however, that no person is entitled to acquire Common Stock upon such exchange if after giving effect thereto such person has more than 9.9 percent of the combined voting power of the common stock voting shares then outstanding, absent certain events. The Common Stock, Class A Stock, Class C Stock and Class D Stock have customary anti-dilution provisions.

 Preferred Stock Series and Related Rights

  The Company has one class of Preferred Stock which can be issued in one or more series with full or limited voting rights, with the rights of each series to be determined by the Board of Directors before each issuance.

 Series A Convertible Preferred Stock

  Holders of the Series A Convertible Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of $3.625 per share, payable quarterly in arrears. The shares are convertible into Common Stock at a conversion price of $31.875 per share (subject to adjustments). The Series A Convertible Preferred Stock may be redeemed by the Company on or after March 22, 1997, at $52.18 per share until March 14, 1998, and declining ratably annually to $50 per share on or after March 15, 2003, plus accrued and unpaid dividends. The Series A Convertible Preferred Stock is non-voting, except as provided by law, and except that, among other things, holders will be entitled to vote as a separate class with other series of outstanding Preferred Stock to elect a maximum of two directors if the equivalent of six or more quarterly dividends of the Series A Convertible Stock is in arrears. With respect to dividend rights and rights of liquidation, dissolution and winding up, the Series A Convertible Preferred Stock ranks senior to all classes of common capital stock and to the Junior Participating Preferred Stock (when and if issued) and pari passu to the Series B Convertible Preferred Stock. The liquidation preference for the Series A Convertible Preferred Stock is $50 per share.

 Series B Convertible Preferred Stock

  Holders of the Series B Convertible Preferred Stock are entitled to receive dividends at a rate of 8% per annum payable quarterly in arrears. Until December 15, 1996, dividends on the Series B Convertible Preferred Stock are payable in kind and thereafter, at the discretion of the Company's Board of Directors, in cash or in kind until December 15, 1999, provided that if the Company at any time pays dividends in cash on or after December 15, 1996, the Company may not thereafter declare or pay dividends in kind. The Series B Convertible Preferred Stock has the same dividend rights, voting rights and rights of liquidation, dissolution and winding up as the Series A Convertible Preferred Stock. In addition, however, following the occurrence of a Specified Corporate Action (as defined in the Company's Charter) holders of the Series B Convertible Preferred Stock also have the right to vote as a class with the holders of the Common Stock and the Class D Stock on all matters as to which the holders of Common Stock are entitled to vote. A Specified Corporate Action is defined generally as an action by the Company that would permit a change in control and certain related events. For the purposes of such vote, the holders of the Series B Convertible Preferred Stock will be deemed holders of that number of shares of Class D Stock into which such shares would then be convertible.

  The Series B Convertible Preferred Stock may be redeemed in whole or in part by the Company after December 15, 1999, so long as after that date the Common Stock has traded 30 consecutive trading days on the New York Stock Exchange at a price in excess of 150 percent of the then effective conversion price. The redemption price is $54 per share until December 14, 2000, declining ratably annually to $50 per share on or after December 14, 2006, plus accrued and unpaid dividends. All redemptions are to be made pro-rata.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Holders of Series B Convertible Preferred Stock have the right to require the Company to purchase all or any part of the Series B Convertible Preferred Stock then held by such holders upon the occurrence of a Special Event. A Special Event consists of actions solely within the control of the Company and includes the declaration or payments of dividends aggregating in excess of cumulatively 25 percent of earnings in 1996, and cumulatively 50 percent of earnings thereafter; the disposition by the Company of assets representing 35 percent or more of the Company's book value or gross revenues; certain mergers or consolidations of the Company or any of its principal subsidiaries with or into any other firm or entity involving 20 percent or more of the total market value of the Company's equity securities; and repurchases and redemptions of the Company's securities (other than the Company's Series B Convertible Preferred Stock) in excess of net proceeds to the Company from the sale of stock (less amounts expended for repurchases and redemptions of the Company's preferred shares). Other Special Events include the acquisition by a third party, with the consent or approval of the Company, of beneficial ownership of securities representing 35 percent or more of the Company's total outstanding voting power. The repurchase price in the event of a Special Event is $72.06 per share, plus in each case accrued and unpaid dividends.

 Junior Participating Preferred Stock and Related Rights.

  The Company has a Shareholder Rights Plan (the "Rights Plan") designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all stockholders.

  Under the terms of the Rights Plan, adopted in July 1987 and as amended, one preferred share purchase right (a "Right") accompanies each share of outstanding Common Stock, Class A Stock, Class C Stock and Class D Stock. Each Right entitles the holder thereof to purchase one one-hundredth of a share of Junior Participating Preferred Stock.

  The Rights become exercisable only following the public announcement by the Company that a person or group (i) has acquired beneficial ownership of 20 percent or more of the Company's voting shares or (ii) has commenced a tender or exchange offer that if consummated would result in the ownership of 20 percent or more of such voting shares. Under such circumstances, if the Rights become exercisable, each holder will be entitled to purchase at the then-current exercise price, that number of Junior Participating Preferred Stock equal to twice the exercise price of the Right. If the Company is subsequently acquired, each right will entitle the holder to purchase at the then-current exercise price, stock of the surviving company having a market value of twice the exercise price of one Right. In addition, if a person or group acquires more than 20 percent, but less than 50 percent, of the Company's common voting shares, the Board of Directors may exchange each Right for one one-hundredth of a share of Junior Participating Preferred Stock. Rights beneficially owned by a holder of 20 percent or more of the voting shares become void once such holder passes the 20 percent threshold. The Rights, which expire on July 6, 1997, are redeemable by the Board of Directors prior to becoming exercisable at a redemption price of $.01 per Right.

  In June 1994, the Board of Directors amended the Rights Plan so that the initial acquisition of the Series B Convertible Preferred Shares, the acquisition of the Class D Stock upon conversion of the Series B Convertible Preferred Stock, the acquisition of Common Stock upon exchange of the Class D Stock, or permitted acquisitions by the purchaser, its affiliates or any transferee thereof of the Company's securities will not cause the Rights to become exercisable. In addition, on November 16, 1995, the Rights Plan was amended to provide for modifications of the definitions of Acquiring Person and Distribution Date to raise from 15 percent to 20 percent the percentage of stock ownership needed to cause a person to become an Acquiring Person or to cause a Distribution Date to occur (as such capitalized terms are defined in the Rights Agreement).

  Each share of Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Participating Preferred

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Junior Participating Preferred Stock will have 100 votes, voting together with the Company's common voting shares. In the event of any merger, consolidation or other transaction in which voting shares are exchanged, each share of Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The Junior Participating Preferred Stock shares have customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the Junior Participating Preferred Stock, the value of the one one-hundredth interest in a share of Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Shares of Junior Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.

 Dividends and Distributions

  Under Maryland General Corporation Law, the Board of Directors of the Company may not declare or pay dividends to holders of any class of the Company's capital stock if, after giving effect to such distribution, (1) the Company would be unable to pay its debts as they become due in the usual course; or (2) the Company's total assets would be less than the sum of its liabilities plus the dissolution preference of the holders of any class or series of preferred stock issued and outstanding. In determining whether a distribution by the Company (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted pursuant to the balance sheet solvency test under the Maryland General Corporation Law, the aggregate liquidation preference of the Series B Convertible Preferred Shares will not be counted as a liability. The Series B Convertible Preferred Shares have a liquidation preference of $50 per share.

11. INVESTMENTS

  Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the Statement, the Company has classified all debt and equity securities as available for sale. The net unrealized holding gains totaled $5.6 million and $1.5 million, net of deferred income taxes of $2 million and $0.2 million, and are reported as a separate component of Stockholders' Equity for December 31, 1995 and 1994, respectively. Net unrealized holding gains increased $4.1 million and decreased $2 million during 1995 and 1994, respectively.

  At December 31, 1995 and 1994, the amortized cost and estimated fair value of the Company's debt and equity securities and related financial instruments used to hedge such investments are summarized below:

                                               AS OF DECEMBER 31, 1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances.....................  $  2.7      $--       $ --      $  2.7
      Other interest-bearing securi-
       ties..........................   138.1       --         --       138.1
      Mortgage-backed securities.....     --        --         --         --
      Equity securities..............     3.1       6.5        --         9.6
      Financial instruments used as
       hedges........................     --        1.3       (0.2)       1.1
                                       ------      ----      -----     ------
        Total........................  $143.9      $7.8      $(0.2)    $151.5
                                       ======      ====      =====     ======

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                                               AS OF DECEMBER 31, 1994
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances.....................  $ 63.5      $--       $(0.1)    $ 63.4
      Other interest-bearing securi-
       ties..........................   146.7       --         --       146.7
      Mortgage-backed securities.....    83.8       --         --        83.8
      Equity securities..............     1.9       4.6        --         6.5
      Financial instruments used as
       hedges........................     --        0.3       (3.1)      (2.8)
                                       ------      ----      -----     ------
        Total........................  $295.9      $4.9      $(3.2)    $297.6
                                       ======      ====      =====     ======

  The above debt and equity securities and financial instruments used as hedges are classified in the Consolidated Balance Sheet at December 31, as follows:

                                                                      AS OF
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
      Cash and cash equivalents:
        Operating................................................ $ 34.1 $ 63.9
        Fiduciary................................................   73.1   51.8
      Short-term investments:
        Operating................................................    0.3    1.8
        Fiduciary................................................   18.8  117.9
      Long-term operating investments............................   25.2   62.2
                                                                  ------ ------
          Total.................................................. $151.5 $297.6
                                                                  ====== ======

  At December 31, 1995 and 1994, the amortized cost and estimated fair value of debt securities by contractual maturity are summarized below:

                                                  AS OF DECEMBER 31,
                                        ---------------------------------------
                                               1995                1994
                                        ------------------- -------------------
                                                  ESTIMATED           ESTIMATED
                                        AMORTIZED   FAIR    AMORTIZED   FAIR
                                          COST      VALUE     COST      VALUE
                                        --------- --------- --------- ---------
      Due in one year or less..........  $120.8    $120.8    $152.7    $152.6
      Due after one year through five
       years...........................     4.8       4.8      46.7      46.7
      Due after five years through ten
       years...........................    10.2      10.2       0.7       0.7
      Due after ten years..............     5.0       5.0      10.1      10.1
                                         ------    ------    ------    ------
                                          140.8     140.8     210.2     210.1
      Mortgage-backed securities.......     0.0       0.0      83.8      83.8
                                         ------    ------    ------    ------
        Total debt securities..........  $140.8    $140.8    $294.0    $293.9
                                         ======    ======    ======    ======

  Certain of the above investments with maturities greater than one year are classified as short-term and included in current assets as they represent fiduciary investments that will be utilized during the normal operating cycle of the business to pay premiums payable to insurance companies that are included in current liabilities.

12. FINANCIAL INSTRUMENTS

  The Company enters into foreign exchange forward contracts and foreign exchange option agreements primarily to provide risk management against existing firm commitments as well as anticipated future exposures that will arise at its London-based specialist insurance and reinsurance broking operations. The exposures arise

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES because a significant portion of the revenues of these operations are denominated in U.S. dollars, while their expenses are primarily denominated in U.K. pounds sterling.

  The Company generally sells forward U.S. dollars and purchases U.K. pounds sterling for periods of up to two years in the future. Such contracts provide risk management against future anticipated transactions which are not firm commitments. In addition, the Company enters into foreign exchange contracts to manage market risk associated with foreign exchange volatility on intercompany loans and expected intercompany dividends. Finally, the Company enters into foreign exchange contracts to effectively offset existing contracts when anticipated exchange rate movements would benefit the Company.

  Gains and losses on foreign exchange contracts are marked to market at each balance sheet date and are included in other current assets or liabilities, with the resulting gain or loss recorded as a component of other operating expenses. The fair market value of all foreign exchange contracts at December 31, 1995, was a liability of $0.7 million.

  Foreign exchange options written by the Company are marked to market at each balance sheet date and the resulting gain or loss is recorded as a component of other operating expenses. Future cash requirements may exist if the option is exercised by the holder. At December 31, 1995, the Company had $20 million notional principal of written foreign exchange options outstanding. Based on foreign exchange rates at December 31, 1995, the Company recognized a current liability of $0.6 million, consisting of unamortized premiums, representing the estimated cost to settle these options at that date. At December 31, 1994, the Company's foreign exchange options could have been exercised at a nominal cost to the Company.

  At December 31, 1995, the Company had $69.9 million notional principal of forward exchange contracts outstanding, primarily to exchange U.S. dollars into U.K. pounds sterling, and $16.3 million notional principal outstanding, primarily to exchange U.K. pounds sterling into U.S. dollars.

  The Company has entered into interest rate swaps and forward rate agreements, which are accounted for as hedges, as a means to limit the earnings volatility associated with changes in short-term interest rates on its existing and anticipated fiduciary investments. These instruments are contractual agreements between the Company and financial institutions which exchange fixed and floating interest rate payments periodically over the life of the agreements without exchanges of the underlying principal amounts. The notional principal amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. The Company records the difference between the fixed and floating rates of such agreements as a component of its fiduciary investment income. Interest rate swaps and forward rate agreements which relate to debt securities are marked to market in accordance with SFAS No. 115. At December 31, 1995, an unrealized gain of $1.1 million on interest rate swaps and forward rate agreements which hedge existing fiduciary investments was reflected in fiduciary cash and equivalents in the Consolidated Balance Sheet.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, the Company has the following interest rate swaps and forward rate agreements in effect, by year of final maturity:

     AS OF DECEMBER 31, 1995

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $390.3       7.38%    $471.7     6.27%
      1997...........................   203.2       6.68       40.0     5.90
      1998...........................   182.9       7.08        --       --
                                       ------                ------
        Total........................  $776.4       7.13%    $511.7     6.24%
                                       ======       ====     ======     ====

     AS OF DECEMBER 31, 1994

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1995...........................  $457.0       6.84%    $257.0     6.83%
      1996...........................   291.9       7.30       31.2     8.85
      1997...........................    97.8       6.65        --       --
                                       ------                ------
        Total........................  $846.7       6.98%    $288.2     7.05%
                                       ======       ====     ======     ====

  The Company generally enters into interest rate swap agreements with a final maturity of three years or less. The floating rate on these agreements is generally based upon the six-month LIBOR rate on the relevant reset dates. Forward rate agreements generally have a final maturity date that is less than two years, and use six-month LIBOR as the floating rate index.

  In addition, as part of its interest rate management program, the Company utilizes various types of interest rate options, including caps, collars, floors and interest rate guarantees. The Company generally writes covered interest rate options under which the Company receives a fixed interest rate.

  The options are marked to market at each balance sheet date, based on the Company's estimated cost to settle the options. The estimated cost to settle the options, less any premium deferred by the Company, is recognized as a reduction to fiduciary investment income in the period when such changes in market value occur. The Company recognized a current liability of $0.3 million and $1.3 million, representing the estimated cost to settle these options at December 31, 1995 and 1994, respectively. The estimated cost to settle these agreements was determined by obtaining quotes from banks and other financial institutions which make a market in these instruments.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At December 31, 1995 and 1994, the Company had the following written interest rate option agreements outstanding, by year of final maturity:

     AS OF DECEMBER 31, 1995

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................   $43.2       5.41%    $10.0      4.60%
      1997...........................    15.5       8.50       --        --
      1998...........................    10.0       8.50       --        --
                                        -----                -----
        Total........................   $68.7       6.54%    $10.0      4.60%
                                        =====       ====     =====      ====

     AS OF DECEMBER 31, 1994

                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1995...........................   $15.6       5.27%    $ --        --
      1996...........................    43.4       5.42      10.0      4.60%
                                        -----                -----
        Total........................   $59.0       5.38%    $10.0      4.60%
                                        =====       ====     =====      ====

  The above financial instruments are purchased from large international banks and financial institutions with strong credit ratings. Credit limits are established based on such credit ratings and are monitored on a regular basis. Management does not anticipate incurring any losses due to non-performance by these institutions. In addition, the Company monitors the market risk associated with these agreements by using probability analyses, external pricing systems and information from banks and brokers.

  The following methods and assumptions were used in estimating the fair value of each class of financial instrument. The fair values of short-term and long-term investments were estimated based upon quoted market prices for the same or similar instruments. The fair value of long-term debt, including the current portion, was estimated on the basis of market prices for similar issues at current interest rates for the applicable period. The fair value of interest rate swaps and forward rate agreements was estimated by discounting the future cash flows using rates currently available for agreements of similar terms and maturities. The fair value of foreign exchange forward contracts and foreign exchange option agreements was estimated based upon year-end exchange rates. The fair value of interest rate options was estimated based upon market quotes of the cost to settle these agreements. The carrying amounts of the Company's other financial instruments approximate fair value due to their short-term maturities.

  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments that are not marked to market.

                                                   AS OF DECEMBER 31,
                                         ---------------------------------------
                                                1995                1994
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
      Long-term debt, including current
       portion.........................   $135.6    $135.8    $149.8    $146.4
      Interest rate swaps and forward
       rate agreements.................      --        5.1       --       (5.4)

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

13. COMMITMENTS

 Lease Commitments

  The Company leases property and equipment under noncancelable operating lease agreements which expire at various dates.

  Future minimum annual rentals under noncancelable operating leases, excluding $18.6 million of future sublease rental income, which have been translated at December 31, 1995 closing foreign exchange rates, are as follows:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
      1996............................................................  $ 83.3
      1997............................................................    67.7
      1998............................................................    55.3
      1999............................................................    46.3
      2000............................................................    41.4
      Thereafter......................................................   192.2
                                                                        ------
        Total minimum lease payments..................................  $486.2
                                                                        ======

  Rent expense for office space, which includes property taxes and certain other costs, amounted to $83.9 million, $93.6 million and $92 million for the years ended December 31, 1995, 1994, and 1993, respectively.

 Other Commitments

  At December 31, 1995, the Company had $76.4 million of letters of credit outstanding which are required under certain agreements in the ordinary course of business.

14. CONTINGENCIES

  The Company and its subsidiaries are subject to various claims and lawsuits from both private and governmental parties, which include claims and lawsuits in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance and in rendering consulting services. In some of these cases, the remedies that may be sought or damages claimed are substantial. Additionally, the Company and its subsidiaries are subject to the risk of losses resulting from the potential uncollectibility of insurance and reinsurance balances and claims advances made on behalf of clients and indemnifications connected with the sales of certain businesses.

  Certain claims asserted against the Company and certain of its subsidiaries alleging, among other things, that certain Alexander Howden subsidiaries accepted, on behalf of certain insurance companies, insurance or reinsurance at premium levels not commensurate with the level of underwriting risks assumed and retroceded or reinsured those risks with financially unsound reinsurance companies.

  A claim asserting these allegations is pending in a suit filed in New York. In an action brought in 1988 against the Company and certain subsidiaries (Certain Underwriters at Lloyd's of London Subscribing to Insurance Agreements ML8055801, et al. v. Alexander & Alexander Services Inc., et al., formerly captioned Dennis Edward Jennings v. Alexander & Alexander Europe plc, et al., 88 Civ. 7060 (RO) (S.D.N.Y.)), plaintiffs seek compensatory and punitive damages, as well as treble damages under RICO totaling $36 million. The defendants have counterclaimed against certain of the plaintiffs for contribution. Discovery in this case remains to be concluded and no trial date has been set. Management of the Company believes there are valid defenses to all the claims that have been made with respect to these activities and the Company is vigorously defending the pending action.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  Certain other claims were resolved during 1995: (1) In a New York action brought in 1985, claims were asserted against the Company and certain subsidiaries (Pine Top Insurance Company, Ltd. v. Alexander & Alexander Services Inc., et al., 85 Civ. 9860 (RPP) (S.D.N.Y.)). The plaintiff sought compensatory and punitive, as well as treble damages under RICO totaling approximately $87 million, arising from alleged RICO violations, common law fraud, breach of contract and negligence. Two subsidiaries counterclaimed for breach of certain reinsurance contracts with the plaintiff. This action was settled as of January 12, 1995 and the action was voluntarily dismissed in February 1995. The settlement amount was $4.5 million. The Company's portion was $2.1 million which was previously reserved under its professional indemnity program; and (2) In an Ohio action brought in 1985 (The Highway Equipment Company, et al. v. Alexander Howden Limited, et al. (Case No. 1-8501667, U.S. Bankruptcy Court, So. Dist. Ohio, Western Div.)), plaintiffs sought compensatory and punitive damages, as well as treble damages under RICO totaling $24 million. A directed verdict in the Company's favor was reaffirmed on August 15, 1995 by the U.S. Court of Appeals for the Sixth Circuit.

  These above actions are covered under the Company's professional indemnity program, except for possible damages under RICO. The Company currently believes the reasonably possible loss that might result from these actions, if any, would not be material to the Company's financial position or results of operations.

  In 1987, the Company sold Shand, its domestic underwriting management subsidiary. Prior to the sale, Shand and its subsidiaries had provided underwriting management services for and placed insurance and reinsurance with and on behalf of Mutual Fire. Mutual Fire was placed in rehabilitation by the Courts of the Commonwealth of Pennsylvania in December 1986. In February 1991, the rehabilitator commenced an action captioned Foster v. Alexander & Alexander Services Inc., 91 Civ. 1179 (E.D.Pa.). The complaint, which sought compensatory and punitive damages, alleged that Shand and, in certain respects, the Company breached duties to and agreements with Mutual Fire. The rehabilitator sought damages estimated at approximately $234 million.

  On March 27, 1995, the Company, Shand and the rehabilitator entered into a settlement agreement which was subsequently approved by the Courts and which terminated the rehabilitator's litigation and released the Company and Shand from any further claims by the rehabilitator. Under the terms of the settlement, the Company paid $12 million in cash and issued a $35 million six-year zero coupon note. In addition, in 1995 Shand returned $4.6 million of trusteed assets to the rehabilitator and the rehabilitator has eliminated any right of set-offs previously estimated to be $4.7 million. The Mutual Fire settlement agreement includes certain features protecting the Company from potential exposure to claims for contribution brought by third parties and expenses arising out of such claims.

  Although the Company's professional liability underwriters have denied coverage for the Mutual Fire lawsuit, the Company has instituted a declaratory judgment action attempting to validate coverage (Alexander & Alexander Services Inc. and Alexander & Alexander Inc. v. Those Certain Underwriters at Lloyd's of London, subscribing to insurance evidenced by policy numbers 879/P. 31356 and 879/P. 35349 and Assicurazioni Generali, S.P.A., No. 92 Civ. 6319 (F.D.N.Y.). All required documents in this case have been submitted to the Court, and the Company is awaiting a decision on the matter.

  Under the 1987 agreement with the purchaser of Shand, the Company agreed to indemnify the purchaser against certain contingencies, including, among others, (i) losses arising out of pre-sale transactions between Shand or Shand's subsidiaries, on the one hand, and Mutual Fire, on the other, and (ii) losses arising out of pre-sale errors or omissions by Shand or Shand's subsidiaries. The Company's obligations under the indemnification provisions in the 1987 sales agreement were not limited as to amount or duration.

  Starting in late 1992, the purchaser of Shand had asserted a number of claims under both the Mutual Fire indemnification provision and the errors and omissions indemnification provision of the sales agreement. During 1995 most of those claims have been resolved by a series of settlement agreements, involving the settlement or

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES release of (a) claims relating to reinsurance recoverables due to Shand's subsidiaries from Mutual Fire, (b) claims relating to deterioration of reserves for business written by Mutual Fire and ceded to Shand's subsidiaries, and (c) a number of potential errors and omissions claims by third-party reinsurers against Shand. Under the settlement agreement entered into in January 1995, covering the errors and omissions claims by third-party reinsurers, the Company obtained from the purchasers of Shand a release and limitation of indemnification obligations relating to certain third-party errors and omissions claims, and restructured the contractual relationship with the purchaser so that the parties' future interests as to third-party claims are more closely aligned. The Company paid $14 million in cash, issued a five-year interest bearing note in the principal amount of $14 million and expected to pay a contingent obligation of $4.5 million. In June 1995, the $14 million note payable was prepaid in whole. The remaining contingent note payable of $4.5 million was paid in full in September 1995.

  Notwithstanding these settlements, the limitation of certain contract obligations and the restructuring of the parties' relationship, some of the Company's indemnification provisions under the 1987 agreement are still in effect. As a result, there remains the possibility of substantial exposure under the indemnification provisions of the 1987 agreement, although the Company, based on current facts and circumstances, believes the possibility of a material loss resulting from these exposures is remote.

  In November 1993, a class action suit was filed against the Company and two of its then directors and officers, Tinsley H. Irvin and Michael K. White, in the United States District Court for the Southern District of New York under the caption Harry Glickman v. Alexander & Alexander Services Inc., et al. (Civil Action No. 93 Civ. 7594). On January 6, 1995, the plaintiff filed a second amended complaint which, among other things, dropped Mr. White as a defendant. The second amended complaint purports to assert claims on behalf of a class of persons who purchased the Company's Common Stock during the period May 1, 1991 to November 4, 1993, alleging that during this period the Company's financial statements contained material misrepresentations as a result of inadequate reserves established by the Company's subsidiary, Alexander Consulting Group Inc., for unbillable work-in-progress. The second amended complaint seeks damages in an unspecified amount, as well as attorneys' fees and other costs, for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In response to the second amended complaint, the Company filed a motion to dismiss. A hearing on the Company's motion to dismiss was held on January 26, 1996. On February 27, 1996 the Company's motion to dismiss was granted and plaintiff was denied leave to replead. Plaintiff has until April 1, 1996 to appeal the verdict. Should plaintiff appeal, management will vigorously defend the matter as management believes there are valid defenses to the allegations set forth in the amended complaint. The Company currently believes that this action is covered by the Company's insurance program and that the reasonably possible loss that might result, if any, would not be material to the Company's financial position or results of operations.

  These contingent liabilities involve significant amounts. While it is not possible to predict with certainty the outcome of such contingent liabilities, the applicability or availability of coverage for such matters under the Company's professional indemnity insurance program, or their financial impact on the Company, management currently believes that such impact will not be material to the Company's financial position. However, it is possible that future developments with respect to these matters could have a material effect on future interim or annual results of operations.

  Under the Series B Convertible Preferred Stock Purchase Agreement, as amended, the Company has agreed to make certain payments to the purchaser pursuant to indemnifications given with respect to tax payments and reserves in excess of recorded tax reserves as of March 31, 1994. The Company's potential exposures under the indemnification, individually or in the aggregate, are limited to $10 million. As a result of this indemnification, the Company has classified $10 million of the proceeds from the issuance of the Series B Convertible Preferred Shares outside stockholders' equity until such time as the indemnification, if any, is satisfied or terminated.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

15. BUSINESS SEGMENTS

  Segment information is provided for the Company's two reportable industry segments, Insurance Services and Human Resource Management Consulting.

  Insurance Services operations include risk management and insurance services, specialist insurance and reinsurance broking.

  Human Resource Management Consulting includes a variety of human resource management consulting services, including actuarial and benefit plan consulting services, flexible compensation consulting, communications and management consulting services, executive planning services and human resource organizational analysis, as well as brokerage services for group health and welfare coverages.

  The following tables present information about the Company's operations by business segment and geographical areas for each of the three years in the period ended December 31, 1995:

                               BUSINESS SEGMENTS

                         OPERATING OPERATING IDENTIFIABLE DEPRECIATION &   CAPITAL
                         REVENUES  INCOME(A)    ASSETS     AMORTIZATION  EXPENDITURES
                         --------- --------- ------------ -------------- ------------
1995
Insurance services...... $1,071.8   $143.4     $2,667.6       $39.4         $25.2
Human resource manage-
 ment consulting........    210.6     10.0        125.5         6.1           3.0
General corporate.......      --     (30.7)       149.3         0.6          (0.5)
                         --------   ------     --------       -----         -----
                         $1,282.4   $122.7     $2,942.4       $46.1         $27.7
                         ========   ======     ========       =====         =====
1994
Insurance services...... $1,113.2   $(12.2)    $2,525.4       $44.7         $19.0
Human resource manage-
 ment consulting........    210.7    (19.1)       130.3         6.0           2.9
General corporate.......      --     (51.6)       290.0         0.5          (0.4)
                         --------   ------     --------       -----         -----
                         $1,323.9   $(82.9)    $2,945.7       $51.2         $21.5
                         ========   ======     ========       =====         =====
1993
Insurance services...... $1,128.6   $ 92.9     $2,544.1       $48.3         $21.0
Human resource manage-
 ment consulting........    213.0     (7.5)       121.4         5.6           4.0
General corporate.......      --     (33.1)       128.3         0.6           1.0
                         --------   ------     --------       -----         -----
                         $1,341.6   $ 52.3     $2,793.8       $54.5         $26.0
                         ========   ======     ========       =====         =====

--------
(a) Includes restructuring/special charges of $15.7 million and $56.3 million for 1995 and 1994, respectively, in insurance services, $1.4 million and $8.3 million for 1995 and 1994, respectively, in human resource management consulting and $0.5 million and $4.4 million for 1995 and 1994, respectively, in general corporate as described in Note 3 of Notes to Financial Statements.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                              GEOGRAPHICAL AREAS

                                            OPERATING  OPERATING   IDENTIFIABLE
                                            REVENUES  INCOME(A)(B)    ASSETS
                                            --------- ------------ ------------
1995
United States.............................. $  608.2     $ 36.1      $  895.5
United Kingdom.............................    317.5       55.1       1,092.3
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    121.2       21.7         201.2
Other countries............................    235.5       40.5         604.1
General corporate..........................      --       (30.7)        149.3
                                            --------     ------      --------
                                            $1,282.4     $122.7      $2,942.4
                                            ========     ======      ========
1994
United States.............................. $  685.4     $(78.8)     $  904.2
United Kingdom.............................    312.5       19.4       1,065.8
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    118.9       10.0         191.0
Other countries............................    207.1       18.1         494.7
General corporate..........................      --       (51.6)        290.0
                                            --------     ------      --------
                                            $1,323.9     $(82.9)     $2,945.7
                                            ========     ======      ========
1993
United States.............................. $  727.1     $(11.8)     $1,029.2
United Kingdom.............................    315.5       64.1         987.8
Canada, principally Reed Stenhouse Cos.
 Ltd.......................................    120.9       13.0         208.1
Other countries............................    178.1       20.1         440.4
General corporate..........................      --       (33.1)        128.3
                                            --------     ------      --------
                                            $1,341.6     $ 52.3      $2,793.8
                                            ========     ======      ========

--------
(a) The 1995 special charges referred to in Note 3 of Notes to Financial Statements have been allocated to their respective geographical areas in 1995, including $16 million in the U.S., $1 million in the U.K., $0.1 million in other countries and $0.5 million in general corporate.
(b) The 1994 restructuring charges referred to in Note 3 of Notes to Financial Statements have been allocated to their respective geographical areas in 1994, including $31.8 million in the U.S., $21.9 million in the U.K., $4 million in Canada, $6.9 million in Other Countries and $4.4 million in general corporate.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly operating results for 1995 and 1994 are summarized below (in millions, except per share data).

                                                    INCOME (LOSS)
                                                        FROM
                            OPERATING   OPERATING    CONTINUING        NET
                            REVENUES  INCOME (LOSS)  OPERATIONS   INCOME (LOSS)
                            --------- ------------- ------------- -------------
1995
1st........................ $  324.2     $ 41.7        $  41.7       $  41.7
2nd........................    328.1       39.2           22.7          22.7
3rd........................    299.7       27.6           17.5          17.5
4th........................    330.4       14.2            7.5           7.5 (a)
                            --------     ------        -------       -------
Year....................... $1,282.4     $122.7        $  89.4       $  89.4
                            --------     ------        -------       -------
1994
1st........................ $  323.0     $  5.2        $  (1.8)      $  (4.4)
2nd........................    335.1       14.6            3.8          (2.2)(b)
3rd........................    332.6        4.2            0.1         (20.8)(c)
4th........................    333.2     (106.9)        (109.3)       (111.3)(d)
                            --------     ------        -------       -------
Year....................... $1,323.9     $(82.9)       $(107.2)      $(138.7)
                            ========     ======        =======       =======

                         INCOME (LOSS)
                             FROM                        FULLY DILUTED
PER SHARE OF              CONTINUING      PRIMARY NET         NET
COMMON STOCK              OPERATIONS    EARNINGS (LOSS) EARNINGS (LOSS) DIVIDENDS   HIGH     LOW
------------             -------------  --------------- --------------- --------- -------- -------
1995
1st.....................    $  .80          $  .80          $  .69        $.025   $23 3/4  $18 1/2
2nd.....................       .37             .37             .36         .025    26 7/16  22 1/8
3rd.....................       .25             .25             .25         .025    25 1/2   22 3/8
4th.....................       .02             .02 (a)         .02         .025    24 3/8   18 5/8
                            ------          ------          ------        -----
Year                        $ 1.44          $ 1.44          $ 1.42 (e)    $.100
                            ------          ------          ------        -----
1994
1st.....................    $ (.09)         $ (.15)         $ (.15)       $.250   $22 3/4  $17 1/4
2nd.....................       .04            (.10)(b)        (.10)        .025    18 1/8   14
3rd.....................      (.11)           (.58)(c)        (.58)        .025    20 7/8   16
4th.....................     (2.61)          (2.66)(d)       (2.66)        .025    21 1/2   18 1/2
                            ------          ------          ------        -----
Year....................    $(2.79)(e)      $(3.51)(e)      $(3.51)(e)    $.325
                            ======          ======          ======        =====

--------
(a) Includes a charge of $17.6 million ($11.2 million after-tax or $0.25 per share) for restructuring and other special charges related primarily to the acquisition of certain U.S. operations from Jardine Insurance Brokers, Inc. (see Note 3 of Notes to Financial Statements).
(b) Includes a charge of $6 million, or $.14 per share, relating to the Company's discontinued operations (see Note 6 of Notes to Financial Statements).
(c) Includes a loss from discontinued operations of $20.9 million, or $.47 per share, relating to an agreement in principle to resolve certain indemnity obligations to Sphere Drake (see Note 6 of Notes to Financial Statements).
(d) Includes charges of $163.6 million ($106.6 million after-tax or $2.43 per share) for restructuring, contingency settlements and other reserves.
(e) Full year earnings per share amounts do not equal the sum of the quarterly amounts due to changes in weighted average shares during the periods.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


17. SUBSEQUENT EVENTS (UNAUDITED)

  On December 11, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Aon Corporation ("Aon"). The Merger Agreement provides for the acquisition, subject to the terms and conditions thereof, of the Company by Aon. As contemplated by the Merger Agreement, on December 16, 1996, Aon launched a cash tender offer for all of the Company's common stock and the associated preferred stock purchase rights of the Company. In addition, Aon has entered into a stock purchase agreement with American International Group, Inc. ("AIG"), pursuant to which Aon has agreed to purchase the Company's 8% Series B Cumulative Convertible Preferred Stock owned by AIG or its subsidiaries.

  Pursuant to the terms of the Merger Agreement, on December 16, 1996, Aon commenced its tender offer to purchase all the outstanding shares of Company stock at $17.50 per share. The tender offer expired on January 14, 1997, at which time 44,293,552 shares, or approximately 97%, of the Common Stock had been validly tendered and accepted for payment.

  In connection with the acquisition of the Company by Aon, the Company will incur in 1996 significant expenses relating to the change of control, primarily due to the accelerated vesting of certain employee stock-based compensation and option plans, as well as the transaction costs.

  In addition, in 1997, the Company and/or its successors is expected to incur significant severance and other related costs associated with the transaction.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                THREE MONTHS     NINE MONTHS
                                                    ENDED           ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,
                                                --------------  --------------
                                                 1996    1995    1996    1995
                                                ------  ------  ------  ------
                                                 (IN MILLIONS, EXCEPT PER
                                                      SHARE AMOUNTS)
OPERATING REVENUES:
Commissions and fees........................... $301.6  $283.7  $920.6  $903.4
Fiduciary investment income....................   16.3    16.0    46.8    48.6
                                                ------  ------  ------  ------
  Total........................................  317.9   299.7   967.4   952.0
                                                ------  ------  ------  ------
OPERATING EXPENSES:
Salaries and benefits..........................  191.6   175.4   566.6   543.9
Other..........................................  104.6    96.7   312.5   299.6
                                                ------  ------  ------  ------
  Total........................................  296.2   272.1   879.1   843.5
                                                ------  ------  ------  ------
Operating income...............................   21.7    27.6    88.3   108.5
                                                ------  ------  ------  ------
OTHER INCOME (EXPENSES):
Investment income..............................    3.5     4.6    10.6    13.9
Interest expense...............................   (3.9)   (4.6)  (11.8)  (14.1)
Other..........................................    1.1     1.2     0.6    34.0
                                                ------  ------  ------  ------
  Total........................................    0.7     1.2    (0.6)   33.8
                                                ------  ------  ------  ------
Income before income taxes and minority inter-
 est...........................................   22.4    28.8    87.7   142.3
Income taxes...................................   (9.0)  (11.0)  (35.0)  (54.7)
                                                ------  ------  ------  ------
Income before minority interest................   13.4    17.8    52.7    87.6
Minority interest..............................   (0.3)   (0.3)   (5.0)   (5.7)
                                                ------  ------  ------  ------
Net income.....................................   13.1    17.5    47.7    81.9
Preferred stock dividends......................   (6.7)   (6.4)  (19.9)  (18.9)
                                                ------  ------  ------  ------
Earnings attributable to common shareholders... $  6.4  $ 11.1  $ 27.8  $ 63.0
                                                ======  ======  ======  ======
PER SHARE INFORMATION:
Primary earnings per share..................... $ 0.14  $ 0.25  $ 0.62  $ 1.42
                                                ======  ======  ======  ======
Average common and common equivalent shares
 outstanding...................................   45.3    44.6    45.1    44.5
                                                ======  ======  ======  ======
Fully diluted earnings per share............... $ 0.14  $ 0.25  $ 0.62  $ 1.33
                                                ======  ======  ======  ======
Average common shares outstanding, assuming
 full dilution.................................   45.3    44.6    45.1    57.1
                                                ======  ======  ======  ======
Cash dividends per common share................ $0.025  $0.025  $0.075  $0.075
                                                ======  ======  ======  ======

                See accompanying notes to financial statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
              SEPTEMBER 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
                                                           (IN MILLIONS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents:
 Operating.........................................    $  232.0      $  241.2
 Fiduciary.........................................       526.2         496.4
Short-term investments:
 Operating.........................................        21.1          11.3
 Fiduciary.........................................       265.0         224.9
Premiums and fees receivable (less allowance for
 doubtful accounts of $20.6 in 1996 and $20.5 in
 1995).............................................     1,200.7       1,292.8
Deferred income taxes..............................        16.8          20.0
Other current assets...............................        74.1          85.4
                                                       --------      --------
   Total current assets............................     2,335.9       2,372.0
Property and equipment--net........................       120.4         126.4
Intangible assets--net.............................       221.2         210.7
Deferred income taxes..............................       103.6         102.1
Long-term operating investments....................        21.4          30.9
Other..............................................       119.5         100.3
                                                       --------      --------
                                                       $2,922.0      $2,942.4
                                                       ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Premiums payable to insurance companies............    $1,775.9      $1,810.4
Short-term debt....................................        13.8          19.1
Current portion of long-term debt..................         7.7           9.3
Deferred income taxes..............................         8.8           9.4
Accrued compensation and related benefits..........        56.1          81.8
Income taxes payable...............................        34.6          24.7
Other accrued expenses.............................       130.6         165.8
                                                       --------      --------
   Total current liabilities.......................     2,027.5       2,120.5
                                                       --------      --------
LONG-TERM LIABILITIES:
Long-term debt.....................................       142.4         126.2
Deferred income taxes..............................        18.9          15.6
Net liabilities of discontinued operations.........        27.0          33.4
Other..............................................       243.7         234.1
                                                       --------      --------
   Total long-term liabilities.....................       432.0         409.3
                                                       --------      --------
Commitments and contingent liabilities (Notes 3, 6
 and 9)
8% Series B cumulative convertible preferred stock
 contingency (Note 9)..............................         0.0          10.0
STOCKHOLDERS' EQUITY:
Preferred stock, authorized 15,000,000 shares, $1
 par value:
 Series A junior participating preferred stock,
  issued and outstanding, none.....................         --            --
$3.625 Series A convertible preferred stock, issued
 and outstanding, 2,300,000 shares, liquidation
 preference of $115 million........................         2.3           2.3
8% Series B cumulative convertible preferred stock,
 issued and outstanding, 4,751,208 and 4,477,170
 shares, respectively, liquidation preference of
 $238 million and $224 million, respectively.......         4.8           4.5
Common stock, authorized 200,000,000 shares, $1 par
 value; issued and outstanding 43,005,799 and
 42,259,282 shares, respectively...................        43.0          42.3
Class A common stock, authorized 26,000,000 shares,
 $.00001 par value; issued and outstanding
 1,811,121 and 1,920,821 shares, respectively......         --            --
Class C common stock, authorized 11,000,000 shares,
 $1 par value; issued and outstanding 350,003 and
 361,092 shares, respectively......................         0.4           0.4
Class D common stock, authorized 40,000,000 shares,
 $1 par value; issued and outstanding, none........         --            --
Paid-in capital....................................       666.7         638.1
Accumulated deficit................................      (203.1)       (227.5)
Net unrealized investment gains--net of income tax-
 es................................................         6.7           5.6
Accumulated translation adjustments................       (58.3)        (63.1)
                                                       --------      --------
   Total stockholders' equity......................       462.5         402.6
                                                       --------      --------
                                                       $2,922.0      $2,942.4
                                                       ========      ========

                See accompanying notes to financial statements.

               ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
                                                                (IN MILLIONS)
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES:
Income from continuing operations.............................  $ 47.7  $ 81.9
Adjustments to reconcile to net cash provided by operating ac-
 tivities:
 Depreciation and amortization................................    36.9    33.3
 Deferred income taxes........................................     5.7    28.9
 Gains on dispositions of subsidiaries and other assets.......     --    (30.4)
 Other........................................................    10.3     7.8
Changes in assets and liabilities (net of effects from acqui-
 sitions and dispositions):
 Net fiduciary cash and cash equivalents and short-term in-
  vestments...................................................   (65.4)  (44.7)
 Premiums and fees receivable.................................   106.5    38.2
 Prepaid expenses and other current assets....................    17.3    (8.4)
 Other non-current assets.....................................   (15.2)  (13.2)
 Premiums payable to insurance companies......................   (53.1)  (10.1)
 Other accrued expenses.......................................   (67.5) (104.2)
 Other long-term liabilities..................................    15.7    (8.5)
Discontinued operations (net).................................   (10.4)  (12.8)
                                                                ------  ------
   Net cash provided (used) by operating activities...........    28.5   (42.2)
                                                                ------  ------
INVESTING ACTIVITIES:
Net purchases of property and equipment.......................   (18.6)  (15.1)
Purchases of businesses.......................................   (22.8)   (2.8)
Proceeds from sales of subsidiaries and other assets..........     0.7    88.1
Purchases of operating investments............................   (26.0) (180.2)
Sales and maturities of operating investments.................    27.8   196.1
                                                                ------  ------
   Net cash provided (used) by investing activities...........   (38.9)   86.1
                                                                ------  ------
FINANCING ACTIVITIES:
Cash dividends................................................    (9.6)   (9.6)
Proceeds from issuance of short-term debt.....................    12.0     0.2
Repayments of short-term debt.................................   (15.2)   (0.4)
Proceeds from issuance of long-term debt......................    30.1     4.6
Repayments of long-term debt..................................   (18.9)  (35.1)
Issuance of common stock......................................     1.2     0.1
                                                                ------  ------
Net cash used by financing activities.........................    (0.4)  (40.2)
                                                                ------  ------
Effect of exchange rate changes on operating cash and cash
 equivalents..................................................     1.6     2.4
Operating cash and cash equivalents at beginning of year......   241.2   248.7
                                                                ------  ------
Operating cash and cash equivalents at end of period..........  $232.0  $254.8
                                                                ======  ======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
 Interest.....................................................  $ 14.7  $ 13.9
 Income taxes.................................................    14.0    67.5
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Notes payable issued for contingency settlements..............  $  --   $ 45.7
Series B cumulative convertible preferred stock dividends-in-
 kind.........................................................    13.7    12.6
Common stock issued for employee benefit and stock plans......     4.5     3.6
Common stock issued for non-employee stock plans..............     0.2     0.4

                See accompanying notes to financial statements.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

                    UNAUDITED NOTES TO FINANCIAL STATEMENTS

                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

1. INTERIM FINANCIAL PRESENTATION

  Unless otherwise indicated, all amounts are stated in millions of U.S. dollars. In the opinion of the management of the Company, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included in the consolidated financial statements. The results of operations for the first nine months of the year are not necessarily indicative of results for the year.

  These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's 1995 Annual Report to Shareholders.

2. ACQUISITIONS AND DISPOSITIONS

 Acquisitions

  In the first nine months of 1996, the Company acquired in transactions accounted for as purchases, or invested in ten brokerage and consulting operations, primarily in the Asia/Pacific region, for combined purchase prices approximating $27.5 million. The Company paid a total of $21.9 million at closing for these acquisitions. These acquisitions produced approximately $30 million in annualized revenues.

  In October 1996, the Company acquired a European retail broking operation for a purchase price not to exceed $5.3 million of which $3.3 million was paid at closing.

 Dispositions

  On February 28, 1995, the Company completed the sale of Alexsis Inc., its U.S.-based third party claims administrator for total cash proceeds of $47.1 million resulting in a pre-tax gain of $30.3 million, ($20.8 million after-tax or $0.47 per share). Adjustments, including post closing adjustments pursuant to the agreement, resulted in a final reported pre-tax gain of $28.7 million, ($18.7 million after-tax or $0.42 per share) for the year ended December 31, 1995.

  In January 1995, the Company sold its minority interest in a U.K. merchant bank for cash proceeds of $7.2 million and a pre-tax gain of $0.3 million.

  These gains are included in Other Income (Expenses) in the Consolidated Statements of Operations.

3. INCOME TAXES

  On August 6, 1996, the Company received a technical advice memorandum ("TAM"), issued by the IRS National Office, favorable to the Company with respect to the federal income tax consequences of certain 1991 intercompany transactions involving the stock of a U.K. subsidiary. The IRS District Director's Office subsequently adopted the TAM and withdrew its proposal to increase taxable income for the year 1991 with respect to this issue. The examination of the 1990 and 1991 federal income tax returns will come to a conclusion with the disposition of this issue.

  Based upon the favorable TAM relating to the 1991 transactions, the Company does not expect IRS examiners to take issue with the Company's reporting of a similar series of transactions that occurred in 1993. The IRS commenced its examination of the tax years 1992 through 1994 in July 1996. The potential tax liability, excluding interest and penalties, associated with the 1993 transactions had been estimated by the Company at $25 million.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  No provision for any potential liability with respect to the 1991 and 1993 transactions had been made in the consolidated financial statements.

  The Company believes that its current tax reserves are adequate to cover its tax liabilities.

4. EMPLOYEES' RETIREMENT PLANS AND BENEFITS

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based
Compensation". The Company has elected to continue to measure compensation costs using APB Opinion No. 25 and accordingly will provide the pro-forma disclosures required by SFAS No. 123 in its Annual Report on Form 10-K for the year ended December 31, 1996.

5. STOCK OPTION AND INCENTIVE PLANS

 Worldwide Employee Savings-Related Stock Purchase Plan

  The Company's Worldwide Employee Savings-Related Stock Purchase Plan (Worldwide Employee Purchase Plan) was approved by the Board of Directors and became effective as of May 16, 1996. Under the Worldwide Employee Purchase Plan eligible employees outside the U.S. may purchase up to an aggregate 750,000 shares of the Company's Common Stock. At the end of the 5-year offering period, participants can elect to purchase from the contributions saved, shares of the Company's Common Stock at a 15 percent discount of the closing price of the Common Stock reported on the New York Stock Exchange on the first date of the 5-year offering period. 471,000 shares have been subscribed to as of September 30, 1996. Non-U.S. employees who are "executive officers" of the Company, as that term is defined pursuant to Section 16 of the Securities Exchange Act of 1934, participate in a subplan of the Employee Discount Stock Purchase Plan with similar terms.

 1995 Long-Term Incentive Plan Amendment

  On May 16, 1996 an amendment to the 1995 Long-Term Incentive Plan (1995
LTIP) was approved by stockholders. The 1995 LTIP provided that no more than 940,000 restricted shares may be used for Restricted Stock Awards and Bonus Equity Plan Awards (BEP). The amendment excludes BEP Awards from the 940,000 restricted share limitation, but does not increase the number of shares authorized under the 1995 LTIP.

6. DISCONTINUED OPERATIONS

  In 1985, the Company discontinued its insurance underwriting operations. In 1987, the Company sold Sphere Drake Insurance Group (Sphere Drake). The Sphere Drake sales agreement provides indemnities by the Company to the purchaser for various potential liabilities including provisions covering future losses on certain insurance pooling arrangements from 1953 to 1967 between Sphere Drake and Orion Insurance Company (Orion), a U.K.-based insurance company, and future losses pursuant to a stop loss reinsurance contract between Sphere Drake and Lloyd's Syndicate 701 (Syndicate 701). In addition, the sales agreement requires the Company to assume any losses in respect of actions or omissions by Swann & Everett Underwriting Agency (Swann & Everett), an underwriting management company previously managed by Alexander Howden Group Limited (Alexander Howden).

  The net liabilities of discontinued operations shown in the accompanying Consolidated Balance Sheets include insurance liabilities associated with the above indemnities, liabilities of insurance underwriting subsidiaries currently in run-off and other related liabilities.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  A summary of the net liabilities of discontinued operations is as follows:

                                                         AS OF        AS OF
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
      Liabilities:
        Insurance liabilities.......................    $252.4        $257.1
        Other.......................................      15.1          14.9
                                                        ------        ------
            Total liabilities.......................     267.5         272.0
                                                        ------        ------
      Assets:
        Recoverable under finite risk contracts:
          Insurance liabilities.....................     129.4         126.4
          Premium adjustment........................       9.7           9.8
        Reinsurance recoverables....................      52.6          51.6
        Cash and investments........................      29.7          27.2
        Other.......................................       8.8           9.3
                                                        ------        ------
            Total assets............................     230.2         224.3
                                                        ------        ------
      Total net liabilities of discontinued opera-
       tions........................................      37.3          47.7
      Less current portion classified as other ac-
       crued expenses...............................      10.3          14.3
                                                        ------        ------
      Remainder classified as net liabilities of
       discontinued operations......................    $ 27.0        $ 33.4
                                                        ======        ======

  The insurance liabilities represent estimates of future claims expected to be made under occurrence-based insurance policies and reinsurance business written through Lloyd's and the London Market covering primarily asbestosis, environmental pollution, and latent disease risks in the United States which are coupled with substantial litigation expenses. These claims are expected to develop and be settled over the next twenty to thirty years.

  Liabilities stemming from these claims cannot be estimated using conventional actuarial reserving techniques because the available historical experience is not adequate to support the use of such techniques and because case law, as well as scientific standards for measuring the adequacy of site clean-up (both of which have had, and will continue to have, a significant bearing on the ultimate extent of the liabilities) is still evolving. Accordingly, the Company's independent actuaries have combined available exposure information with other relevant industry data and have used various projection techniques to estimate the insurance liabilities, consisting principally of incurred but not reported losses.

  In 1994, Orion, which has financial responsibility for sharing certain of the insurance pool liabilities, was placed in provisional liquidation by order of the English Courts. Based on current facts and circumstances, the Company believes that the provisional liquidation will not have a material adverse effect on the net liabilities of discontinued operations.

  The Company has certain protection against adverse developments of the insurance liabilities through two finite risk contracts issued by Centre Reinsurance (Bermuda) Limited (reinsurance company). A contract entered into in 1989 provides the insurance underwriting subsidiaries currently in run-off with recoveries of recorded liabilities of $76 million, and for up to $50 million of additional recoveries in excess of those liabilities subject to a deductible for one of the run-off companies of $15 million. At September 30, 1996, based on an estimate by an independent actuarial firm, the Company had accrued $12.9 million of the deductible.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  On July 1, 1994, the Company entered into an insurance-based financing contract (finite risk contract) with the reinsurance company providing protection primarily for exposures relating to Orion, Syndicate 701 and Swann & Everett. The contract provided for the payment by the Company of $80 million, $50 million of which was borrowed from the reinsurance company, and for payment by the Company of the first $73 million of paid claims. The contract entitles the Company to recover paid claims in excess of the Company's $73 million retention. At September 30, 1996, recoveries were limited to $120.8 million, which includes the Company's payment of $80 million. In addition, commencing December 31, 1996, depending on the timing and amount of paid loss recoveries under the contract, the Company may be entitled to receive a payment from the reinsurance company in excess of the amounts recovered for paid losses if the contract is terminated. The contract is accounted for under the deposit method of accounting and the accounting requirements for discontinued operations.

  The Company's right to terminate the contract entered into in 1994 is subject to the consent of American International Group, Inc. (AIG) as long as AIG is the holder of certain shares of the Company's stock. In addition, the reinsurance company also has the right, under certain circumstances, all of which are under the Company's control, to terminate that contract.

  The insurance liabilities set forth above represent the Company's best estimates of the probable liabilities based on independent actuarial estimates. The recoverable amounts under the finite risk contracts, which are considered probable of realization based on independent actuarial estimates of losses and pay-out patterns, represent the excess of such liabilities over the Company's retention levels. The premium adjustment represents the recoverable amount considered probable of realization at the earliest date the Company can exercise its right to terminate the finite risk contract covering the insurance underwriting subsidiaries currently in run-off.

  Changes in the total net liabilities of discontinued operations for the nine months ended September 30, 1996 are as follows:

      Beginning balance.................................................. $47.7
        Claims and expense payments...................................... (10.4)
                                                                          -----
      Ending Balance..................................................... $37.3
                                                                          =====

  While the insurance liabilities set forth above represent the Company's best estimate of the probable liabilities within a range of independent actuarial estimates of reasonably probable loss amounts, there is no assurance that further adverse developments may not occur due to variables inherent in the estimation processes and other matters described above. Based on independent actuarial estimates of a range of reasonably possible loss amounts, liabilities could exceed recorded amounts by approximately $165 million. However, in the event of such adverse developments, based on independent actuarial estimates of pay-out patterns, up to approximately $125 million of this excess would be recoverable under the finite risk contracts.

  The Company believes that, based on current estimates, the established total net liabilities of discontinued operations are sufficient to cover its exposures.

7. INVESTMENTS

  At September 30, 1996, net unrealized holding gains totaled $6.7 million, net of deferred income taxes of $2.4 million, and are reported as a separate component of Stockholders' Equity.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At September 30, 1996 and December 31, 1995, the amortized cost and estimated fair value of the Company's debt and equity securities and related financial instruments used to hedge such investments are summarized below:

                                                 SEPTEMBER 30, 1996
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances....................   $  --       $--       $ --      $  --
      Other interest-bearing securi-
       ties.........................    138.1       --         --       138.1
      Mortgage-backed securities....      5.7       --         --         5.7
      Equity securities.............      4.7       8.7        --        13.4
      Financial instruments--used as
       hedges.......................      --        0.9       (0.5)       0.4
                                       ------      ----      -----     ------
          Total.....................   $148.5      $9.6      $(0.5)    $157.6
                                       ======      ====      =====     ======
                                                  DECEMBER 31, 1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
      U.S. Government agencies/state
       issuances....................   $  2.7      $--       $ --      $  2.7
      Other interest-bearing
       securities...................    138.1       --         --       138.1
      Equity securities.............      3.1       6.5        --         9.6
      Financial instruments--used as
       hedges.......................      --        1.3       (0.2)       1.1
                                       ------      ----      -----     ------
          Total.....................   $143.9      $7.8      $(0.2)    $151.5
                                       ======      ====      =====     ======

  The above debt and equity securities and financial instruments used as hedges are classified in the Consolidated Balance Sheets as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
      Cash and cash equivalents:
        Operating....................................    $ 41.7        $ 34.1
        Fiduciary....................................      93.2          73.1
      Short-term investments:
        Operating....................................       0.7           0.3
        Fiduciary....................................       2.3          18.8
      Long-term operating investments................      19.7          25.2
                                                         ------        ------
          Total......................................    $157.6        $151.5
                                                         ======        ======

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  At September 30, 1996 and December 31, 1995, the amortized cost and estimated fair value of debt securities by contractual maturity are summarized below:

                                                             SEPTEMBER 30, 1996
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less...............................  $137.8    $137.8
      Due after one year through five years.................     0.2       0.2
      Due after five years through ten years................     0.1       0.1
      Due after ten years...................................     --        --
                                                              ------    ------
                                                               138.1     138.1
      Mortgage-backed securities............................     5.7       5.7
                                                              ------    ------
          Total debt securities.............................  $143.8    $143.8
                                                              ======    ======
                                                              DECEMBER 31, 1995
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less...............................  $120.8    $120.8
      Due after one year through five years.................     4.8       4.8
      Due after five years through ten years................    10.2      10.2
      Due after ten years...................................     5.0       5.0
                                                              ------    ------
                                                               140.8     140.8
      Mortgage-backed securities............................     --        --
                                                              ------    ------
          Total debt securities.............................  $140.8    $140.8
                                                              ======    ======

  Certain of the above investments with maturities greater than one year are classified as short-term and included in current assets as they represent fiduciary investments that will be utilized during the normal operating cycle of the business to pay premiums payable to insurance companies that are included in current liabilities.

8. DEBT

  The Company has a $200 million three year credit facility with various banks, which expires in March 1998. The agreement provides for unsecured borrowings and for the issuance of up to $100 million of letters of credit, and contains various covenants, including minimum consolidated net worth, maximum leverage and minimum cash flow requirements. Interest rates charged on amounts drawn on this credit agreement are dependent upon the Company's credit ratings, the duration of the borrowings and the Company's choice of one of a number of indices, including the prime lending rate, certificate of deposit rates, the federal funds rate and LIBOR.

  In August 1996, the Company obtained two short-term bank loans totaling $7 million. The proceeds from these loans were used to reduce the amount outstanding under the agreement. As of September 30, 1996, $50 million of unsecured borrowings were outstanding. During the first quarter of 1996, a $10 million letter of credit was issued, and, in July 1996, the $10 million letter of credit was cancelled.

  In March 1996, the Company obtained a $10 million, short term bank loan which was subsequently repaid in April 1996.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  As part of the October 1995 agreement for the purchase of JIB, the Company paid a promissory note totaling $10.6 million in April, 1996. During the second quarter of 1996, the October 1996 promissory note was revalued to $6 million in accordance with the revenue retention criteria for the former JIB offices stipulated in the purchase agreement.

  In April 1996, the Company paid the first installment of $5.8 million on the Mutual Fire zero-coupon note. (See Note 9 of the Unaudited Notes to Financial Statements).

  In May 1996, the Company issued a $2.7 million, 9 percent two year note, relating to an acquisition in the Asia-Pacific region. This note is contingent upon future results of the acquired business. (See Note 2 of the Unaudited Notes to Financial Statements.)

9. CONTINGENCIES

  The Company and its subsidiaries are subject to various claims and lawsuits from both private and governmental parties, which include claims and lawsuits in the ordinary course of business, consisting principally of alleged errors and omissions in connection with the placement of insurance and in rendering consulting services. In some of these cases, the remedies that may be sought or damages claimed are substantial. Additionally, the Company and its subsidiaries are subject to the risk of losses resulting from the potential uncollectibility of insurance and reinsurance balances and claims advances made on behalf of clients and indemnifications connected with the sales of certain businesses.

  Certain claims were asserted against the Company and certain of its subsidiaries alleging, among other things, that certain Alexander Howden subsidiaries accepted, on behalf of certain insurance companies, insurance or reinsurance at premium levels not commensurate with the level of underwriting risks assumed and retroceded or reinsured those risks with financially unsound reinsurance companies. The remaining claim asserting these allegations is pending in a suit filed in New York. In an action brought in 1988 against the Company and certain subsidiaries (Certain Underwriters at Lloyd's of London Subscribing to Insurance Agreements ML8055801, et al. v. Alexander & Alexander Services Inc., et al., formerly captioned Dennis Edward Jennings v. Alexander & Alexander Europe plc, et al., 88 Civ. 7060 (RO) (S.D.N.Y.)), plaintiffs seek compensatory and punitive damages, as well as treble damages under RICO totaling $36 million. The defendants have counterclaimed against certain of the plaintiffs for contribution. Discovery in this case remains to be concluded and no trial date has been set. Management of the Company believes there are valid defenses to all the claims that have been made with respect to these activities and the Company is vigorously defending the pending action. This action is covered under the Company's professional indemnity program, except for possible damages under RICO. The Company currently believes the reasonably possible loss that might result from this action, if any, would not be material to the Company's financial position or results of operations.

  In 1987, the Company sold Shand Morahan & Company (Shand), its domestic underwriting management subsidiary. Prior to the sale, Shand and its subsidiaries had provided underwriting management services for and placed insurance and reinsurance with and on behalf of Mutual Fire Marine & Inland Insurance Company (Mutual Fire). Mutual Fire was placed in rehabilitation by the Courts of the Commonwealth of Pennsylvania in December 1986. In February 1991, the rehabilitator commenced an action captioned Foster v. Alexander & Alexander Services Inc., 91 Civ. 1179 (E.D.Pa.). The complaint, which sought compensatory and punitive damages, alleged that Shand, and in certain respects, the Company breached duties to and agreements with, Mutual Fire. The rehabilitator sought damages estimated at approximately $234 million.

  On March 27, 1995, the Company, Shand and the rehabilitator entered into a settlement agreement which was approved by the courts and which terminated the rehabilitator's litigation and released the Company and Shand from any further claims by the rehabilitator. Under the terms of the settlement, the Company paid $12 million in cash and issued a $35 million six-year zero-coupon note. In addition, in 1995 Shand returned $4.6 million of trusteed assets to the rehabilitator and the rehabilitator has eliminated any right of set-offs previously

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES estimated to be $4.7 million. The Mutual Fire settlement agreement includes certain features protecting the Company from potential exposure to claims for contribution brought by third-parties and expenses arising out of such claims. In April 1996 the Company paid the first installment on the zero-coupon note in the amount of $5.8 million.

  Although the Company's professional liability underwriters have denied coverage for the Mutual Fire lawsuit, the Company has instituted a declaratory judgment action attempting to validate coverage (Alexander & Alexander Services Inc. and Alexander & Alexander Inc. v. Those Certain Underwriters at Lloyd's of London, subscribing to insurance evidence by policy numbers 879/P. 31356 and 879/P. 35349 and Assicurazioni Generali, S.P.A., No. 92 Civ. 6319 (F.D.N.Y.)). On October 16, 1996, the Court issued a decision holding that the Company is not entitled to coverage for the rehabilitator's claims. The Company plans to appeal the ruling.

  Under the 1987 agreement with the purchaser of Shand, the Company agreed to indemnify the purchaser against certain contingencies, including, among others, (i) losses arising out of pre-sale transactions between Shand or Shand's subsidiaries, on the one hand, and Mutual Fire, on the other, and (ii) losses arising out of pre-sale errors or omissions by Shand or Shand's subsidiaries. The Company's obligations under the indemnification provisions in the 1987 sales agreement were not limited as to amount or duration.

  Starting in late 1992, the purchaser of Shand has asserted a number of claims under both the Mutual Fire indemnification provision and the errors and omissions indemnification provision of the sales agreement. During 1995, most of those claims have been resolved by a series of settlement agreements, involving the settlement or release of (a) claims relating to reinsurance recoverables due to Shand's subsidiaries from Mutual Fire, (b) claims relating to deterioration of reserves for business written by Mutual Fire and ceded to Shand's subsidiaries, and (c) a number of potential errors and omissions claims by third-party reinsurers against Shand. Under the settlement agreement entered into in January 1995, covering the errors and omissions claims by third-party reinsurers, the Company obtained a release and limitation of indemnification obligations relating to certain third-party errors and omissions claims, and restructured the contractual relationship with the purchaser so that the parties' future interests as to third-party claims are more closely aligned. The Company paid $14 million in cash, issued a five-year interest bearing note in the principal amount of $14 million and expected to pay a contingent obligation of $4.5 million. In June 1995, the $14 million note payable was prepaid in whole. The remaining contingent note payable of $4.5 million was paid in full in September 1995.

  Notwithstanding these settlements, the limitation of certain contract obligations and the restructuring of the parties' relationship, some of the Company's indemnification provisions under the 1987 agreement are still in effect. As a result there remains the possibility of substantial exposure under the indemnification provisions of the 1987 agreement, although the Company, based on current facts and circumstances, believes the possibility of a material loss resulting from these exposures is remote.

  In November 1993, a class action suit was filed against the Company and two of its then directors and officers, Tinsley H. Irvin and Michael K. White, in the United States District Court for the Southern District of New York under the caption Harry Glickman v. Alexander & Alexander Services Inc., et al. (Civil Action No. 93 Civ. 7594). On January 6, 1995, the plaintiff filed a second amended complaint which, among other things, dropped Mr. White as a defendant. The second amended complaint purported to assert claims on behalf of a class of persons who purchased the Company's Common Stock during the period May 1, 1991 to November 4, 1993, alleging that during this period the Company's financial statements contained material misrepresentations as a result of inadequate reserves established by the Company's subsidiary, Alexander Consulting Group Inc., for unbillable work-in-progress. The second amended complaint sought damages in an unspecified amount, as well as attorneys' fees and other costs, for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

  In response to the second amended complaint, the Company filed a motion to dismiss. On March 4, 1996, the Court entered an order granting the Company's motion to dismiss the action and plaintiff was denied leave to replead. Following plaintiff's filing a notice of appeal, the parties entered into a stipulation withdrawing the appeal, which was entered by the court on June 17, 1996, thereby terminating the litigation.

  These contingent liabilities involve significant amounts. While it is not possible to predict with certainty the outcome of such contingent liabilities, the applicability or availability of coverage for such matters under the Company's professional indemnity insurance program, or their financial impact on the Company, management currently believes that such impact will not be material to the Company's financial position. However, it is possible that future developments with respect to these matters could have a material effect on future interim or annual results of operations.

  Under the Series B Convertible Preferred Stock Purchase Agreement, as amended, the Company had agreed to make certain payments to the purchaser pursuant to indemnifications given with respect to tax payments and reserves in excess of recorded tax reserves as of March 31, 1994. The Company's potential exposures under the indemnification, individually or in the aggregate, were limited to $10 million. As a result of the IRS decision discussed in Note 3, the Company's Series B Convertible Preferred Stock purchase agreement has been amended to terminate contingent payment obligations for all remaining indemnifications given by the Company with respect to tax payments and reserves for contingent liabilities. Accordingly, the Company increased shareholder equity by $10 million by reclassifying proceeds from the issuance of the Series B stock.

10. FINANCIAL INSTRUMENTS

  The Company enters into foreign exchange forward contracts and foreign exchange option agreements primarily to provide risk management against existing firm commitments as well as anticipated future exposures that will arise at its London-based specialist insurance and reinsurance broking operations. The exposures arise because a significant portion of the revenues of these operations are denominated in U.S. dollars, while their expenses are primarily denominated in U.K. pounds sterling.

  The Company generally sells forward U.S. dollars and purchases U.K. pounds sterling with settlements of up to two years in the future. Such contracts provide risk management against future anticipated transactions which are not firm commitments. In addition, the Company enters into foreign exchange contracts to manage market risk associated with foreign exchange volatility on intercompany loans and expected intercompany dividends. Finally, the Company enters into foreign exchange contracts to effectively offset existing contracts when anticipated exchange rate movements would benefit the Company.

  Gains and losses on foreign exchange forward contracts are marked to market at each balance sheet date and are included in other current assets or liabilities, with the resulting gain or loss recorded as a component of other operating expenses. The fair market value of all foreign exchange forward contracts at September 30, 1996 was an asset of $1.4 million and a liability of $0.1 million as of December 31, 1995.

  At September 30, 1996 and December 31, 1995, the Company had $87.1 million and $69.9 million, respectively, notional principal of forward exchange contracts outstanding, primarily to exchange U.S. dollars into U.K. pounds sterling, and $34.5 million and $16.3 million, respectively, notional principal outstanding, primarily to exchange U.K. pounds sterling into U.S. dollars.

  Foreign exchange options written by the Company are marked to market at each balance sheet date and the resulting gain or loss is recorded as a component of other operating expenses. Future cash requirements may exist if the option is exercised by the holder. At September 30, 1996, the Company had $20 million notional

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES principal of written foreign exchange options outstanding. Based on foreign exchange rates at September 30, 1996 and December 31, 1995, the Company recognized a current liability of $0.5 million and $0.6 million, respectively, consisting of unamortized premiums and the estimated cost to settle these options on those dates.

  The Company has entered into interest rate swaps and forward rate agreements, which are accounted for as hedges, as a means to limit the earnings volatility associated with changes in short-term interest rates on its existing and anticipated fiduciary investments. These instruments are contractual agreements between the Company and financial institutions which exchange fixed and floating interest rate payments periodically over the life of the agreements without exchanges of the underlying principal amounts. The notional principal amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. The Company records the difference between the fixed and floating rates of such agreements as a component of its fiduciary investment income. Interest rate swaps and forward rate agreements which relate to debt securities held as investments by the Company are marked to market in accordance with SFAS No. 115 and are recorded as a separate component of stockholders' equity, net of taxes. At September 30, 1996, an unrealized gain of $0.3 million on interest rate swaps and forward rate agreements which hedge existing fiduciary investments was reflected in fiduciary cash and equivalents in the Consolidated Balance Sheet.

  At September 30, 1996 and December 31, 1995 the Company had the following interest rate swaps and forward rate agreements in effect, by year of final maturity:

                                                  SEPTEMBER 30, 1996
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996........................... $  112.8      6.05%    $100.6     5.71%
      1997...........................    612.0      6.57      156.3     6.12
      1998...........................    249.4      6.97       10.0     6.80
      1999...........................    101.3      6.73        --       --
                                      --------      ----     ------     ----
        Total........................ $1,075.5      6.63%    $266.9     5.99%
                                      ========      ====     ======     ====
                                                  DECEMBER 31, 1995
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996........................... $  390.3      7.38%    $471.7     6.27%
      1997...........................    203.2      6.68       40.0     5.90
      1998...........................    182.9      7.08        --       --
                                      --------      ----     ------     ----
        Total........................ $  776.4      7.13%    $511.7     6.24%
                                      ========      ====     ======     ====

  The Company generally enters into interest rate swap agreements with a final maturity of three years or less. The floating rate on these agreements is generally based upon the six-month LIBOR rate on the relevant reset dates. Forward rate agreements generally have a final maturity date that is less than two years, and use six-month LIBOR as the floating rate index.

  In addition, as part of its interest rate management program, the Company utilizes various types of interest rate options, including caps, collars, floors and interest rate guarantees. The Company generally writes covered interest rate options under which the Company receives a fixed interest rate.

  The options are marked to market at each balance sheet date, based on the Company's estimated cost to settle the options. The estimated cost to settle the options, less any premium deferred by the Company, is

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES recognized as a reduction to fiduciary investment income in the period when such changes in market value occur. The Company recognized a current liability of $0.5 million and $0.3 million, representing the estimated cost to settle these options at September 30, 1996 and December 31, 1995, respectively. The estimated cost to settle these agreements was determined by obtaining quotes from banks and other financial institutions which make a market in these instruments.

  At September 30, 1996 and December 31, 1995, the Company had the following written interest rate option agreements outstanding, by year of final maturity:

                                                  SEPTEMBER 30, 1996
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $  7.8       6.00%    $ --        -- %
      1997...........................    55.6       6.17       --        --
      1998...........................    61.3       7.05       --        --
                                       ------       ----     -----      ----
        Total........................  $124.7       6.59%    $ --        -- %
                                       ======       ====     =====      ====
                                                  DECEMBER 31, 1995
                                      ------------------------------------------
                                                NET WEIGHTED        NET WEIGHTED
                                        GROSS     AVERAGE    GROSS    AVERAGE
                                      RECEIVING   INTEREST   PAYING   INTEREST
      YEAR                              FIXED       RATE     FIXED      RATE
      ----                            --------- ------------ ------ ------------
      1996...........................  $ 43.2       5.41%    $10.0      4.60%
      1997...........................    15.5       8.50       --        --
      1998...........................    10.0       8.50       --        --
                                       ------       ----     -----      ----
        Total........................  $ 68.7       6.54%    $10.0      4.60%
                                       ======       ====     =====      ====

  The above financial instruments are purchased from large international banks and financial institutions with strong credit ratings. Credit limits are established based on such credit ratings and are monitored on a regular basis. Management does not anticipate incurring any losses due to non-performance by these institutions. In addition, the Company monitors the market risk associated with these agreements by using probability analyses, external pricing systems and information from banks and brokers.

  The following methods and assumptions were used in estimating the fair value of each class of financial instrument. The fair values of short-term and long-term investments were estimated based upon quoted market prices for the same or similar instruments. The fair value of long-term debt, including the current portion, was estimated on the basis of market prices for similar issues at current interest rates for the applicable period. The fair value of interest rate swaps and forward rate agreements was estimated by discounting the future cash flows using rates currently available for agreements of similar terms and maturities. The fair value of foreign exchange forward contracts and foreign exchange option agreements was estimated based upon period-end exchange rates. The fair value of interest rate options was estimated based upon market quotes of the cost to settle these agreements. The carrying amounts of the Company's other financial instruments approximate fair value due to their short-term maturities.

              ALEXANDER & ALEXANDER SERVICES INC. & SUBSIDIARIES

             UNAUDITED NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments that are not carried at fair value.

                                                AS OF               AS OF
                                         SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
      Long-term debt, including current
       portion.........................   $150.1    $148.1    $135.6    $135.8
      Interest rate swaps and forward
       rate agreements.................      --        2.2       --        5.1

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                AON CORPORATION,

                          SUBSIDIARY CORPORATION, INC.

                                      AND

                      ALEXANDER & ALEXANDER SERVICES INC.

                         DATED AS OF DECEMBER 11, 1996
                               AND AMENDED AS OF
                                JANUARY 7, 1997

                              COMPOSITE CONFORMED

                               TABLE OF CONTENTS

                                                                            PAGE
                                   ARTICLE I
                                   THE OFFER

 SECTION 1.1 The Offer.....................................................    1
 SECTION 1.2 Company Actions...............................................    2
 SECTION 1.3 Reed Stenhouse Companies Limited..............................    3
 SECTION 1.4 Alexander & Alexander Services UK plc.........................    4
 SECTION 1.5 MJDS..........................................................    4

                                   ARTICLE II
                                   THE MERGER

 SECTION 2.1 The Merger....................................................    5
 SECTION 2.2 Closing.......................................................    5
 SECTION 2.3 Effective Time................................................    5
 SECTION 2.4 Effects of the Merger.........................................    5
 SECTION 2.5 Charter and By-laws; Officers and Directors...................    5

                                  ARTICLE III
                    EFFECT OF THE MERGER ON THE STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

 SECTION 3.1 Effect on Stock...............................................    5
 SECTION 3.2 Surrender of Certificates.....................................    6

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION 4.1  Organization.................................................    8
 SECTION 4.2  Subsidiaries.................................................    8
 SECTION 4.3  Capital Structure............................................    8
 SECTION 4.4  Authority....................................................    9
 SECTION 4.5  Consent and Approvals; No Violations.........................   10
 SECTION 4.6  SEC Documents and Other Reports..............................   10
 SECTION 4.7  Absence of Material Adverse Change...........................   11
 SECTION 4.8  Information Supplied.........................................   11
 SECTION 4.9  Compliance with Laws.........................................   11
 SECTION 4.10 Licenses and Permits.........................................   11
 SECTION 4.11 Tax Matters..................................................   12
 SECTION 4.12 Liabilities..................................................   12
 SECTION 4.13 Opinion of Financial Advisor.................................   12
 SECTION 4.14 State Takeover Statutes; Rights Agreement....................   12
 SECTION 4.15 Brokers......................................................   12

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

 SECTION 5.1  Organization.................................................   13
 SECTION 5.2  Authority....................................................   13
 SECTION 5.3  Consents and Approvals; No Violations........................   13
 SECTION 5.4  Information Supplied.........................................   14
 SECTION 5.5  Interim Operations of Sub....................................   14
 SECTION 5.6  Brokers......................................................   14
 SECTION 5.7  Financing....................................................   14

                                                                            PAGE
                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                     Conduct of
                Business by the
                Company Pending
 SECTION 6.1   the Merger......    14
 SECTION 6.2   No Solicitation.    16
                    Third Party
                     Standstill
 SECTION 6.3   Agreements......    17
 SECTION 6.4   Other Actions...    17

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

                    Stockholder
                      Approval;
                 Preparation of
 SECTION 7.1   Proxy Statement.    17
                      Access to
 SECTION 7.2   Information.....    18
                       Fees and
 SECTION 7.3   Expenses........    18
 SECTION 7.4   Options.........    19
                         Public
 SECTION 7.5   Announcements...    19
                    Real Estate
 SECTION 7.6   Transfer Tax....    20
                 State Takeover
 SECTION 7.7   Laws............    20
               Indemnification;
                  Directors and
                       Officers
 SECTION 7.8   Insurance.......    20
                Notification of
 SECTION 7.9   Certain Matters.    20
                       Board of
 SECTION 7.10  Directors.......    21
                Reasonable Best
 SECTION 7.11  Efforts.........    21
                        Certain
 SECTION 7.12  Litigation......    22
                       Employee
 SECTION 7.13  Benefits........    22
                        Stapled
 SECTION 7.14  Securities......    23

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                  Conditions to
                   Each Party's
                  Obligation to
                     Effect the
 SECTION 8.1   Merger..........    24

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

 SECTION 9.1   Termination.....    24
                      Effect of
 SECTION 9.2   Termination.....    25
 SECTION 9.3   Amendment.......    25
                     Extension;
 SECTION 9.4   Waiver..........    25

                                   ARTICLE X
                               GENERAL PROVISIONS

                Non-Survival of
                Representations
 SECTION 10.1  and Warranties..    26
 SECTION 10.2  Notices.........    26
 SECTION 10.3  Interpretation..    27
 SECTION 10.4  Counterparts....    27
                         Entire
                  Agreement; No
                    Third-Party
 SECTION 10.5  Beneficiaries...    27
 SECTION 10.6  Governing Law...    27
 SECTION 10.7  Assignment......    27
 SECTION 10.8  Severability....    27
                 Enforcement of
 SECTION 10.9  this Agreement..    27
                 Obligations of
 SECTION 10.10 Subsidiaries....    28

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1996 (this "Agreement"), among AON CORPORATION, a Delaware corporation ("Aon"), SUBSIDIARY CORPORATION, INC., a Maryland corporation and a wholly-owned subsidiary of Aon ("Sub"), and ALEXANDER & ALEXANDER SERVICES INC., a Maryland corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                             W I T N E S S E T H:

  WHEREAS, the respective Boards of Directors of Aon, Sub and the Company have unanimously approved the acquisition of the Company by Aon pursuant to a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") by Sub for all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), together with the related Rights (as defined in Section 4.3), of the Company, at a price of $17.50 per share (the "Offer Price"), net to the seller in cash, without interest thereon, followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the shares of Common Stock subject to the Offer are hereinafter referred to as the "Shares");

  WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer is fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) adopted resolutions unanimously determining that the Offer and the Merger are advisable, approving such transactions and recommending that the Company's stockholders accept the Offer and approve the Merger;

  WHEREAS, the Company has been advised that Aon and Sub are entering into on the date hereof a Stock Purchase and Sale Agreement (the "Preferred Stock Purchase Agreement") with American International Group, Inc., which, together with certain of its subsidiaries, holds all of the outstanding shares of the Company's 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"); and

  WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Common Capital Stock (as hereinafter defined) not owned directly or indirectly by Aon or the Company will be converted into the right to receive the consideration paid per share of the Common Stock pursuant to the Offer.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

  SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Aon and the Company of this Agreement, Sub shall, and Aon shall cause Sub to, commence the Offer. The obligation of Sub to, and of Aon to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason for one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. So long as this Agreement is in effect and the Offer Conditions have not been satisfied or waived, Sub shall, and Aon shall cause Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Aon shall cause Sub to, accept for and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept for payment under applicable law, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

  (b) On the date of commencement of the Offer, Aon and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Aon, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Aon and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Aon and Sub agree to provide the Company and its counsel any comments Aon, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

  (c) Prior to the expiration of the Offer, Aon shall provide or cause to be provided to Sub all funds necessary to accept for payment, and pay for, any Shares that Sub is permitted to accept for payment under applicable law and pay for, pursuant to the Offer.

  SECTION 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Offer and the Merger are advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve the Merger; provided, however, that such approval, determination, recommendation or other action may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law. The Company represents that its Board of Directors has received the opinion of CS First Boston Corporation ("First Boston") that the proposed consideration to be received by stockholders pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company has been authorized by First Boston to permit, subject to prior review and consent by First Boston (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a); provided, however, that such recommendation may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the withdrawal, modification or amendment of such recommendation at any time or from time to time if the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law) and shall mail a copy of the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Aon and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Aon and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Aon and its counsel any comments the Company or counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Aon or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Aon and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

  SECTION 1.3 Reed Stenhouse Companies Limited. The Company shall cause Reed Stenhouse Companies Limited, a corporation organized under the laws of Canada and a Subsidiary of the Company ("RSC"), to transmit to each holder of the Class 1 special shares of RSC (the "RSC Class 1 Shares"), contemporaneously with the transmission of the Offer Documents to the holders of Common Stock:
(i) the Offer Documents; (ii) a letter stating that holders of RSC Class 1 Shares who wish to participate in the Offer must request retraction of such RSC Class 1 Shares for shares of Common Stock pursuant to Section 5 of the Restated Certificate of Incorporation of RSC; and (iii) a form of retraction request, which retraction request shall provide that a holder of RSC Class 1 Shares requests retraction thereof on the date Sub first accepts for payment Shares pursuant to the Offer and contemporaneously therewith, and that the shares of Common Stock received upon such retraction shall be deemed validly tendered pursuant to the Offer. RSC shall retract such RSC Class 1 Shares in accordance with such retraction request (and the Company represents and warrants that such retraction can be effected in compliance with Section 36 of the Canada Business Corporations Act) and the Company shall cause to be issued (for tender as so requested) such number of shares of Common Stock as is necessary to satisfy the redemption price in accordance with the Restated Articles of Incorporation of RSC and the related Keepwell Agreement (the "Keepwell Agreement"), between the Company and RSC. In addition, the Company shall cause (x) RSC to transmit to the holders of RSC Class 1 Shares a recommendation of the Company and RSC that such holders retract such shares and tender the shares of Common Stock received on such retraction pursuant to the

Offer and (y) the transfer agent for the RSC Class 1 Shares to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of RSC Class 1 Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with all copies of all lists of stockholders, security position listings and computer files and all other information in the Company's or RSC's possession or control regarding the beneficial owners of RSC Class 1 Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Aon or Sub may reasonably request in communicating the documentation referred to in the first sentence of this Section 1.3 to the holders of RSC Class 1 Shares. Aon and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

  SECTION 1.4 Alexander & Alexander Services UK plc. The Company shall, and shall cause Alexander & Alexander Services UK plc, a corporation organized under the laws of Scotland and a Subsidiary of the Company ("AAUK"), to, transmit to each holder of any share of Class C Common Stock (as defined in Section 3.1) and any related Dividend Share of AAUK (the "Dividend Shares"), contemporaneously with the transmission of the Offer Documents to the holders of Common Stock: (i) the Offer Documents; (ii) a letter stating that holders of shares of Class C Common Stock and the related Dividend Shares who wish to participate in the Offer must request the conversion of the shares of Class C Common Stock into shares of Common Stock pursuant to Subsection E of Article SIXTH of the Charter of the Company; and (iii) a form of conversion request, which conversion request shall provide that a holder of shares of Class C Common Stock requests conversion thereof on the date Sub first accepts for payment Shares pursuant to the Offer and contemporaneously therewith, and that the shares of Common Stock received upon such conversion shall be deemed validly tendered pursuant to the Offer. The Company shall cause the cancellation of such shares of Class C Common Stock in accordance with such conversion request and the Company shall issue (for tender as so requested) such number of shares of Common Stock as is necessary to satisfy such conversion request in accordance with the Charter of the Company. In addition, the Company shall (x) transmit to the holders of the shares of Class C Common Stock a recommendation of the Company and AAUK that such holders convert such shares and tender the shares of Common Stock received on such conversion pursuant to the Offer and (y) the transfer agent for the Class C Common Stock to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of shares of Class C Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with all copies of all lists of stockholders, security position listings and computer files and all other information in the Company's or AAUK's possession or control regarding the beneficial owners of shares of Class C Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Aon or Sub may reasonably request in communicating the documentation referred to in the first sentence of this Section 1.4 to the holders of shares of Class C Common Stock. Aon and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

  SECTION 1.5 MJDS. Each of the parties shall comply with the provisions of National Policy No. 45 adopted by the Canadian Securities Administrators in connection with the making of the Offer to residents of Canada, unless the Offer is an exempt takeover bid for the purposes of section 93(1)(e) of the Securities Act (Ontario) and the comparable provisions of the securities legislation of the other provinces of Canada.

                                  ARTICLE II

                                  THE MERGER

  SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Maryland (the "MGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

  SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by Aon or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION 2.3 Effective Time. The Merger shall become effective when Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the MGCL, are accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT"); provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are accepted for record. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Articles of Merger are accepted for record by the SDAT or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

  SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL.

  SECTION 2.5 Charter and By-laws; Officers and Directors. (a) The Charter (as defined in the MGCL) of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Charter of the Surviving Corporation or by applicable law.

  (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

  (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, for a term of one year (or until the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                   EFFECT OF THE MERGER ON THE STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

  SECTION 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Sub or rights to acquire any such stock:

  (a) Capital Stock of Sub. Each issued and outstanding share of stock of Sub shall be converted into and become 600,000 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Surviving Corporation.

  (b) Aon Owned Stock. Each share of stock of the Company (including, without limitation, the Shares purchased pursuant to the Offer and the shares of the Series B Preferred Stock purchased pursuant to the Preferred Stock Purchase Agreement) owned by any Subsidiary of the Company, Aon, Sub or any other Subsidiary of Aon (other than the shares into which the outstanding shares of stock of Sub were converted pursuant to Section 3.1(a)) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (c) Conversion of Shares. Subject to Section 3.1(d), each holder of a share of (i) the Common Stock, together with the related Right, (ii) the Class A Common Stock, par value $.00001 per share, of the Company (the "Class A Common Stock"), together with the related RSC Class 1 Share and related Right, or
(iii) the Class C Common Stock, par value $1.00 per share, of the Company (the "Class C Common Stock"), together with the related Dividend Share and related Right (the Common Stock, Class A Common Stock and Class C Common Stock are hereinafter collectively referred to as the "Company Common Capital Stock"), in each case, that is issued and outstanding (other than shares to be cancelled in accordance with Section 3.1(b)), shall be paid by the Surviving Corporation as consideration for the conversion of each share in cash, without interest and without any further action by such holder, the price paid per share of Common Stock in the Offer (the "Merger Consideration"). The Merger Consideration shall be allocated, in the case of clause (i), U.S. $.01 to the Right and the balance of the Merger Consideration to the share of Common Stock, in the case of clause (ii), the U.S. dollar equivalent of Cdn. $.00001 to the share of Class A Common Stock, U.S. $.01 to the Right and the balance of the Merger Consideration to the RSC Class 1 Share, and, in the case of clause (iii), the U.S. dollar equivalent of 2 pence to the Dividend Share, U.S. $.01 to the Right and the balance of the Merger Consideration to the share of Class C Common Stock. As of the Effective Time, all such shares shall be converted in accordance with this paragraph, and when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the aforesaid amount, without interest.

  (d) Shares of Objecting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Class A Common Stock, Class C Common Stock or (if the holders of shares of Common Stock are entitled to dissenters' rights under the MGCL) Common Stock held by a person (an "Objecting Stockholder") who objects to the Merger and complies with all the provisions of the MGCL concerning the right of holders of shares to dissent from the Merger and require appraisal of their shares ("Objecting Shares") shall not be converted as described in Section 3.1(c), but shall become the right to receive such consideration as may be determined to be due to such Objecting Stockholder pursuant to the MGCL. If, after the Effective Time, such Objecting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the MGCL, his shares of Class A Common Stock, Class C Common Stock or Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration allocated as provided in Section 3.1(c). The Company shall give Aon (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Aon, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

  (e) Shares of Series A Convertible Preferred Stock. The holder of each share of Series A Convertible Preferred Stock (as defined in Section 4.3) shall have the right to convert such share only into cash in the amount equal to the sum of (i) $52.54 and (ii) the amount per share of dividends accrued and unpaid with respect to the Series A Convertible Preferred Stock as of the day immediately preceding the date of purchase of Shares pursuant to the Offer.

  SECTION 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, Aon shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and prior to the

Effective Time, Aon shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing shares of Company Common Capital Stock as part of the Merger (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Aon). If the amount of cash deposited with the Paying Agent pursuant to this Section 3.2 is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1, Aon from time to time after the Effective Time shall take all steps necessary to enable or cause the Surviving Corporation to deposit with the Paying Agent additional cash in an amount sufficient to make all such payments.

  (b) Payment Procedure. (i) Concurrently with or immediately prior to the Effective Time, Aon or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (A) the number of shares of Company Common Capital Stock outstanding immediately prior to the Effective Time (other than shares which are owned by any Subsidiary of the Company, Aon or any Subsidiary of Aon (including Sub) or a person known at the time of such deposit to be a Objecting Stockholder) and
(B) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Aon in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptance a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Aon as and when requested by Aon. The Paying Agent shall, pursuant to irrevocable instructions of Aon or Sub, make the payments referred to in this
Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Aon.

    (ii) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Capital Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Aon may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Aon, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Objecting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

  (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

  (d) No Liability. None of Aon, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.5)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Aon and Sub as follows:

  SECTION 4.1 Organization. The Company and each of its Significant Subsidiaries (as defined in Section 10.3) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect (as defined in Section 10.3) on the Company. The Company has delivered to Aon complete and correct copies of its Charter and By-laws and the Charter and By-laws (or similar organizational documents) of its Significant Subsidiaries.

  SECTION 4.2 Subsidiaries. Except as set forth in item 4.2 of the letter from the Company to Aon dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 lists each Subsidiary of the Company existing as of the date hereof (other than Subsidiaries that are immaterial) and accurately reflects thereon the ownership interests in such Subsidiaries of the Company and its Subsidiaries. The authorized capital stock of RSC consists of four classes of capital stock, each unlimited in amount. As of the date of this Agreement, 1,805,616.112 RSC Class 1 Shares were issued, outstanding and (excluding 42,910 shares owned by a Subsidiary of the Company) owned by persons other than the Company or any of its Subsidiaries, all of which shares were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) all other shares of capital stock of RSC were owned by the Company. The authorized capital stock of AAUK consists of 46,000,000 Deferred Shares of 25 pence (Type 1), 12,927,195 Dividend Shares of 2 pence (Type 2), 37,960,000 Ordinary Non-Voting Shares 1 pence (Type 3) and 100,000,000 Ordinary Shares of (Pounds) 1.00 (Type 4). As of the date of this Agreement,
(i) 372,748 Dividend Shares were issued, outstanding and owned by persons other than the Company or any of its Subsidiaries, all of which shares were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) and all other shares of capital stock of AAUK were owned by the Company and its wholly-owned Subsidiaries.

  SECTION 4.3 Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, 26,000,000 shares of Class A Common Stock, 11,000,000 shares of Class C Common Stock, 40,000,000 shares of Class D Common Stock, and 15,000,000 shares of Preferred Stock, par value $1.00 per share (the "Company Preferred Stock"), of which 2,300,000 shares have been designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), 500,000 shares have been designated as "Series A Junior Participating Preferred Stock" (the "Series A Junior Preferred Stock") and 6,200,000 shares have been designated as "8% Series B Cumulative Convertible Preferred Stock". At the close of business on December 6, 1996,
(i) 42,812,129 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 1,848,526.112 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (iii) 348,690 shares of Class C Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (iv) no shares of Class D Common Stock were outstanding, (v) 2,300,000 shares of Series A Convertible Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (vi) no shares of Series A Junior Participating Preferred Stock of the Company were outstanding and (vii) 4,751,208.9707 shares of Series B Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided in the Company's Charter with respect to Class A Common Stock, Class C Common Stock, Class D Common Stock, Series A Convertible Preferred Stock and Series B Preferred Stock, except for the rights to purchase shares of the Series A Junior Preferred Stock (the "Rights") issued pursuant to the Rights Agreement dated as of June 11, 1987, as amended and restated as of March 22, 1990, and as amended as of April 21, 1992, June 6, 1994, July 15, 1994 and November 16, 1995 (as so amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, and except for stock options covering not in excess of 6,100,000 shares of Common Stock and rights to acquire not in excess of 600,000 shares under the Company's Employee Discount Stock Purchase Plan, Bonus Equity Plan and Worldwide Savings Related Stock Purchase Plan (collectively, the "Company Stock Options"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. At such time as the amount of outstanding RSC Class 1 Shares and shares of Class C Common Stock shall in the aggregate be less than 1,500,000, RSC shall be entitled to cause the mandatory redemption of all outstanding RSC Class 1 Shares for shares of Common Stock (on a share-for-share basis) in compliance with the provisions of Section 36 of the Canada Business Corporations Act and simultaneously therewith the Company shall be entitled to repurchase at Cdn. $0.00001 per share all outstanding shares of Class A Common Stock. At such time as the shares of Class A Common Stock and Class C Common Stock shall in the aggregate be less than 1,500,000, the Company shall be entitled to cause the mandatory conversion of all outstanding shares of Class C Common Stock into shares of Common Stock on a share-for-share basis and simultaneously therewith AAUK shall be entitled to mandatorily redeem at 2 pence per share all outstanding Dividend Shares. Following the consummation of the Merger, each share of Series A Convertible Preferred Stock shall cease to be convertible at the option of a holder into shares of Common Stock but will, at the option of a holder, be convertible solely into cash in the amount equal to the sum of (i) $52.54 (assuming the purchase of Shares pursuant to the Offer is effected prior to March 22, 1997) and (ii) the amount per share of dividends accrued and unpaid with respect to the Series A Convertible Preferred Stock as of the day immediately preceding the date of purchase of Shares pursuant to the Offer.

  Except as set forth in the Company Filed SEC Documents (as defined in Section 4.7), as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

  SECTION 4.4 Authority. The Board of Directors of the Company has declared the Merger advisable, and the Company has all requisite power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of the Merger (if required), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the stockholders of the Company of the Merger (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Aon and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The only stockholder action required in order to effect the Merger under the MGCL is approval of the Merger by the holders of a majority of the shares of the Company Common Capital Stock outstanding as of the record date for the Stockholders Meeting (as defined in Section 7.1(a)(i)), all holders of the Company Common Capital Stock voting together as a single class; provided, however, that if Aon purchases an amount of Shares pursuant to the Offer sufficient to permit the Merger to be effected in accordance with Section 3-106 of the MGCL, no stockholder approval will be required.

  SECTION 4.5 Consent and Approvals; No Violations. Except as set forth in item 4.5 of the Company Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof will not, result in any (a) material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the material properties or material assets of the Company or any of its Subsidiaries under, any provision of the Charter or Bylaws of the Company or
(b) violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of the Company or any of its Subsidiaries under, (i) any provision of the Charter, Bylaws or comparable organization documents of any of the Significant Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (i), (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) such filings and consents as may be required by insurance or insurance brokerage laws or regulations, (vii) in connection, or in compliance, with the provisions of the Competition Act (Canada) (the "Competition Act"), (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Item 4.5 of the Company Letter sets forth the estimated amount which would be payable to each of the top twenty highest paid officers of the Company in the United States under (i) any employment, severance, continuity or similar agreement or (ii) any cancellation and cash-out of Company Stock Options, in each case assuming the purchase of Shares pursuant to the Offer, the consummation of the Merger and the termination without cause of such person's employment.

  SECTION 4.6 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company

SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and as of their respective dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has not, since December 31, 1995, made any change in the accounting policies applied in the preparation of financial statements other than as described in the Company Filed SEC Documents (as hereinafter defined).

  SECTION 4.7 Absence of Material Adverse Change. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since September 30, 1996, there has been no event other than ordinary business operating results and general insurance brokerage industry conditions and contingencies disclosed to Aon prior to the date hereof causing a Material Adverse Change (as defined in Section 10.3) with respect to the Company.

  SECTION 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholders Meeting, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Aon or Sub specifically for inclusion or incorporation by reference therein.

  SECTION 4.9 Compliance with Laws. Except as disclosed in the Company Filed SEC Documents, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect on the Company.

  SECTION 4.10 Licenses and Permits. The Company and its Significant Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to conduct their businesses in the manner described in the Company SEC Documents and as currently conducted, and all such Company Licenses are valid and in full force and effect, except such licenses which the failure to have or to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Significant Subsidiaries are in compliance in all material respects with their respective obligations under the Company Licenses, with such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  SECTION 4.11 Tax Matters. The Company has filed all material tax returns and has paid all taxes shown to be due on such tax returns except for those taxes being contested by the Company in good faith.

  SECTION 4.12 Liabilities. Except as reflected or reserved against in the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or disclosed in the footnotes thereto, as of December 31, 1995, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities), absolute or contingent, that were material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, as of such date, the Company and its Subsidiaries had no commitments which were materially adverse, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

  SECTION 4.13 Opinion of Financial Advisor. The Company has received the opinion of First Boston, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

  SECTION 4.14 State Takeover Statutes; Rights Agreement. The Board of Directors of the Company has duly adopted a resolution that is a valid action of such Board, is binding on the Company and constitutes a valid and irrevocable exemption from Section 3-602 of the MGCL as to the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement. By reason of Section 4 of Article IX of the Company's By-Laws, the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement are approved for purposes of, and exempt from the provisions of, Subtitle 7 of Title 3 of the MGCL. The Company has heretofore provided Aon with a complete and correct copy of the Rights Agreement, including all amendments (including the amendment referred to in the immediately following sentence) and exhibits thereto. The Board of Directors of the Company has amended the Rights Agreement to provide that a Distribution Date, a Section 11(a)(ii) Event or a
Section 13 Transaction (as such terms are defined in the Rights Agreement) shall not occur or be deemed to occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable, and neither Aon nor Sub shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement or the Preferred Stock Purchase Agreement, the announcement, making or consummation of the Offer, the acquisition of shares of capital stock pursuant to the Offer, the Merger or the Preferred Stock Purchase Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement or the Preferred Stock Purchase Agreement. No other action is required to prevent the holders of Rights from having any right under the Rights Agreement as a result of the Offer, the Merger or any other transaction contemplated by this Agreement or the Preferred Stock Purchase Agreement.

  SECTION 4.15 Brokers. No broker, investment banker, financial advisor or other person, other than First Boston, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between First Boston and the Company, a copy of which has been furnished to Aon), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF AON AND SUB

  Aon and Sub represent and warrant to the Company as follows:

  SECTION 5.1 Organization. Each of Aon and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect on Aon or Sub or prevent or materially delay the consummation of the Offer or the Merger.

  SECTION 5.2 Authority. Aon and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Aon and Sub and the consummation by Aon and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Aon and Sub. This Agreement has been duly executed and delivered by Aon and Sub, as the case may be, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Aon and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and
(ii) is subject to general principles of equity.

  SECTION 5.3 Consents and Approvals; No Violations. The execution and delivery by Aon and Sub of this Agreement do not, and the consummation by Aon and Sub of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any (a) material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Aon or any of its Subsidiaries under, any provision of the Certificate of Incorporation or Bylaws of Aon or Sub or (b) violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Aon or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, Bylaws or comparable organization documents of any of Significant Subsidiaries of Aon,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Aon or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Aon or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (i), (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on Aon. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Aon or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Aon or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of Articles of Merger and appropriate documents with the relevant authorities of other states in which Aon or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) such filings and consents as may be required by insurance or insurance brokerage laws or regulations, (vii) in connection, or in compliance, with the provisions of the Competition Act, (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Aon or any of its Subsidiaries conducts any business or owns any property or assets and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Aon.

  SECTION 5.4 Information Supplied. None of the information supplied or to be supplied by Aon or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Aon or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

  SECTION 5.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  SECTION 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by Aon, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Aon or Sub.

  SECTION 5.7 Financing. Aon will have, and shall provide Sub with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 6.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until such time as Aon's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Aon (which consent shall not be unreasonably withheld):

  (a) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $.90625 per share on the Series A Convertible Preferred Stock and of not more than $.025 per share on the Common Stock, a regular quarterly payment-in-kind dividend in respect of the Series B Preferred Stock on December 15, 1996 and thereafter cash dividends of not more than $1.00 per share on the Series B Preferred Stock, in each case declared and paid in on dates consistent with past practice), (x) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, the issuance of shares of Common Stock upon the retraction, redemption or conversion of RSC Class 1 Shares, or shares of Class C Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock, in each case in accordance with the terms thereof, and the issuance on December 15, 1996 of shares of Series B Preferred Stock as a regular quarterly payment-in-kind dividend in accordance with the terms thereof);

  (c) amend its Charter or Bylaws or other similar organizational documents;

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) acquisitions of one or more insurance brokerage businesses with respect to which the aggregate amount of consideration paid or payable by the Company and its Subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) does not exceed $15,000,000;

  (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve assets having an aggregate fair market value or book value not in excess of $10,000,000;

  (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly-owned Subsidiary of the Company;

  (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except as contemplated by this Agreement or as set forth in item 6.1(g) of the Company Letter;

  (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in Section 7.13) or employment or consulting agreement, other than as required by law or as contemplated by Sections 7.4 and 7.13;

  (i) except as otherwise provided in Section 7.4 or as required under existing plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

  (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance which would be reasonably expected to have a Material Adverse Effect on the Company;

  (k) redeem the Rights or, other than as contemplated by Section 4.14, amend the Rights Agreement;

  (l) amend the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc.;

  (m) make any material change in its method of accounting;

  (n) take any of the actions prohibited in item 6.1(n) of the Company Letter;
or

  (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  The Company shall promptly advise Aon orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company or which could prevent or materially delay the consummation of the Offer or the Merger.

  SECTION 6.2 No Solicitation. From and after the date hereof, the Company will not, and will not permit any of its or its Subsidiaries' officers, directors or employees to, and the Company will use its reasonable best efforts to cause all of its and its Subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal, or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company determines, in its good faith judgement, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law; provided, further, that nothing in this Section 6.2 shall prevent the Company or the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, as advised in an opinion of the Company's independent outside legal counsel, is required under applicable law; provided, further, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board's duties under applicable law. The Company will promptly notify Aon of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Aon of any determination by the Company's Board of Directors that a Superior Proposal has been made. As used in this Agreement, (i) "Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Aon or any of its Subsidiaries for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries and

(ii) "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment to be more favorable to the Company's stockholders than the transactions contemplated hereby and for which any required financing is committed or which a majority of such members, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment is reasonably capable of being obtained by such third party.

  SECTION 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Aon).

  SECTION 6.4 Other Actions. Except as expressly contemplated or permitted by this Agreement or except as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.2).

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  SECTION 7.1 Stockholder Approval; Preparation of Proxy Statement. (a) If approval of the Merger by stockholders of the Company (the "Company Stockholder Approval") is required by law, the Company shall, at Aon's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Stockholders Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. The Company shall, through its Board of Directors, but subject to the duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith on the basis of the opinion of the Company's outside independent legal counsel, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other Subsidiary of Aon shall acquire shares entitled to cast 90% or more of all the votes entitled to be cast on the Merger, the parties shall, at the request of Aon, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 3-106 of the MGCL.

  (b) If the Company Stockholder Approval is required by law, the Company shall, at Aon's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Aon promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Aon with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Aon reasonably objects. Aon shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

  (c) Aon agrees to cause all shares of the Common Stock purchased pursuant to the Offer and all other shares of capital stock of the Company entitled to vote on the Merger owned by Aon or any Subsidiary of Aon to be voted in favor of the Company Stockholder Approval.

  SECTION 7.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Aon and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Aon reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours (to the extent feasible without undue interference with or disruption to the operation of the Company, or any of its business units) during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants and actuaries) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Aon (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Aon may reasonably request. All information obtained by Aon pursuant to this Section 7.2 shall be kept confidential in accordance with the Confidentiality Agreement dated November 29, 1996, between Aon and the Company.

  SECTION 7.3 Fees and Expenses. (a) Except as provided in this Section 7.3 and Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Aon and the Company.

  (b) The Company shall pay, or cause to be paid, in same day funds to Aon $35 million (the "Termination Fee") upon demand if: (i) Aon or Sub terminates this Agreement under Section 9.1(d) following the occurrence of any event set forth in clause (i) or (ii) of paragraph (c) of Exhibit A and within six months following such termination a Third Party Acquisition Event occurs; (ii) the Company terminates this Agreement pursuant to Section 9.1(e); or (iii) this Agreement is terminated and prior thereto a Third Party Acquisition Event (as defined below) occurred.

  (c) Aon shall pay, or cause to be paid, in same day funds to the Company $35 million (the "Aon Minimum Damages") upon demand if the Company shall have terminated this Agreement pursuant to Section 9.1(f), including, without limitation, based upon a breach by Aon or Sub or its obligations under Section 7.11; provided, however, that Aon Minimum Damages shall be repaid to Aon if, within six months following such termination, a Third Party Acquisition Event shall occur having a value per share of Common Stock of not less than the Offer Price.

  A "Third Party Acquisition Event" means any of the following events: (A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), other than Aon or its Subsidiaries, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of the Company Common Capital Stock (other than a group which includes or may reasonably be deemed to include Aon or any of its Subsidiaries); (C) the Company enters into an agreement providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company and its subsidiaries (other than the transactions contemplated by this Agreement); or (D) any Person (other than Aon or its Subsidiaries) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Company Common Capital Stock that results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock. For purposes of this Section 7.3(b), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

  SECTION 7.4 Options. (a) Prior to the commencement of the Offer, the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company (the "Committee") shall adopt procedures pursuant to which each outstanding Company Stock Option, stock appreciation right, limited stock appreciation right and other stock based award (an "Option") which is exercisable immediately prior to the consummation of the Offer in accordance with the terms of the applicable plan (collectively, the "Stock Option Plans"), may be exercised by the holder thereof by the delivery to the Company of a notice of exercise prior to the consummation of the Offer. Upon the consummation of the Offer, each Option so exercised shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.

  (b) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans to cause each Option outstanding immediately following the consummation of the Offer, whether or not then exercisable, to become fully exercisable. The Board of Directors of the Company or the Committee shall also adopt procedures pursuant to which each such Option may be exercised by the holder thereof by the delivery to the Company of a notice of exercise prior to the Effective Time. At the Effective Time, each such Option so exercised shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.

  (c) The Company will use its reasonable best efforts to ensure that immediately following the Effective Time, each outstanding Option which has not theretofore been exercised by the holder thereof shall be canceled (whether or not such holder has delivered the acknowledgment referred to in the proviso to this sentence), and promptly thereafter Aon shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company; provided, however, that any such payment to a holder of an Option so canceled shall be conditioned upon the delivery to Aon by such holder of a receipt in writing acknowledging the receipt by such holder of such payment in exchange for the cancellation of all Options held by such holder. For purposes of this subsection (c), options offered under the Company's Employee Discount Stock Purchase Plan shall be deemed outstanding only to the extent of employees' elections to participate therein as in effect on the date of purchase of Shares pursuant to the Offer. No further options shall be granted under any Stock Option Plan after the date of this Agreement except pursuant to the normal operation of the Company's Employee Discount Stock Purchase Plan, and no further Options shall be granted thereunder after the purchase of Shares pursuant to the Offer.

  (d) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans and pursuant to all other plans and agreements providing for the award of restricted Common Stock to cause the restrictions on the shares of restricted Common Stock granted under such plans and agreements to lapse effective upon the consummation of the Offer and to adopt procedures to enable all holders thereof to tender such shares of Common Stock pursuant to the terms of the Offer.

  SECTION 7.5 Public Announcements. Aon and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

  SECTION 7.6 Real Estate Transfer Tax. Aon and the Company agree that either the Surviving Corporation or Aon will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer and the Merger. The Company agrees to cooperate with Aon in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Aon in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 7.6 in the preparation of any return with respect to the Transfer Taxes.

  SECTION 7.7 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Aon and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  SECTION 7.8 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Aon agrees to cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Charter and By-Laws for acts or omissions occurring at or prior to the Effective Time. Aon shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175 percent of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (b) Any Indemnified Party wishing to claim indemnification under Section 7.8(a), upon learning of any claim, action, suit, proceeding or investigation subject to indemnification thereunder, shall promptly notify the Surviving Corporation thereof. An Indemnified Party may select counsel to represent him or her in connection with any of the foregoing, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent; and provided, further, that the Surviving Corporation shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single matter except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such matter. The Surviving Corporation shall not have any obligation hereunder to an Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  SECTION 7.9 Notification of Certain Matters. Aon shall give prompt notice to the Company, and the Company shall give prompt notice to Aon, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Aon or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 7.10 Board of Directors. Promptly after such time as Sub acquires Shares pursuant to the Offer, Sub shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the Shares of Common Stock held by Aon or any of its Subsidiaries (assuming the exercise of all outstanding options to purchase, and the conversion or exchange of all securities convertible or exchangeable into shares of the Company Common Capital Stock, other than the conversion of the shares of Class B Preferred Stock); provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Aon or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Aon which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Aon, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

  SECTION 7.11 Reasonable Best Efforts. Each of the Company, Aon and Sub agrees to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, (a) each of the Company, Aon and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act, including, without limitation, with respect to the transactions contemplated by the Preferred Stock Purchase Agreement, and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger and (b) each of the Company, Aon and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Aon, Sub, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to use its reasonable best efforts or to take any action pursuant to this
Section 7.11 if the Board of Directors of the Company shall determine, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that such action would constitute a breach of such Board's duties under applicable law, and (ii) in connection with any filing or submission required or action to be taken by Aon, the Company or any of its respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Aon's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and neither Aon nor any of its Subsidiaries shall be required to divest any assets or business of Aon or its Subsidiaries or the Company or its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Aon or its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to the Company or any such assets or businesses.

  SECTION 7.12 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Preferred Stock Purchase Agreement without the prior written consent of Aon (which shall not be unreasonably withheld).

  SECTION 7.13 Employee Benefits. The Company shall take, or shall cause to be taken, any and all action as shall be necessary or appropriate so that effective upon the purchase of Shares pursuant to the Offer, neither the Company nor any of its Subsidiaries shall be obligated to issue or sell to any Company Plan (as defined in clause (i) of the definition of "Company Plan" set forth below) any shares of or rights to acquire capital stock of the Company or any of its Subsidiaries. Aon agrees that it will cause the Company, and each Subsidiary of the Company, to honor from and after the Effective Time, all Company Plans (as hereinafter defined); provided, however, that Aon may cause the Company to amend or terminate any Company Plan in accordance with its terms and applicable law. Except as otherwise provided by Section 7.4 or this Section 7.13, to the extent that after the purchase of Shares pursuant to the Offer, Aon shall cause the amendment, modification or termination of any Company Plan, Aon shall cause the affected employees, former employees and retirees to receive benefits of the type affected by such amendment, modification or termination no less favorable than the comparable type of benefits provided to similarly situated employees, former employees and retirees of Aon or its affiliates ("Aon-Provided Plans").

  For purposes of eligibility to participate, vesting and eligibility for and accrual of benefits under all Company Plans and Aon-Provided Plans, all service of any individual who is an employee of the Company or any Subsidiary of the Company immediately prior to the Effective Time (a "Company Employee") with the Company and/or any Subsidiary of the Company prior to the Effective Time shall, on and after the Effective Time, be treated as service with the Company, all Subsidiaries of the Company, Aon and/or Subsidiaries of Aon (as applicable); provided, however, that, with respect to a Company Employee's service prior to the Effective Time, Aon shall not be required to provide any benefit under any defined benefit pension plan to such Company Employee in an amount greater than the benefit such Company Employee has accrued as of the Effective Time, except that in determining the amount of such accrued benefit, compensation paid to such Company Employee on or after the Effective Time shall be counted to the extent that the compensation of such Company Employee after the Effective Time remains a factor used in determining such accrued benefit under such plan. The Company, the Subsidiaries of the Company, Aon and the Subsidiaries of Aon shall cause all Company Plans and Aon-Provided Plans to (x) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to Company Employees who are not subject to pre-existing condition limitations immediately prior to the Effective Time, and
(y) provide that any expenses incurred by Company Employees (and their dependents) during any plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Company Plans and Aon-Provided Plans. As used in this Agreement, except as otherwise provided above, "Company Plan" shall include any United States or non-United States (i) "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) bonus, stock option, stock purchase, restricted stock, incentive, equity participation, profit-sharing, savings, pension, retirement, deferred compensation, medical, health, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plan, program, arrangement, commitment and/or practice, and (iii) employment, consulting, termination, change in control, severance and salary continuation agreement, contract, plan, policy, program and/or arrangement, that, in the case of (i),
(ii) and (iii), the Company and/or any Subsidiary of the Company currently maintains or contributes to (or with respect to which the Company or any Subsidiary of the Company has any obligation) for active, retired or former employees or directors of the Company or any Subsidiary of the Company, whether or not any such plan, program, arrangement, commitment, contract, agreement and/or practice (referred to in (i), (ii) or (iii)) is in writing, is insured or is exempt from the provisions of ERISA. Any Company Employee whose employment is terminated by the Company, any Subsidiary of the Company, Aon or any Subsidiary of Aon, or any successor of any thereof, on or before one (1) year following the Effective Time (except for any Company Employee whose employment is terminated for engaging in criminal conduct or malfeasance in connection with his or her employment) shall be provided, in addition to all other applicable non-severance benefits, severance benefits no less favorable than those such Company Employee would have received upon such termination of his or her employment with the Company or a Subsidiary of the Company (as applicable) occurring immediately prior to the Effective Time.

  At the Effective Time, the employment of Frank G. Zarb with the Surviving Corporation shall be terminated without cause.

  SECTION 7.14 Stapled Securities. (a) Simultaneously with any retraction at the option of a holder of RSC Class 1 Shares for shares of Common Stock, whether as contemplated by Section 1.3 or otherwise, the Company shall repurchase from the Trustee (as hereinafter defined), pursuant to the relevant Exchange and Trust Agreement, among the Company, RSC and The Montreal Trust Company, as trustee (the "Trustee"), an amount of shares of Class A Common Stock equal to the amount of RSC Class 1 Shares so retracted and at a repurchase price of Cdn. $0.00001 per share of Class A Common Stock.

  (b) Simultaneously with any conversion at the option of a holder of Class C Common Stock into Common Stock, whether as contemplated by Section 1.4 or otherwise, the Company shall cause AAUK to mandatorily redeem at par (2 pence per share) each Dividend Share associated with a share of Class C Common Stock so converted.

  (c) Immediately following the purchase of Shares pursuant to the Offer and in any event prior to the Effective Time, the Company shall (i) take such actions as Aon may reasonably request to cause all of the RSC Class 1 Shares then outstanding to be redeemed or retracted for shares of Common Stock (on a share-for-share basis), pursuant to Section 4 or 5 of the Restated Certificate of Incorporation of RSC (which shares of Common Stock the Company shall then issue) (ii) repurchase from the Trustee, pursuant to the Trust Agreement, an amount of shares of Class A Common Stock equal to the amount of RSC Class 1 Shares redeemed or retracted in accordance with the preceding clause (i) and at a repurchase price of Cdn. $0.00001 per share of Class A Common Stock,
(iii) take such actions as Aon may reasonably request to cause all of the shares of Class C Common Stock then outstanding to be converted into an identical amount of shares of Common Stock, pursuant to subsection E, F or G of Article SIXTH of the Charter of the Company (which shares of Common Stock the Company shall then issue) and (iv) cause AAUK to mandatorily redeem at par (2 pence per share) each Dividend Share related to a share of Class C Common Stock so converted.

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

  SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided, however, that Aon and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

  (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

  (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Aon or Sub if Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of this Agreement.

  (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law):

  (a) by mutual written consent of Aon and the Company;

  (b) by either Aon or the Company:

    (i) if (x) as a result of the failure of any of the Offer Conditions set forth in Exhibit A the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) all of the Offer Conditions have not been satisfied prior to April 1, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition or if the failure of such Offer Condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

    (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that Aon shall, if necessary to prevent any such issuance or the taking of such action, offer to accept an order to divest such of the Company's or Aon's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its Subsidiaries taken as a whole or Aon and its Subsidiaries taken as a whole, respectively;

  (c) by Aon or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and
(ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

  (d) by Aon or Sub if either Aon or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Exhibit A to this Agreement;

  (e) by either Aon or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to terminate this Agreement would constitute a breach of such Board's duties under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) unless and until 48 hours have elapsed following delivery to Aon of a written notice of such determination by the Board of Directors of the Company; provided, further, that the Company may not terminate this Agreement pursuant to this
Section 9.1(e) unless simultaneously with such termination the Company pays to Aon the amount specified under Section 7.3(b); and provided, further, that any termination by Aon pursuant to this Section 9.1(e) shall in no way constitute an admission that the Company complied with the provisions of Section 6.2 or any other provision hereof, or prejudice any claim by Aon that the Company did not comply with the provisions of Section 6.2 or any other provisions hereof.

  (f) by the Company, if (i) any of the representations or warranties of Aon or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Aon or Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Aon or Sub to be performed or complied with by it under this Agreement and, in the case of (i) or (ii), such untruth or incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Aon or Sub, as applicable; or

  (g) by the Company, (i) if the Offer has not been timely commenced in accordance with Section 1.1 or (ii) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to April 1, 1997;

  SECTION 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Aon as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Aon, Sub or the Company or their respective officers or directors, except with respect to the last sentences of each of Section 1.2(c), 1.3 and 1.4, Section 4.15, Section 5.6, the last sentence of Section 7.2, Section 7.3, this Section 9.2 and Section 10.7; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

  SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer no amendment shall be made which decreases the Merger Consideration and after the Company Stockholder Approval no amendment shall be made which by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.10 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Aon and Sub's respective obligations under this Agreement.

  SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.3, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.3, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                              GENERAL PROVISIONS

  SECTION 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

  SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Aon or Sub, to

     Aon Corporation 123 North Wacker Drive Chicago, IL 60606 Attention:
     Raymond I. Skilling, Esq.
                Executive Vice President & Chief Counsel

    with a copy to:

     Sidley & Austin One First National Plaza Chicago, Illinois 60603
     Attn: Thomas A. Cole, Esq.

  (b) if to the Company, to

     Alexander & Alexander Services Inc. 1185 Avenue of the Americas 21st Floor New York, New York 10036 Attention: Albert A. Skwiertz, Jr.
                Senior Vice President & General Counsel

    with a copy to:

     White & Case 1155 Avenue of the Americas New York, New York 10036
     Attention: Kevin Keogh

  SECTION 10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "subsidiary" or "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, the term "Significant Subsidiary" of any person means a Subsidiary of such person that would constitute a "significant subsidiary" of such person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Aon, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or Aon and its Subsidiaries taken as a whole, as the case may be. As used in this Agreement, "consummation of the Offer" means the purchase of Shares pursuant to the Offer.

  SECTION 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 7.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Aon or to any direct or indirect wholly owned Subsidiary of Aon, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  SECTION 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  SECTION 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

  SECTION 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Aon (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Aon or the Company, as the case may be, to cause such Subsidiary to take such action.

  In Witness Whereof, Aon, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          AON CORPORATION

                                          By:/s/ Patrick G. Ryan
                                             ----------------------------------
                                             Name: Patrick G. Ryan
                                             Title: Chairman, President &
                                                 Chief Executive Officer

Attest:

/s/ William J. Fasel
-------------------------------------
Name: William J. Fasel
Title: Corporate Secretary

                                          SUBSIDIARY CORPORATION, INC.

                                          By:/s/ Patrick G. Ryan
                                             ----------------------------------
                                             Name: Patrick G. Ryan
                                             Title: President

Attest:

/s/ Raymond I. Skilling
-------------------------------------
Name: Raymond I. Skilling
Title: Secretary

                                          ALEXANDER & ALEXANDER SERVICES INC.

                                          By:/s/ Frank G. Zarb
                                             ----------------------------------
                                             Name: Frank G. Zarb
                                             Title: Chairman of the Board,
                                                 President & Chief Executive
                                                 Officer

Attest:

/s/ Alice Russell
-------------------------------------
Name: Alice Russell
Title: Secretary

                                                                      EXHIBIT A

                            CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the combined voting power of the shares of the Company Common Capital Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Stock outstanding at the expiration date of the Offer, other than the conversion of the shares of the Series B Preferred Stock) (the "Minimum Condition"), (ii) any waiting period under the HSR Act or the Competition Act (Canada) applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and
(iii) the approvals of the Department of Insurance of the States of Delaware, New York and Vermont, shall have been received with respect to the acquisition of control (or the disclaimer thereof) resulting from the transactions contemplated by this Agreement of the insurance-underwriting Subsidiaries of the Company organized under the laws of Delaware and New York, respectively. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Aon or any of its Subsidiaries that constitutes a breach of this Agreement):

  (a) there shall be instituted by any Governmental Entity any suit, action or proceeding (i) making illegal or prohibiting the acquisition by Aon or Sub of any Shares under the Offer, making illegal or prohibiting the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Aon or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Aon or any of their respective Subsidiaries of any material business or assets of the Company and its Subsidiaries, or Aon and its Subsidiaries, or compelling the Company or Aon to dispose of or hold separate any material business or assets of the Company and its Subsidiaries or Aon and its Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) imposing material limitations on the ability of Aon or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares or shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Aon or any of its Subsidiaries from effectively controlling any business or operations of the Company or its Subsidiaries, provided, however, that Aon shall, if necessary to prevent any such consequence, offer to accept an order to divest such of the Company's or Aon's assets and businesses as may be necessary to prevent such consequence and to hold separate such assets and businesses pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its Subsidiaries taken as a whole or Aon and its Subsidiaries taken as a whole, as the case may be;

  (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or the Competition Act (Canada), that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

  (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Aon or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (it being understood that the taking and disclosing to the Company's stockholders of a position contemplated by Rule 14d-9(e) promulgated under the Exchange Act shall not constitute an event referred to in clause (i) or (ii));

  (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

  (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

  (f) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

  (g) this Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Aon and Sub and may, subject to the terms of this Agreement, be waived by Aon and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Aon or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       ANNEX II

                                     LOGO

CS First Boston Corporation                                   11 Madison Avenue
                                                             New York, NY 10010
                                                         Telephone 212 325-2000

December 11, 1996

Board of Directors
Alexander & Alexander Services Inc.
1185 Avenue of the Americas
New York, New York 10036

Dear Sirs and Madam:

  You have asked us to advise you with respect to the fairness to the holders of the common stock, par value $1.00 per share (the "Common Stock"), of Alexander & Alexander Services Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 11, 1996 (the "Acquisition Agreement"), among the Company, Aon Corporation (the "Acquiror") and Subsidiary Corporation, Inc. (the "Sub"). The Acquisition Agreement provides for a tender offer (the "Offer") by Sub for all of the outstanding shares of the Common Stock and the subsequent merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of the Common Stock will be converted into the right to receive $17.50 in cash.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

  We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

  In the past, we have performed certain investment banking services for the Company and the Acquiror and have received customary fees for such services. Mr. Frank G. Zarb, Chairman of the Board, President and Chief Executive Officer of the Company, is a director of CS First Boston, Inc.

  In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

Very truly yours,
CS FIRST BOSTON CORPORATION
By:________________________________________________
  Jonathan Plutzik
  Managing Director
  LOGO

P R O X Y
                      ALEXANDER & ALEXANDER SERVICES INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR SPECIAL MEETING--FEBRUARY 20, 1997

The undersigned stockholder of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), hereby appoint(s) Raymond I. Skilling, Harvey N. Medvin and Michael D. O'Halleran, and each of them, as proxies for the under-signed, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Stockholders of the Com-pany to be held at the offices of the Company, 1185 Avenue of the Americas, New York, New York 10036 on February 20, 1997 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement thereof, and to cast on behalf of the under-signed the number of votes the undersigned would be entitled to vote if person-ally present as set forth herein and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Spe-cial Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN AS SET FORTH IN PARAGRAPH 1 ON THE REVERSE SIDE.
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

-------------------------------------------------------------------------------
                                                                         1295
                                                                         ----

THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND THE UNDERSIGNED RESERVE(S) THE RIGHT TO ATTEND THE MEETING AND VOTE IN PERSON.

1. PROPOSAL FOR APPROVAL OF THE MERGER contemplated by the AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated as of December 11, 1996, as amended January 7, 1997, by and among the Company, Aon Corporation and Subsidiary Corporation.

   FOR [_]   AGAINST [_]   ABSTAIN [_]

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


SIGNATURE ______________________ DATED _________________________________ , 1997

Your signature should be as your name appears hereon. When signed in a fiduciary or representative capacity, please show your full title as such. For joint accounts each joint owner should sign.

 The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any one or more of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof and any prior proxies are hereby revoked.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE PROMPTLY.